As filed with the Securities and Exchange Commission on May 31, 2023

File No. 000-56535

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

First Eagle Private Credit Fund

(Exact name of registrant as specified in charter)

Delaware	87-6975595
(State or other jurisdiction of incorporation or organization) 500 Boylston Street, Suite 1200, Boston MA (Address of principal executive offices)	(I.R.S. Employer Identification No.) 10167 (Zip Code)

(800) 450-4424

(Registrant’s telephone number, including area code)

Sabrina Rusnak-Carlson

c/o First Eagle Alternative Credit, LLC

500 Boylston Street, Suite 1200

Boston, MA 02116

David P. O’Connor

c/o First Eagle Investment Management, LLC

1345 Avenue of the Americas

New York, NY 10105

(Name and address of agent for service)

with copies to:

David W. Blass, Esq.

Christopher P. Healey, Esq.

Simpson Thacher & Bartlett LLP

900 G Street, N.W.

Washington, DC 20001

(202) 636-5500

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Shares of Beneficial Interest, par value $0.001 per share

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

i

EXPLANATORY NOTE

First Eagle Private Credit Fund is filing this registration statement on Form 10 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in order to permit it to file an election to be regulated as a business development company (a “BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and to provide current public information to the investment community while conducting a private offering of securities.

Unless indicated otherwise in this Registration Statement or the context requires otherwise, the terms:

•	the terms “we,” “us,” “our,” and the “Fund” refer to First Eagle Private Credit Fund;

•	“First Eagle” refers collectively to First Eagle Holdings, Inc. and its subsidiaries and affiliated entities;

•	“Adviser,” “FEIM” and our “investment adviser” refer to First Eagle Investment Management, LLC, our investment adviser;

•	“Subadviser,” “FEAC” and our “investment subadviser” refer to First Eagle Alternative Credit, LLC, our investment subadviser (and sometimes together with the Adviser, the “Advisers”);

•	“Administrator” and our “administrator” refer to First Eagle Alternative Credit, LLC, which is also our investment subadviser; and

•	“shareholders” refers to holders of our common shares of beneficial interest, par value $0.001 per share, (the “Common Shares”).

The Fund is an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and the Fund will take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).

Upon the effective date of this Registration Statement, we will be subject to the requirements of Section 13(a) of the Exchange Act, including the rules and regulations promulgated under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. We will also be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act. Additionally, we will be subject to the proxy rules in Section 14 of the Exchange Act and the Fund, trustees, officers, and principal shareholders will be subject to the reporting requirements of Sections 13 and 16 of the Exchange Act.

After filing this Registration Statement, we will file an election to be regulated as a BDC under the 1940 Act as soon as reasonably practical. Upon filing such election, we will become subject to the 1940 Act requirements applicable to BDCs.

Investing in our Common Shares may be considered speculative and involves a high degree of risk, including the following:

•	An investment in the Fund may not be suitable for investors who may need the money they invest in a specified time frame.

•	Our investments in prospective private and middle market portfolio companies are risky, and we could lose all or part of our investment.

•	Our investments in lower credit quality obligations are risky and highly speculative, and we could lose all or part of our investment.

•	The Advisers and their affiliates, senior management and employees have certain conflicts of interest, including with respect to the allocation of investment opportunities.

•

If we do not invest a sufficient portion of our assets in qualifying assets, we could fail to qualify as a BDC or be precluded from investing according to our current business strategy, which would have a material adverse effect on our business, financial condition and results of operations.

•

When we use leverage, the potential for loss on amounts invested in us will be magnified and may increase the risk of investing in us. Leverage may also adversely affect the return on our assets, reduce cash available for distribution to our shareholders and result in losses.

•

An investment in our Common Shares will have limited liquidity. Investment in the Fund is suitable only for sophisticated investors and requires the financial ability and willingness to accept the high risks and lack of liquidity inherent in an investment in the Fund.

•

The 1940 Act imposes significant limits on co-investment with affiliates of the Fund, and without an exemptive order the Fund generally would not be permitted to co-invest alongside its affiliates in privately negotiated transactions unless the transaction is otherwise permitted under existing regulatory guidance, such as transactions where price is the only negotiated term, and will not participate in transactions where other terms are negotiable.

As a result, there is a risk of a substantial loss of your investment. See “Item 1A. Risk Factors” for more information about these and other risks relating to our shares.

FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements that involve substantial known and unknown risks, uncertainties and other factors. Undue reliance should not be placed on such statements. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our company, our current and prospective portfolio investments, our industry, our beliefs and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including:

•	our future operating results;

•

changes in political, economic or industry conditions, the interest rate environment, inflationary concerns, financial and capital markets, and other external factors, including pandemic-related or other widespread health crises, inflation, supply chain disruptions and the conflict in Ukraine, which could result in changes in the value of our assets;

•	our business prospects and the prospects of the companies in which we may invest;

•	the impact of increased competition and the investments that we expect to make;

•	our ability to raise sufficient capital to execute our investment strategy;

•	the ability of our portfolio companies to achieve their objectives;

•	our current and expected financing arrangements and investments;

•	changes in the general interest rate environment;

•	the decommissioning of the London InterBank Offered Rate (“LIBOR”) and use of alternative reference rates, such as the Secured Overnight Financing Rate (“SOFR”);

•	the adequacy of our cash resources, financing sources and working capital;

•	the timing and amount of cash flows, distributions and dividends, if any, from our portfolio companies;

•	our contractual arrangements and relationships with third parties;

•	actual and potential conflicts of interest with First Eagle, the Adviser, the Subadviser and their affiliates, and their investment teams;

•	the dependence of our future success on the general economy and its effect on the industries in which we may invest;

•	our use of financial leverage;

•	our ability to make distributions;

•	the ability of the Adviser and the Subadviser to locate suitable investments for us and to monitor and administer our investments;

•	the ability of the Adviser, the Subadviser or their affiliates to attract and retain highly talented professionals;

•	our ability to qualify and maintain our qualification as a BDC and as a regulated investment company (“RIC”) under the Internal Revenue Code of 1986, as amended (the “Code”);

•	the impact on our business of the Dodd-Frank Act and the rules and regulations issued thereunder;

•	the effect of changes to tax legislation and our tax position; and

•	the tax status of the enterprises in which we may invest.

•

an economic downturn and the time period required for robust economic recovery therefrom, which will likely have a material impact on our portfolio companies’ results of operations and financial condition for its duration, which could lead to the loss of some or all of our investments in such portfolio companies and have a material adverse effect on our results of operations and financial condition;

•

upon entry into an agreement with a lender, a contraction of available credit and/or an inability to access capital markets or additional sources of liquidity could have a material adverse effect on our results of operations and financial condition and impair our lending and investment activities;

•	interest rate volatility could adversely affect our results, particularly given that we use leverage as part of our investment strategy;

•

currency fluctuations could adversely affect the results of our investments in foreign companies, particularly to the extent that we receive payments denominated in foreign currency rather than U.S. dollars;

•

risks associated with possible disruption in our or our portfolio companies’ operations due to wars and other forms of conflict, terrorist acts, security operations and catastrophic events or natural disasters, such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics; and

•	the risks, uncertainties and other factors we identify in “Item 1A. Risk Factors” in this Registration Statement, and in our other filings with the SEC that we make from time to time.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of the assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this Registration Statement should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in the section entitled “Item 1A. Risk Factors” and elsewhere in this Registration Statement. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this Registration Statement. Moreover, we assume no duty and do not undertake to update the forward-looking statements and projections contained in this Registration Statement are excluded from the safe harbor protection provided by Section 27A of the Securities Act and Section 21E of the Exchange Act.

ITEM 1.	BUSINESS

The Fund

We are organized as a Delaware statutory trust named First Eagle Private Credit Fund. We are a newly-organized, non-diversified, closed-end management investment company that intends to elect to be regulated as a BDC under the 1940 Act. We are externally managed by FEIM. The Adviser oversees the management of the Fund’s activities and supervises the activities of the Subadviser. FEAC, an alternative credit adviser that is a wholly-owned subsidiary of FEIM, serves as the Fund’s investment subadviser. In addition, we expect to elect to be treated as a RIC under Subchapter M of the Code, and we expect to qualify as a RIC annually thereafter. As a BDC and a RIC, we must comply with certain regulatory requirements. See “Item 1. Business—Regulation as a Business Development Company” and “Item 1. Business—Certain U.S. Federal Income Tax Considerations.”

Our investment objectives are to generate returns in the form of current income and, to a lesser extent, long-term capital appreciation of investments.

Under normal circumstances, we expect that the majority of our total assets will be in private credit investments to U.S. private companies through (i) directly originated first lien senior secured cash flow loans, (ii) directly originated asset-based loans, (iii) club deals (directly originated first lien senior secured cash flow loans in which the Fund co-invests with a small number of third party private debt providers), (iv) second lien loans, and (v) broadly syndicated loans, 144A high yield bonds and other debt securities (the investments described in this sentence, collectively, “Private Credit”). Under normal circumstances, we will invest at least 80% of our total assets (net assets plus borrowings for investment purposes) in private credit investments (loans and other credit instruments that are issued in private offerings or issued by private U.S. or non-U.S. companies). To a lesser extent, we will also invest in broadly syndicated loans of publicly traded issuers, publicly traded high yield bonds and equity securities. We expect that investments in broadly syndicated loans and high yield bonds will generally be more liquid than other Private Credit assets and will be used to ramp up the portfolio upon receipt of subscriptions and may also be used for the purposes of maintaining liquidity for our share repurchase program and cash management, while also presenting an opportunity for attractive investment returns.

Most of our investments are in U.S. private companies, but (subject to compliance with BDCs’ requirement to invest at least 70% of its assets in U.S. private companies or public companies with less than $250 million in market capitalization), we also expect to invest to some extent in European and other non-U.S. companies, but we do not expect to invest in emerging markets. We also intend to co-invest with other FEIM and FEAC clients, subject to the conditions included in the exemptive order that FEIM and FEAC have received from the SEC (the

“Co-Investment Order”). We believe that such co-investments may afford us additional investment opportunities and an ability to achieve greater diversification.

The loans in which we invest will generally pay floating interest rates based on a variable base rate. The senior secured loans and bonds in which we will invest generally have stated terms of five to eight years. However, there is no limit on the maturity or duration of any security we may hold in our portfolio. Loans and securities purchased in the secondary market will generally have shorter remaining terms to maturity than newly issued investments. We expect most of our debt investments will generally have credit quality consistent with below investment grade securities. To the extent a nationally recognized statistical rating organization rates our debt, it generally will carry a rating below investment grade (rated lower than “Baa3” by Moody’s Investors Service, Inc., or lower than “BBB-” by S&P Global Ratings or Fitch Ratings).

We may, but are not required to, enter into interest rate, foreign exchange or other derivative agreements to hedge interest rate, currency, credit or other risks, but we do not generally intend to enter into any such derivative agreements for speculative purposes. Any derivative agreements entered into for speculative purposes are not expected to be material to our business or results of operations. Hedging activities, which will be in compliance with applicable legal and regulatory requirements, may include the use of futures, options, swaps and forward contracts. We will bear the costs incurred in connection with entering into, administering and settling any such derivative contracts. There can be no assurance any hedging strategy we employ will be successful.

To seek to enhance our returns, we intend to employ leverage as market conditions permit and subject to oversight by our board of trustees (the “Board” or “Board of Trustees”) and the limitations set forth in the 1940 Act. Pursuant to the 1940 Act, we are required to have an asset coverage of at least 150% (i.e., the amount of debt may not exceed two times the value of our assets) and may be prohibited from taking certain actions if that requirement is not met. We intend to use leverage in the form of borrowings, including loans from certain financial institutions and the issuance of debt securities. We may also use leverage in the form of the issuance of preferred shares, but do not currently intend to do so. In determining whether to borrow money, we will analyze the maturity, covenant package and rate structure of the proposed borrowings as well as the risks of such borrowings compared to our investment outlook. Any such leverage, if incurred, would be expected to increase the total capital available for investment by us.

We expect to conduct private offerings of our Common Shares to investors in reliance on exemptions from the registration requirements of the Securities Act. See “Item 1. Business—The Private Offering.”

Market Opportunity

We believe the environment for investing in Private Credit is attractive for several reasons, including:

Market disruption creating favorable lending trends. We believe that the current macro environment provides an increased opportunity for Private Credit lenders to capitalize on traditional lenders’ decreased appetite to take on additional balance sheet risk by structuring bespoke solutions with strong risk-adjusted returns. We believe improving credit terms along with an elevated interest rate environment will translate into an attractive yield environment to deploy available capital. We believe that many middle market companies are still experiencing strong growth driven by underlying industry fundamentals, such as ongoing supply-demand imbalances, that will enable these companies to continue to thrive even in uncertain markets. FEAC’s investment professionals are well suited to identify these attractive sub-sectors through their deep industry specialization honed over multiple decades. Despite the increasing interest rate environment, middle market company default rates remain relatively low providing confidence in the investment strategy post-pandemic. As a result, we expect many middle market companies, alongside their private equity owners, to continue to utilize debt growth capital at attractive lender credit metrics.

Additionally, the Subadviser, through provision of asset based loans, seeks to offer attractive return potential by taking advantage of transitioning companies and market dislocations. During periods of transition and market volatility, asset-based loans can provide borrowers with flexible financing while allowing lenders outsized yields. Asset-based loan facilities provide an alternative structure to more traditional facilities using a company’s assets to fully support the facility. Facilities are highly structured and consistently monitored. The Subadviser’s extensive experience and proprietary network provides not only a significant number of opportunities but access and knowledge of the appropriate third parties used for valuations, consulting, collateral reviews and restructuring.

Meaningful availability of investable capital at private equity firms. With private equity fund managers actively looking to allocate to transactions involving new or existing portfolio companies, private equity funds will often prefer to support these transactions with debt securities from sources such as us.

Consolidation among commercial banks has reduced their focus on middle market business. We believe that many bank lenders have de-emphasized their service and product offerings to middle market companies in favor of lending to large corporate clients, managing capital markets transactions and providing other non-credit services to their customers. Further, many financial institutions and traditional lenders are faced with constrained balance sheets and are requiring existing issuers to reduce leverage. As a result, it allows us a greater opportunity to originate direct lending opportunities; a situation that we believe the FEAC investment professionals are equipped to capitalize upon as a result of their extensive experience.

Increased lending regulation has limited the ability of traditional lenders to provide capital to middle market companies. Heightened scrutiny of large bank institutions by regulatory bodies has prompted lending guidelines that have sought to limit leverage, deter banks from lengthening payment timelines and restrict banks from holding certain CLO securities. In response, banks have been participating less in the middle market lending arena, thereby resulting in more opportunities for alternative lenders such as us.

Middle market companies are increasingly seeking lenders with long-term capital to provide flexible solutions for their financing needs. Middle market companies continue to seek lenders with long-term capital to provide flexible solutions for their debt financing needs. We believe that many middle market companies prefer to execute transactions with private capital providers such as us, rather than execute high-yield bond or equity transactions in the public markets, which may necessitate increased financial and regulatory compliance and reporting obligations. Further, we believe many middle market companies are inclined to seek capital from a small number of skilled, reliable and predictable providers with access to permanent capital that can satisfy their specific needs and serve as value-added financial partners.

The large yet fragmented middle market may offer lenders more attractive economic terms compared to the more efficient, syndicated markets. Investing in debt securities in the middle market may offer more favorable returns relative to their investment risk, when compared to investments in public high yield or syndicated bank loan securities. Furthermore, we believe private equity sponsors focused on the middle market seek lenders with domain expertise and certainty of closing rather than running a fully efficient arranger process. Directly originated investments in the middle market may, in our experience, permit higher yields on investments and may also benefit from other more favorable terms relative to the broadly syndicated market, including lower leverage, tighter covenant packages, stronger call protection, and greater control of a work-out process in the case of a default.

The Investment Adviser and Subadviser

The Adviser is a Delaware limited liability company. The Adviser acts as the Fund’s investment adviser pursuant to an investment advisory agreement (the “Advisory Agreement”) with the Fund, and is a registered investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Subject to the supervision of the Board, FEIM is responsible for, among other things, managing certain components of the Fund and providing oversight of the Fund. The Subadviser is a Delaware limited liability company. The Subadviser acts as the Fund’s investment subadviser pursuant to a subadvisory agreement (the

“Subadvisory Agreement”) with FEIM relating to the Fund. FEAC, in its capacity as an alternative credit wholly-owned subsidiary of FEIM, is registered as an investment adviser under the Advisers Act and, subject to the oversight of FEIM, is responsible for, among other things, identifying investment opportunities, monitoring our investments and determining the composition of our portfolio.

The Adviser is located at 1345 Avenue of the Americas, New York, NY 10105. The Adviser is a subsidiary of First Eagle Holdings, Inc. (together with its controlled affiliates, “First Eagle”). A controlling interest in First Eagle is owned by BCP CC Holdings L.P., a Delaware limited partnership (“BCP CC Holdings”). BCP CC Holdings is indirectly controlled by Blackstone Inc. (“Blackstone”) and Corsair Capital LLC (“Corsair”). Investment vehicles indirectly controlled by Blackstone and Corsair and certain co-investors own a majority economic interest in First Eagle through BCP CC Holdings.

The Adviser is dedicated to providing prudent stewardship of client assets. First Eagle focuses on active and fundamental investing, with a strong emphasis on downside protection and without adhering to a specific benchmark. Over a long history dating back to 1864, the Adviser has sought to help its clients avoid permanent impairment of capital and earn attractive returns through varied economic cycles—a tradition that is central to its mission today. The Adviser’s clients include the First Eagle Funds, the First Eagle Variable Funds, other pooled vehicles, corporations, foundations and major retirement plans. As of March 31, 2023, the Adviser had over $87.8 billion in assets under management.

FEAC is wholly owned by the Adviser. FEAC in its capacity as an alternative credit group of the Adviser, is an alternative credit investment manager for both Direct Lending and Tradable Credit investments through public and private vehicles, commingled funds, including collateralized loan obligations (“CLOs”), and separately managed accounts. FEAC was formed in 2009 under the name THL Credit Advisors LLC (“THL Credit”). In January 2020, THL Credit was acquired by the Adviser and subsequently renamed. FEAC is located at 500 Boylston Street, Suite 1200, Boston, MA 02116. As of March 31, 2023, FEAC had approximately $21.4 billion in assets under management.1

FEAC’s investment strategy is led by a Global Investment Committee (the “GIC”) consisting of Christopher J. Flynn, James R. Fellows, Robert Hickey and Michael A. Herzig. Further, operations are managed by FEAC’s Operating Committee, which is comprised of senior executives of FEAC. The primary responsibility for the day-to-day implementation of management of the Fund’s investment portfolio will be the following investment professionals: Michelle Handy, Larry Klaff, Garrett Stephen, and Howard Wu (collectively, the “Portfolio Managers”).

In implementing our investment strategy, the Portfolio Managers will have access to the experience and expertise of the following investment professionals: Christopher J. Flynn, Robert Hickey, and James R. Fellows. Mr. Flynn is the President of FEAC. Mr. Hickey is the Deputy Chief Investment Officer of Tradable Credit. Mr. Fellows is the Chief Investment Officer of FEAC. Messrs. Flynn, Hickey and Fellows are members of the GIC and are primarily responsible for investment oversight of FEAC’s credit business.

Relationship with the Advisers

The Advisers and their affiliates may also manage other funds in the future that may have investment mandates that are similar, in whole or in part, with ours. For example, FEAC may serve as investment adviser to one or more private funds, registered closed-end funds and CLOs. In addition, the Fund’s officers may serve in similar capacities for one or more private funds, registered closed-end funds and CLOs. FEAC and its affiliates may determine that an investment is appropriate for us and for one or more of those other funds. In such event,

[1]

Represents the aggregate assets under management of First Eagle Alternative Credit, LLC, as of March 31, 2023. Amounts shown consist of invested capital, outstanding committed capital and any proceeds thereof.

depending on the availability of such investment and other appropriate factors, FEAC or its affiliates may determine that the Fund should invest side-by-side with one or more other funds. The Advisers’ policies are designed to manage and mitigate the conflicts of interest associated with the allocation of investment opportunities if we are able to co-invest, either pursuant to SEC interpretive positions or the Co-Investment Order, with other funds managed by the Advisers and their affiliates. As a result, the Advisers and/or their affiliates may face conflicts in allocating investment opportunities between us and such other entities. Although the Advisers and their affiliates will endeavor to allocate investment opportunities in a fair and equitable manner and consistent with applicable allocation procedures, it is possible that we may not be given the opportunity to participate in investments made by investment funds managed by the Advisers or their affiliates.

FEAC seeks to allocate investment and disposition opportunities among its clients in a manner that is fair and equitable over time pursuant to FEAC’s applicable allocation policy and the Advisers Act. The 1940 Act generally prohibits BDCs from making certain negotiated co-investments with affiliates absent an order from the SEC permitting the BDC to do so. The SEC granted the Advisers the Co-Investment Order that will allow us to co-invest in portfolio companies with certain other funds managed by the Advisers or their affiliates (“Affiliated Funds”) and proprietary accounts of their affiliates (“Proprietary Accounts”) in a manner consistent with the Fund’s investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors, subject to compliance with certain conditions. See “Item 1. Business—Regulation as a Business Development Company.” Pursuant to such Co-Investment Order, the Fund’s Board of Trustees may establish objective criteria (“Board Criteria”) clearly defining co-investment opportunities in which the Fund will have the opportunity to participate with one or more BDCs and closed-end funds managed by the Advisers, including us (collectively, the “FE Funds”), and other public or private funds managed by the Advisers that target similar assets. If an investment falls within the Board Criteria, FEAC must offer an opportunity for the FE Funds to participate. A FE Fund may determine to participate or not to participate, depending on whether FEAC determines that the investment is appropriate for the FE Funds (e.g., based on investment strategy). If FEAC determines that such investment is not appropriate for us, the investment will not be allocated to us, but FEAC will be required to report such investment and the rationale for its determination for us to not participate in the investment to the Board at the next quarterly board meeting.

Administrator

First Eagle Alternative Credit, LLC serves as our Administrator. The Administrator provides the administrative services necessary for us to operate pursuant to an administration agreement between us and the Administrator (the “Administration Agreement”). See “Item 1. Business—Administration Agreement” below for a discussion of the fees and expenses we are required to reimburse to the Administrator.

The Administrator, on behalf of us and at our expense, may retain one or more service providers that may also be affiliates of First Eagle to serve as sub-administrator, custodian, accounting agent, investor services agent, transfer agent or other service provider for us. Any fees we pay, or indemnification obligations we undertake, in respect of the administrator and those other service providers that are First Eagle affiliates, will be set at arm’s length and approved by the Independent Trustees (as defined below).

The Board of Trustees

Overall responsibility for the Fund’s oversight rests with the Board. We have entered into the Advisory and Subadvisory Agreements with FEIM and FEAC, respectively, pursuant to which the Advisers will manage the Fund as described herein. The Board is responsible for overseeing the Advisers and other service providers in our operations in accordance with the provisions of the 1940 Act, the Fund’s Second Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”) and applicable provisions of state and other laws. The Advisers will keep the Board well informed as to the Advisers’ activities on our behalf and our investment operations and provide the Board with additional information as the Board may, from time to time, request. The Board is currently composed of seven (7) members, five (5) of whom are trustees who are not

“interested persons” of the Fund or the Adviser as defined in the 1940 Act (“Independent Trustees”). The Board meets at regularly scheduled quarterly meetings each year. In addition, the Board may hold special in-person or telephonic meetings or informal conference calls to discuss specific matters that may arise or require action between regular meetings. As described below, the Board has established an Audit Committee and a Nominating and Governance Committee, and may establish ad hoc committees or working groups from time to time, to assist the Board in fulfilling its oversight responsibilities.

Investment Strategy

Our investment objectives are to generate returns in the form of current income and, to a lesser extent, long-term capital appreciation of investments. We will seek to meet our investment objectives by:

•	utilizing the experience and expertise of the management team of the Subadviser, along with the broader resources of the Subadviser in sourcing, evaluating and structuring transactions;

•

employing a defensive investment approach focused on long-term credit performance and principal protection, generally investing in loans with asset coverage ratios and interest coverage ratios that the Subadviser believes provide substantial credit protection, and also seeking favorable financial protections, including, where the Subadviser believes is appropriate, one or more financial maintenance covenants;

•

focusing on loans and securities of U.S. private companies, and to a lesser extent European and other non-U.S. companies. In many market environments, we believe such a focus offers an opportunity for superior risk-adjusted returns; and

•	maintaining rigorous portfolio monitoring, in an attempt to anticipate and pre-empt negative credit events within our portfolio.

Under normal circumstances, we expect that the majority of our total assets will be in private credit investments to U.S. private companies through (i) directly originated first lien senior secured cash flow loans, (ii) directly originated asset-based loans, (iii) club deals (directly originated first lien senior secured cash flow loans in which the Fund co-invests with a small number of third party private debt providers), (iv) second lien loans and (v) broadly syndicated loans, 144A high yield bonds, and other debt securities (the investments described in this sentence, collectively, “Private Credit”). Under normal circumstances, we will invest at least 80% of our total assets (net assets plus borrowings for investment purposes) in private credit investments (loans and other credit instruments that are issued in private offerings or issued by private U.S. or non-U.S. companies). To a lesser extent, we will also invest in broadly syndicated loans of publicly traded issuers, publicly traded high yield bonds and equity securities. We expect that investments in broadly syndicated loans and high yield bonds, will generally be more liquid than other Private Credit assets and will be used to ramp up the portfolio upon receipt of subscriptions and may also be used for the purposes of maintaining liquidity for our share repurchase program and cash management, while also presenting an opportunity for attractive investment returns.

We intend to use the net proceeds from our private offering to make investments in accordance with our investment strategy and policies and for general corporate purposes. Generally, our policy will be to pay distributions and operating expenses from cash flow from operations, however, we are not restricted from funding these items from proceeds from our private offering or other sources and may choose to do so, particularly in the earlier part of our private offering.

We will seek to invest the net proceeds received in our private offering as promptly as practicable after receipt thereof, and in any event generally within 90 days of each subscription closing. However, depending on market conditions and other factors, including the availability of investments that meet our investment objective, we may be unable to invest such proceeds within the time period we anticipate. Pending such investment, we may have a greater allocation to broadly syndicated loans or other liquid investments than we otherwise would or we may make investments in cash or cash equivalents (such as U.S. government securities or certain high quality debt instruments).

Most of our investments are in U.S. private companies, but (subject to compliance with BDCs’ requirement to invest at least 70% of its assets in U.S. private companies or public companies with less than $250 million in market capitalization), we also expect to invest to some extent in European and other non-U.S. companies, but we do not expect to invest in emerging markets. We also intend to co-invest with other FEIM and FEAC clients, subject to the conditions included in the Co-Investment Order that FEIM and FEAC have received from the SEC. We believe that such co-investments may afford us additional investment opportunities and an ability to achieve greater diversification.

As noted above, BDCs are subject to certain restrictions applicable to investment companies under the 1940 Act. As a BDC, at least 70% of our assets must be the type of “qualifying” assets listed in Section 55(a) of the 1940 Act, as described herein, which are generally privately-offered securities issued by U.S. private companies, thinly traded companies or public companies with less than $250 million in market capitalization. We may also invest up to 30% of our portfolio in “non-qualifying” portfolio investments, such as investments in non-U.S. companies.

The loans in which we invest will generally pay floating interest rates based on a variable base rate. The senior secured loans and bonds in which we will invest generally have stated terms of five to eight years. However, there is no limit on the maturity or duration of any security we may hold in our portfolio. Loans and securities purchased in the secondary market will generally have shorter remaining terms to maturity than newly issued investments. We expect most of our debt investments will generally have credit quality consistent with below investment grade securities. To the extent a nationally recognized statistical rating organization rates our debt, it generally will carry a rating below investment grade (rated lower than “Baa3” by Moody’s Investors Service, Inc. or lower than “BBB-” by S&P Global Ratings or Fitch Ratings).

We may, but are not required to, enter into interest rate, foreign exchange or other derivative agreements to hedge interest rate, currency, credit or other risks, but we do not generally intend to enter into any such derivative agreements for speculative purposes. Any derivative agreements entered into for speculative purposes are not expected to be material to our business or results of operations. Hedging activities, which will be in compliance with applicable legal and regulatory requirements, may include the use of futures, options, swaps and forward contracts. We will bear the costs incurred in connection with entering into, administering and settling any such derivative contracts. There can be no assurance any hedging strategy we employ will be successful.

To seek to enhance our returns, we intend to employ leverage as market conditions permit and subject to oversight by our Board and the limitations set forth in the 1940 Act. Pursuant to the 1940 Act, we are required to have an asset coverage of at least 150% (i.e., the amount of debt may not exceed two times the value of our assets) and may be prohibited from taking certain actions if that requirement is not met. We intend to use leverage in the form of borrowings, including loans from certain financial institutions and the issuance of debt securities. We may also use leverage in the form of the issuance of preferred shares, but do not currently intend to do so. In determining whether to borrow money, we will analyze the maturity, covenant package and rate structure of the proposed borrowings as well as the risks of such borrowings compared to our investment outlook. Any such leverage, if incurred, would be expected to increase the total capital available for investment by us.

Supervising

Supervision of our investments involves employing active monitoring methods and developing strong underlying management teams at each portfolio company.

Portfolio Monitoring

Active management of our direct lending investments is performed by the team responsible for making the initial investment. The Subadviser believes that actively managing the direct lending investment allows the investment team to identify problems early and work with companies to develop constructive solutions when necessary. Across its platform, the Subadviser employs a disciplined and rigorous approach to ongoing monitoring. The continuity of personnel between those who perform the detailed due diligence and those who monitor and remain involved after initial investment is important, as it means new developments, risks and opportunities for value creation, can be monitored by those who are most knowledgeable about the business and the industry. The team utilizes an open communication structure between analysts, originators and portfolio managers to create an efficient and transparent team dynamic.

Portfolio Management Tools. Ongoing analysis of the underlying fundamentals of the direct lending investments is an extension of the thorough credit analysis performed on each portfolio investment at the outset. Additionally, the Subadviser employs the use of board observation and information rights, regular dialogue with company management and sponsors, and detailed internally generated monitoring reports to actively monitor performance. The Subadviser has developed a system based monitoring template that promotes compliance with these standards and is used as a tool to assess investment performance relative to plan. Further, the Subadviser assesses the risk profile of each of its direct lending investments and assigns each investment a score of a 1, 2, 3, 4 or 5. New investments are held at a credit score of “2” for the first six months. Credit scores of 3 and higher require increased monitoring.

The Subadviser typically includes the following as part of ongoing monitoring efforts: financials are spread within 30 days or within 10 days depending on credit score; portfolio reviews are performed monthly, quarterly or semi-annually, depending on credit score; credit rating reviews are performed quarterly; valuations are performed quarterly; legal reviews are performed upon first major restructuring; and Investment Committee (as defined below) meetings are held at least twice a week.

Watch List. The Subadviser maintains a “watch list” comprised of each business under-performing its expectations. The Subadviser positions itself to be able to identify and manage any stress in a portfolio company. If a portfolio company under-performs, the Subadviser will generally increase its involvement in the business and work closely with the applicable Investment Committee to develop a strategy to help get performance on track. Direct lending watch list loans are actively monitored by our Deputy Chief Investment Officer, the original investment team, representatives from the in-house legal group and other members of senior management, as necessary. As appropriate, third-party financial advisors, outside legal counsel and similar third-party advisors are also utilized. With respect to broadly syndicated loans, the Tradable Credit Head of Restructuring and Special Situations and its credit analysts actively monitor such investments. The Subadviser will normally request more information and will enhance information quality to have more current information with respect to any such developments. The Investment Committee process is designed to identify red flags of a potential opportunity early and to leverage the collective knowledge of its prior experiences.

The following Portfolio Managers will have primary responsibility for the day-to-day implementation and management of our investment portfolio:

Michelle Handy. Ms. Handy is a Senior Managing Director and Deputy Chief Investment Officer for FEAC’s Direct Lending platform. She serves on the Direct Lending Investment Committee and Operating Committee. Ms. Handy has over twenty-one years of investment industry experience investing across various products. She became part of First Eagle in 2020 upon the firm’s acquisition of THL Credit, which she joined in 2016. Prior to joining THL Credit, Ms. Handy worked at GE Capital for fifteen years where she held various roles in underwriting, portfolio management and workouts, ending her time there as the Chief Operating Officer of GE Capital America’s workout function. Before that, she began her career at Brown Brothers Harriman. Ms. Handy earned her M.S. in Finance from the University of Wisconsin-Madison and her B.S. in Finance and Spanish from Boston College.

Garrett M. Stephen. Mr. Stephen is a Managing Director on the Direct Lending team within FEAC. He is also the Co-Head of Origination and Structuring and Co-Head of Healthcare and Technology. Mr. Stephen is

based in First Eagle’s Boston office and serves as a rotating member of the Direct Lending Investment Committee covering loans in its healthcare and technology verticals. Throughout his tenure at FEAC, and its predecessor THL Credit, Mr. Stephen has held and maintains origination, structuring, underwriting, portfolio monitoring and capital raising responsibilities; he has broad experience structuring investments that span the balance sheet and has partnered with numerous private equity firms to finance companies across various industries. He became part of First Eagle in 2020 upon the firm’s acquisition of THL Credit, which he had joined in 2012. Prior to joining THL Credit, he was an Associate in Lazard’s Restructuring group. He began his career as an Analyst specializing in corporate turnarounds and restructurings across a variety of industries at CDG Group, a middle-market restructuring firm. Mr. Stephen graduated summa cum laude from Bentley University with a B.S. in Finance and Quantitative Perspectives and a minor in Management.

Howard Wu. Mr. Wu is a managing director on FEAC’s Direct Lending team, responsible for originating, structuring and executing new investment opportunities and portfolio management. Mr. Wu also serves as a rotating member of the Direct Lending investment committee, Co-Head of Origination and Structuring, and Co-Heads covering loans in the health care, and information services and technology direct lending verticals industries. Mr. Wu became part of First Eagle in 2020 upon the firm’s acquisition of THL Credit, which he had joined in 2007. Previously, Mr. Wu worked in corporate finance at Yahoo! Inc. where he executed mergers and acquisitions and strategic partnerships. Before that, he served in the investment banking division of Bear, Stearns & Co. in San Francisco and Los Angeles. Mr. Wu earned a B.A. in economics from the University of California, Berkeley.

Larry Klaff. Mr. Klaff is a senior managing director and head of asset-based loans on FEAC’s Direct Lending team, overseeing the sourcing, underwriting and management of asset-based loans. He also serves on the investment committee of the firm’s Direct Lending platform for asset-based loans. Prior to joining First Eagle in July 2020, Mr. Klaff was the senior managing director leading originations and underwriting at Gordon Brothers Finance Company (a portfolio company of BlackRock Capital Investment Corporation), where he oversaw more than a billion dollars of transactions and served on the firm’s investment committee. He also was the founding member and managing director of Gordon Brothers Merchant Partner, LLC, a $330 million hedge fund, and before that managing director of Gordon Brothers, LLC structured loan team. Mr. Klaff joined Gordon Brothers Group in 1996 as a senior associate in the valuation and advisory services division, after beginning his career in various management and finance positions at several major retailers. Mr. Klaff earned a B.A. from Hobart College and an M.B.A. from the Kogod School of Business at American University. He served on the executive committee of Secured Finance Network (formerly the Commercial Finance Association) and is a past president and board member of its New England chapter. In addition, he served as a board member and past president of the Northeast chapter of the Turnaround Management Association.

In implementing our investment strategy, the Portfolio Managers will have access to the experience and expertise of the following investment professionals: Christopher J. Flynn, Robert Hickey, and James R. Fellows. Messrs. Flynn, Hickey, and Fellows are senior managing directors of FEAC and are members of the GIC and are primarily responsible for investment oversight of FEAC’s credit business. Biographies of Messrs. Flynn, Fellows and Hickey are included below.

Christopher J. Flynn. Mr. Flynn is the President of FEAC and a trustee on the Board of the Fund. He also serves on the Direct Lending Investment Committee and on the Global Investment Committee of FEAC. Previously, Mr. Flynn served as Co-Chief Investment Officer, and prior to that, Co-President and Managing Director, of THL Credit. Since joining FEAC (and its predecessor), Mr. Flynn has been involved in origination and closing investments, portfolio management, capital raising and management of THL Credit’s direct lending private funds and accounts, and the establishment of the Chicago and New York offices of THL Credit. Prior to joining THL Credit in 2007, Mr. Flynn was a Vice President at AIG in the Leveraged Capital Group. Mr. Flynn joined AIG in February 2005 after working for Black Diamond Capital Management, a hedge fund, as a Senior Financial Analyst. From 2000 to 2003, Mr. Flynn worked in a variety of roles at GE Capital, lastly as an Assistant Vice President within the Capital Markets Syndication Group. Prior to joining GE Capital, Mr. Flynn worked at BNP Paribas as a Financial Analyst and at Bank One as a Commercial Banker. Mr. Flynn earned his M.B.A. with a concentration in Finance and Strategy from Northwestern University’s Kellogg Graduate School of Business and his B.A. in Finance from DePaul University.

James R. Fellows. Mr. Fellows is the Chief Investment Officer of FEAC, Head of the Tradable Credit Platform. He also serves on FEAC’s Global Investment Committee and the Investment Committee of its Tradable Credit and Direct Lending platforms. He has more than twenty-nine years of investment industry experience, principally in the area of leveraged finance. From April 2004 through June 2012, Mr. Fellows was Co-Head, Alternative Credit Strategies Group of McDonnell Investment Management, LLC, where he helped establish and manage three cash flow CLOs, a leveraged loan opportunity fund and unleveraged fund and a separate account. From 1998 to April 2004, Mr. Fellows was a Senior Vice President at Columbia Advisors, where he served as Co-Portfolio Manager for two continuously offered closed-end funds and four structured product vehicles from their inception, including two CLOs. Prior to joining Columbia Advisors in 1998, Mr. Fellows was a Senior Credit Analyst for Van Kampen Investments in its Bank Loan Investment Group. While at Van Kampen, Mr. Fellows also served as a Credit Analyst for high-yield bonds and privately placed mezzanine bonds. Other responsibilities with Van Kampen included training junior credit analysts for its bank loans and high yield groups. Mr. Fellows brings extensive knowledge of high-yield bank loans and high-yield bonds, as well as in-depth workout, restructuring and distressed investment experience. Mr. Fellows earned his B.S. degree in Economics and Finance from the University of Nebraska and is a CFA charterholder and a member of The CFA Institute.

Robert Hickey. Mr. Hickey is a Senior Managing Director and Deputy Chief Investment Officer for FEAC’s Tradable Credit platform. He also serves on the firm’s Global Investment Committee and the Investment Committee of its Tradable Credit and Direct Lending platforms. Mr. Hickey became part of First Eagle in 2020 upon the firm’s acquisition of THL Credit. Mr. Hickey has more than twenty-eight years of investment industry experience. Prior to joining THL Credit in 2012, Mr. Hickey was a Senior Credit Analyst/Senior Portfolio Manager in the Alternative Credit Strategies Group of McDonnell Investment Management, LLC. Prior to joining McDonnell, Mr. Hickey was a Vice President at INVESCO Funds Inc. in Denver, Colorado, where he served as Portfolio Manager for the INVESCO High-Yield Fund and Co-Manager of the INVESCO Select Income Fund. In addition, Mr. Hickey co-managed the fixed income components of several sub-advised funds. During this time, he maintained primary credit coverage of the energy, gaming, metals/mining, media/entertainment and paper/ forest products sectors of the high-yield market. Mr. Hickey brings extensive knowledge of corporate, high-yield, and emerging market securities, as well as derivatives and hedging instruments throughout the entire credit spectrum. He also has experience with the management and regulatory aspects of the insurance industry. Prior to joining INVESCO in 2001, Mr. Hickey was the Director of Corporate Bonds for Van Kampen Investments. While at Van Kampen, he was also Senior Portfolio Manager for several high-yield and high-grade corporate bond portfolios. Other responsibilities with Van Kampen included the management of an annuity company for OakRe Life/Xerox Financial Services Life Insurance. Mr. Hickey earned his M.B.A. from the Kellogg Graduate School of Management at Northwestern University and his B.A. from the University of Wisconsin.

Investment Committees

The purpose of each investment committee is to evaluate and approve, as deemed appropriate, all investments by the Subadviser. The committee process is intended to bring the diverse experience and perspectives of the committee’s members to the analysis and consideration of every investment. The committees also serve to provide investment consistency and adherence to FEAC’s investment philosophies and policies.

In addition to reviewing investments, the investment committee meetings serve as a forum to discuss credit views and outlooks. Potential transactions and investment sourcing are also reviewed on a regular basis. Members of the Advisers’ investment team are encouraged to share information and views on credits with the investment committee early in their analysis. This process improves the quality of the analysis and assists the deal team members to work more efficiently.

FEAC’s Direct Lending Investment Committee is currently comprised of four fixed members: Christopher J. Flynn, James R. Fellows, Michelle Handy, and Robert Hickey (the “Primary Direct Lending Investment Committee Members”). In addition to the Primary Direct Lending Investment Committee Members, the investment committee has five rotating industry leads that serve on the investment committee for deals within their designated industry (collectively, the “DL Investment Committee”).

FEAC’s Tradable Credit Investment Committee is currently comprised of five members: James R. Fellows, Robert Hickey, Brian Murphy, Michael Herzig and Steve Krull (collectively, the “Tradable Credit Investment Committee”, together with the DL Investment Committee, the “Investment Committee”).

Each direct lending transaction is presented to the DL Investment Committee in a formal written report. Each potential sale or exit of an existing direct lending investment is also presented to the DL Investment Committee. To approve a new direct lending investment, or to exit or sell an existing direct lending investment, the consent of a majority of the members of the committee is required.

For broadly syndicated loan and bond investments made by the Fund alongside funds within FEAC’s Tradable Credit strategy, the Portfolio Managers of the Fund may conduct a joint investment committee with the Tradable Credit Investment Committee that follows the investment committee process for the Tradable Credit business in lieu of the Investment Committee process described above.

None of the members of any Investment Committee are employed by us or receive any direct compensation from us. These individuals receive compensation from FEAC that includes an annual base salary and an annual discretionary bonus.

Subadviser’s Strengths

The Subadviser believes that they possess the following competitive advantages over many other capital providers to middle market companies:

Experienced management team. The members of the each of the Investment Committees have an average of 29 years of experience in private debt lending and investing at all levels of the capital structure including but not limited to leverage lending, high yield and equities. Each Investment Committee member brings a distinct investment perspective and skill set by virtue of their complementary collective experiences as both debt and equity investors through multiple business and credit cycles. Each Investment Committee member is experienced in the investing and operation of business development companies and interval funds.

Integrated Business Model/Relationship with Tradable Credit strategy of FEAC. FEAC’s underwriting team is centrally located in Chicago alongside the investment professionals of their Tradable Credit strategy creating an open, collaborative and centralized credit culture. FEAC’s Direct Lending team regularly collaborates with the Tradable Credit industry experts which has created significant synergies and idea generation.

Proprietary Sourcing Capabilities. FEAC takes a proactive, hands-on and creative approach to investment sourcing. FEAC’s disciplined origination process includes proprietary tools and resources and employs a national platform with a regional focus. With offices in Boston, Chicago, and New York, FEAC has a deep and diverse relationship network in the debt capital and private equity markets. These activities and relationships provide an important channel through which the Fund generates investment opportunities consistent with its investment strategy. FEAC has activities and relationships with private equity sponsors, investment bankers, middle market senior lenders, commercial bankers (national, regional and local), lawyers, accountants and business brokers. FEAC actively utilizes these activities, relationships and networks to source and execute attractive investments, and maintain a database and set of reports where the details of all potential investment opportunities are tracked. Further, we believe the investment history and long-standing reputation of the direct lending investment professionals and Investment Committee Members (as defined below) provides us an early look at new investment opportunities.

Disciplined Investment Process. FEAC’s comprehensive underwriting methodology and monitoring processes have been implemented across all three regional offices. Additionally, the Investment Committee Members are supported by an experienced operational and administrative team.

Experience and Continuity with respect to Tradable Credit: The Tradable Credit team is one of the oldest and most experienced bank loan managers in the leveraged loan space. The Chief Investment Officer of FEAC and the Tradable Credit Investment Committee have, on average, over 30 years of experience managing bank loans. We believe this continuity offers valuable perspective and investment insight. With over 150 issuers within the Tradable Credit portfolios, our Tradable Credit analyst credit ratio is very low allowing for deeper analysis of credits than many of our peers.

Investment Philosophy

The Subadviser’s investment philosophy focuses on capital preservation, relative value, and establishing close relationships with portfolio companies. It is the Subadviser’s expectation that this multifaceted focus should generate consistent, attractive, risk-adjusted returns coupled with low volatility.

Capital Preservation. The Subadviser believes that the key to capital preservation is comprehensive and fundamental credit analysis. The Subadviser takes a long-term view of our investments and portfolio with the perspective that most of our investments may need to endure through economic cycles.

Relative Value. Relative value is an essential part of every investment decision. Relative value is determined in a variety of ways including comparisons to other opportunities available in the same asset class and with portfolio companies in the same or similar industries. Relative value is also analyzed across asset classes (senior vs. subordinate, secured vs. unsecured, debt vs. equity) to ensure that the return of a potential investment is appropriate relative to its position in the capital structure.

Investment Selection

Selecting investments to pursue requires the Advisers to have an employable investment philosophy, know their key metrics, have a process to consistently measure those metrics, and implement a repeatable underwriting process that enables the applicable Investment Committee to make well-reasoned decisions.

Sourcing and Structuring

Our approach to structuring direct lending loans involves us choosing the most appropriate variety of securities for each particular investment; and negotiating the best and most favorable terms.

Significant Managerial Assistance

As a BDC, the Fund will offer, and must make available upon request, managerial assistance to our portfolio companies. This assistance could involve, among other things, monitoring the operations of our portfolio companies, participating in board and management meetings, consulting with and advising officers of portfolio companies and providing other organizational and financial guidance. We may also receive fees for these services. Investment and non-investment professionals of the Advisers and the Administrator will provide, or arrange for the provision of, such managerial assistance on our behalf to portfolio companies that request this assistance, subject to reimbursement of any fees or expenses incurred on our behalf by our Adviser in accordance with the Advisory Agreement.

Operating and Regulatory Structure

We will elect to be treated as a BDC under the 1940 Act. As a BDC, we will be generally prohibited from acquiring assets other than “qualifying assets” unless, after giving effect to any acquisition, at least 70% of our total assets are qualifying assets. Qualifying assets generally include securities of “eligible portfolio companies,” cash, cash equivalents, U.S. government securities and high-quality debt instruments maturing in one year or less from the time of investment. Under the 1940 Act and the rules thereunder, “eligible portfolio companies” include (1) private domestic operating companies, (2) public domestic operating companies whose securities are not listed on a national securities exchange (e.g., the New York Stock Exchange) or registered under the Exchange Act, and (3) public domestic operating companies having a market capitalization of less than $250 million. Public domestic operating companies whose securities are quoted on the over-the-counter bulletin board or through Pink Sheets LLC are not listed on a national securities exchange and therefore are eligible portfolio companies.

We also expect to elect to be treated as a RIC under Subchapter M of the Code, and we expect to qualify as a RIC annually thereafter. A BDC that has elected to be a RIC generally does not incur any U.S. federal income tax so long as the BDC continuously maintains its BDC election in accordance with the 1940 Act, at least 90.0% of the BDC’s gross income each taxable year consists of certain types of qualifying investment income, the BDC satisfies certain asset composition requirements at the close of each quarter of its taxable year, and if the BDC distributes all of its taxable income (including net realized capital gains, if any) to its shareholders on a current basis. The rules applicable to our qualification as a RIC for tax purposes are complex and involve significant practical and technical issues. If we do not qualify as a RIC for U.S. federal income tax purposes or are unable to maintain our qualification for any reason, then we would become subject to regular corporate income tax, which would have a material adverse effect on the amount of after-tax income available for distribution to our shareholders. See “Item 1. Business—Certain U.S. Federal Income Tax Considerations.”

We intend to timely distribute to our shareholders substantially all of our annual taxable income for each year, except that we may retain certain net capital gains for reinvestment and, depending upon the level of taxable income earned in a year, we may choose to carry forward taxable income for distribution in the following year and pay an applicable U.S. federal excise tax.

We do not currently have any employees and do not expect to have any employees. Services necessary for our business are provided by individuals who are employees of the Advisers, pursuant to the terms of the Advisory Agreement, Subadvisory Agreement and Administration Agreement. Pursuant to the Investment Advisory Agreement, FEIM is responsible for, among other things, managing certain components of the Fund and providing oversight of the Fund. FEIM has entered into the Subadvisory Agreement with FEAC, pursuant to which FEAC, subject to the oversight of FEIM, is responsible for, among other things, identifying investment opportunities, monitoring our investments and determining the composition of our portfolio. In addition, we reimburse FEAC, as administrator, for our allocable portion of expenses incurred by it in performing its obligations under the Administration Agreement, including our allocable portion of the cost of our officers and their respective staffs, which may include personnel at FEIM or FEAC.

Term of the Fund

The Fund is a perpetual-life BDC, meaning it is an investment vehicle of indefinite duration, whose Common Shares are intended to be sold by the Fund on a continuous basis at a price generally equal to the Fund’s next calculated net asset value (“NAV”) per share, except in the case of a Catch-Up Purchase, as described below. In our perpetual-life structure, we may offer investors an opportunity to repurchase their shares on a quarterly basis, but we are not obligated to offer to repurchase any in any particular quarter in our discretion. This may reduce the risk of the Fund being a forced seller of assets in market downturns compared to non-perpetual funds. While we may consider a liquidity event at any time in the future, we currently do not intend to undertake a liquidity event, and we are not obligated by our charter or otherwise to effect a liquidity event at any time. The Fund may commence a Public Offering (as defined below) of its Common Shares, as more fully discussed herein.

The Private Offering

We intend to offer and sell our Common Shares in a private placement (the “Private Offering”) in the United States under the exemption provided by Section 4(a)(2) of the Securities Act and Regulation D

promulgated thereunder. Investors who make a commitment to purchase of our Common Shares (each, a “Capital Commitment”) in the Private Offering are required to complete, execute and deliver a subscription agreement (a “Subscription Agreement”), and related documentation, which include customary representations and warranties, certain covenants and restrictions and indemnification provisions. Additionally, such investors could be required to provide due diligence information for compliance with certain legal requirements.

The Private Offering is expected to continue indefinitely, unless the Fund commences the Public Offering (as defined below). While it is not currently anticipated that the Fund will commence a public offering of the Common Shares, once the Fund’s net assets exceed $500 million, the Board may determine that a continuous public offering of the Common Shares, subject to certain minimum financial suitability standards (a “Public Offering”) is in our best interest and the best interest of our shareholders and authorize the commencement of a Public Offering. In order to commence a Public Offering, the Fund must file a Registration Statement on Form N-2 (the “Form N-2 Registration Statement”) to register the Common Shares under the Securities Act, and once such Form N-2 Registration Statement has been declared effective by all relevant securities regulators, the Fund would commence the Public Offering. Nevertheless, even if the Fund’s net assets do not exceed $500 million, the Board may determine to pursue the Public Offering if the Board deems such action to be in our best interest and the best interest of shareholders. Alternatively, if the Fund’s net assets exceed $500 million, our Board may delay or otherwise choose not to commence the Public Offering if in its reasonable judgment it deems it to be in our best interest and the best interest of shareholders. Accordingly, there is no guarantee that the Fund will commence the Public Offering. It is anticipated that, once the Public Offering commences, the Advisers or an affiliate(s) thereof will continue to manage the Fund, which will have the same advisory fee structure, and the same investment objectives and strategies as the Fund currently. We do not intend for the Common Shares to be listed on any national securities exchange, including in the event of a Public Offering. If the Fund does not commence the Public Offering, our Board may determine to continue the Private Offering.

The Fund will hold its initial closing (the “Initial Closing”) as soon as practicable after electing to be treated as a BDC and plans to conduct additional closings (each closing, together with the Initial Closing, a “Closing”). We expect Closings of the Private Offering will occur, from time to time, in the Fund’s sole discretion, on a continuous basis following the Initial Closing of Capital Commitments until the Board determines to cease the Private Offering or commence a Public Offering.

Further, if the Public Offering does not occur, the Fund’s Board (subject to any necessary shareholder approvals and applicable requirements of the 1940 Act) may choose to wind down and/or liquidate and dissolve the Fund if, in its reasonable judgment, it deems such action to be in our best interest and the best interest of our shareholders. In the event of a wind down and/or liquidation and dissolution, the Fund does not intend to give investors in-kind distributions. The Fund does not intend to create liquidating vehicles after dissolution. There is no step-down in management fees after the expiration of a Commitment Period (as defined below).

Pursuant to Subscription Agreements, investors make Capital Commitments. The Subscription Agreement provides that investors are required to fund capital contributions to purchase Common Shares (a “Drawdown Purchase”), each time we deliver a drawdown notice, which we deliver at least 10 calendar days prior to the date on which contributions will be due (the “Capital Drawdown Date”). See “Item 1A. Risk Factors—Risks Related to Our Investments.” Drawdown Purchases will generally be made pro rata, in accordance with unfunded Capital Commitments of all investors. However, the Subscription Agreement provides that we retain the right at our discretion to call Drawdown Purchases on a non-pro rata basis so that the assets of the Fund will not be considered “plan assets” under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the Plan Asset Regulations (as defined below), or as otherwise necessary or desirable in order to comply with ERISA or any other applicable legal, regulatory, tax or similar regimes. Each Drawdown Purchase is made at a price per share equal to our most recently calculated NAV per share as determined by our Board, provided that the purchase price is subject to adjustment to the extent required by Section 23 of the 1940 Act (which generally prohibits us from selling Common Shares at a price below the then-current NAV per Common Share as determined within 48 hours, excluding Sundays and holidays, of such sale, subject to certain exceptions). No investor in the Private Offering will be required to invest more than the total amount of its Capital Commitment.

In the event that an Investor fails to pay all or any portion of the purchase price due from such Investor on any Capital Drawdown Date (such amount, together with the full amount of such Investor’s remaining Capital Commitment, a “Defaulted Commitment”) and such default remains uncured for a period of ten (10) business days, the Fund shall be permitted to declare such Investor to be in default of its obligations (a “Defaulting Investor”) under this Subscription Agreement and shall be permitted to pursue one or any combination of the following remedies: (a) prohibit the Defaulting Investor from purchasing additional Common Shares or otherwise participating in any future investments in the Fund; (b) automatically transfer fifty percent (50%) of the Common Shares then held by the Defaulting Investor on the books of the Fund to the other non-defaulting Investors, pro rata in accordance with their respective Capital Commitments; and (c) pursue any other remedies against the Defaulting Investor available to the Fund, in each case, as provided in the Subscription Agreement and subject to applicable law.

Catch-Up Purchases

In the event that the Fund enters into a Subscription Agreement with one or more investors after the initial Drawdown Purchase in which the proceeds are used to make investments, each such investor will be required to make a purchase of Common Shares (a “Catch-up Purchase”) on a date to be determined by the Fund that occurs no later than the next succeeding Drawdown Purchase date (the “Catch-up Date”). The aggregate purchase price of the Catch-up Purchase will be equal to an amount necessary to ensure that, upon payment of the aggregate purchase price, such investor will have contributed the same percentage of its Capital Commitment to the Fund as all investors whose subscriptions were accepted at previous Closings. Additionally, Catch-up Purchases will be made at a per-share price equal to the NAV as of the Catch-up Date adjusted to include such investor’s pro rata portion of the Fund’s initial organizational expenses preceding the date of the Catch-up Purchase; provided that the purchase price is subject to adjustment to the extent we determine necessary or desirable in order to facilitate compliance with ERISA or any other applicable legal, regulatory, tax, or similar regimes. Accordingly, such shareholder will pay a per share price higher than other shareholders, based on the facts and circumstances at the time. In determining the price at which new shareholders will participate in any such investment, the Adviser’s actions may necessarily favor one group of shareholders over another, subject to the 1940 Act.

Except as provided below, after three years from the date of each Closing (each, a “Commitment Period”), investors in the Private Offering will be released from any further obligation to purchase additional Common Shares, except to the extent necessary to (a) pay Fund expenses, including management and incentive fees, any amounts that may become due under any borrowings or other financings or similar obligations and any other liabilities, contingent or otherwise, in each case to the extent they relate to a Commitment Period, (b) complete transactions that, at the end of a Commitment Period, are committed or otherwise with respect to which the Adviser has made an affirmative determination that the Fund should participate, subject to completion of “due diligence” procedures and negotiation of acceptable price and other terms (and which, for the avoidance of doubt, includes funding any revolving credit facility or delayed draw-term facility that has not been fully drawn at the end of a Commitment Period), (c) satisfy any outstanding obligations pursuant to any credit facility or other lending arrangement, guaranty or other similar obligation, (d) fund follow-on investments (which shall include follow-on investments in portfolio companies that become portfolio investments pursuant to clause (b) above); provided however, that such follow-on investments shall not exceed 20% of the aggregate capital commitments of all investors, (e) hedge currency, interest rate, market or other risk with respect to existing investments and/or (f) fund any Defaulted Commitments (the “Permitted Purposes”). Any Commitment Period shall terminate earlier upon the Public Offering and investors will be released from any further obligation to purchase additional shares of our Common Shares. For the avoidance of doubt, we intend to call all Capital Commitments prior to the Public Offering.

Under normal market conditions, given the anticipated high volume of potential investments, including potential co-investment transactions under our exemptive relief, the Fund expects that all or substantially all capital will be drawn during the earlier part of each Commitment Period.

Allocation of Investment Opportunities

The Advisers and their affiliates may also manage other funds in the future that may have investment mandates that are similar, in whole or in part, with ours. For example, FEAC may serve as investment adviser to one or more private funds, registered closed-end funds and CLOs. In addition, the Fund’s officers may serve in similar capacities for one or more private funds, registered closed-end funds and CLOs. FEAC and its affiliates may determine that an investment is appropriate for us and for one or more of those other funds. In such event, depending on the availability of such investment and other appropriate factors, FEAC or its affiliates may determine that the Fund should invest side-by-side with one or more other funds. The Advisers’ policies are designed to manage and mitigate the conflicts of interest associated with the allocation of investment opportunities if we are able to co-invest, either pursuant to SEC interpretive positions or the Co-Investment Order, with other funds managed by the Advisers and their affiliates. As a result, the Advisers and/or their affiliates may face conflicts in allocating investment opportunities between us and such other entities. Although the Advisers and their affiliates will endeavor to allocate investment opportunities in a fair and equitable manner and consistent with applicable allocation procedures, it is possible that we may not be given the opportunity to participate in investments made by investment funds managed by the Advisers or their affiliates.

The 1940 Act generally prohibits BDCs from making certain negotiated co-investments with affiliates absent an order from the SEC permitting the BDC to do so. The SEC granted the Advisers the Co-Investment Order that will allow us to co-invest in portfolio companies with Affiliated Funds and Proprietary Accounts in a manner consistent with the Fund’s investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors, subject to compliance with certain conditions See “Item 1. Business—Regulation as a Business Development Company.” Pursuant to such Co-Investment Order, the Fund’s Board may establish Board Criteria clearly defining co-investment opportunities in which the Fund will have the opportunity to participate with one or more FE Funds and other public or private funds managed by the Advisers that target similar assets. If an investment falls within the Board Criteria, FEAC must offer an opportunity for the FE Funds to participate. A FE Fund may determine to participate or not to participate, depending on whether FEAC determines that the investment is appropriate for the FE Funds (e.g., based on investment strategy). If FEAC determines that such investment is not appropriate for us, the investment will not be allocated to us, but FEAC will be required to report such investment and the rationale for its determination for us to not participate in the investment to the Board at the next quarterly board meeting.

Management and Other Agreements

The description below of the Advisory Agreement is only a summary and is not necessarily complete. The description set forth below is qualified in its entirety by reference to the Advisory Agreement attached as an exhibit to this Registration Statement.

The Adviser will provide management services to us pursuant to the Advisory Agreement. Under the terms of the Advisory Agreement, the Adviser is responsible for the following:

•

determining the composition of the Fund’s portfolio, the nature and timing of the changes to the Fund’s portfolio and the manner of implementing such changes in accordance with the Fund’s investment objective, policies and restrictions;

•

identifying investment opportunities and making investment decisions for the Fund, including negotiating the terms of investments in, and dispositions of, portfolio securities and other investments on the Fund’s behalf;

•	monitoring the Fund’s investments;

•	performing due diligence on prospective portfolio companies;

•	serving on, and exercising observer rights for, boards of directors and similar committees of the Fund’s portfolio companies;

•	negotiating, obtaining and managing the Fund’s financing facilities and other forms of leverage;

•

arranging, on behalf of the Fund, for services of, and overseeing/conducting relations with, transfer agents, dividend disbursing agents, other shareholder servicing agents, underwriters, brokers and dealers and intermediaries;

•	preparing materials and coordinating meetings of the Board, and the printing and dissemination of reports to shareholders of the Fund;

•	overseeing the performance of administrative and professional services rendered to the Fund by others; and

•	providing the Fund with such other investment advisory and related services as the Fund may, from time to time, reasonably require for the investment of capital, which may include, without limitation:

•	making, in consultation with the Fund’s Board, investment strategy decisions for the Fund;

•	reasonably assisting the Board and the Fund’s other service providers with the valuation of the Fund’s assets;

•

directing investment professionals of the Adviser or non-investment professionals of the Administrator (as defined below) to provide managerial assistance to portfolio companies of the Fund as requested by the Fund, from time to time; and

•	exercising voting rights in respect of the Fund’s portfolio securities and other investments.

The Adviser’s services under the Advisory Agreement are not exclusive, and the Adviser is free to furnish similar or other services to other entities, and it intends to do so, so long as its services to us are not impaired.

Under the terms of the Advisory Agreement, we will pay the Adviser a fee for its services under the Advisory Agreement consisting of two components: a management fee and an incentive fee. The cost of both the management fee and the incentive fee will ultimately be borne by the shareholders.

Base Management Fee

The management fee will be calculated at an annual rate of 1.25% of the value of the Fund’s net assets as of the beginning of the first calendar day of the applicable month. For services rendered under the Advisory Agreement, the management fee will be payable monthly in arrears. Management fees that are payable under the Advisory Agreement for any partial period will be appropriately prorated.

For these purposes, “net assets” means the Fund’s total assets less liabilities determined on a consolidated basis in accordance with generally accepted accounting principles in the United States (“GAAP”). For the first calendar month in which the Fund has operations, net assets will be measured as the beginning net assets as of the Initial Closing (as defined herein). Substantial additional fees and expenses may be allocated by the Administrator to the Fund under its Administration Agreement, including its allocable portion of the cost of compensation and related expenses of the Fund’s Chief Financial Officer, Chief Legal Officer and Chief Compliance Officer and their respective staffs, which may include personnel at FEIM or FEAC, facilities, office equipment, and technology, as well as any costs and expenses incurred by the Administrator relating to any administrative or operating services provided by the Administrator to the Fund.

Incentive Fee

The incentive fee consists of two components that are independent of each other, with the result that one component may be payable even if the other is not. A portion of the incentive fee is based on a percentage of our income and a portion is based on a percentage of our capital gains, each as described below.

The incentive fee consists of two parts, as follows:

(i) Incentive Fee on Pre-Incentive Fee Net Investment Income Returns

The first component, payable at the end of each quarter in arrears, equals 100% of the Pre-Incentive Fee Net Investment Income Returns in excess of a 1.25% quarterly “hurdle rate,” the calculation of which is further explained below, until the Adviser has received 12.5% of the total Pre-Incentive Fee Net Investment Income Returns for that quarter and for Pre-Incentive Fee Net Investment Income Returns in excess of 1.43% (5.72% annualized) quarterly, 12.5% of all remaining Pre-Incentive Fee Net Investment Income Returns for that quarter. The 100% “catch-up” provision for Pre-Incentive Fee Net Investment Income Returns in excess of the 1.25% “hurdle rate” (5.0% annualized) is intended to provide the Adviser with an incentive fee of 12.5% on all Pre-Incentive Fee Net Investment Income Returns when that amount equals 1.43% in a quarter (5.72% annualized), which is the rate at which catch-up is achieved. Once the “hurdle rate” is reached and catch-up is achieved, 12.5% of any Pre-Incentive Fee Net Investment Income Returns in excess of 1.43% in any quarter is payable to the Adviser. Pre-Incentive Fee Net Investment Income Returns are calculated on a quarterly basis with no look-back period.

“Pre-Incentive Fee Net Investment Income Returns” means, as the context requires, either the dollar value of, or percentage rate of return on the value of our net assets at the end of the immediate preceding quarter from, interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that we receive from portfolio companies) accrued during the calendar quarter, minus our operating expenses accrued for the quarter (including the management fee, expenses payable under the Administration Agreement entered into between us and the Administrator, and any interest expense or fees on any credit facilities or outstanding debt and dividends paid on any issued and outstanding preferred shares, but excluding the incentive fee and any shareholder servicing and/or distribution fees).

Pre-Incentive Fee Net Investment Income Returns include, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash. Pre-Incentive Fee Net Investment Income Returns do not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. The impact of expense support payments and recoupments are also excluded from Pre-Incentive Fee Net Investment Income Returns.

Pre-Incentive Fee Net Investment Income Returns, expressed as a rate of return on the value of our net assets at the end of the immediate preceding quarter, is compared to a “hurdle rate” of return of 1.25% per quarter (5.0% annualized).

(ii) Incentive Fee on Capital Gains

The second component of the incentive fee, the capital gains incentive fee, is payable at the end of each calendar year in arrears. The amount payable equals 12.5% of cumulative realized capital gains from inception through the end of such calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid incentive fee on capital gains as calculated in accordance with GAAP.

Each year, the fee paid for the capital gains incentive fee is net of the aggregate amount of any previously paid capital gains incentive fee for all prior periods. We will accrue, but will not pay, a capital gains incentive fee with respect to unrealized appreciation because a capital gains incentive fee would be owed to the Adviser if we were to sell the relevant investment and realize a capital gain. In no event will the capital gains incentive fee payable pursuant to the Advisory Agreement be in excess of the amount permitted by the Advisers Act, including Section 205 thereof.

The fees that are payable under the Advisory Agreement for any partial period will be appropriately prorated.

Fee Waiver

For the six months following the Initial Closing, the Advisers have agreed to waive all management fees and subadvisory fees payable to them under the Advisory Agreement and Subadvisory Agreement (the “Advisory Fee Waiver”). The Advisory Fee Waiver is not revocable during its term and amounts waived pursuant to the Advisory Fee Waiver will not be subject to any right of future recoupment in favor of FEIM and FEAC.

Administration Agreement

The Fund has also entered into an Administration Agreement with FEAC (the “Administrator”). Under the Administration Agreement, the Administrator performs, or oversees the performance of administrative services necessary for the operation of the Fund, which include, among other things, being responsible for the financial records which the Fund is required to maintain and preparing reports to the Fund’s shareholders and reports filed with the SEC. In addition, the Administrator assists in determining and publishing the Fund’s NAV, oversees the preparation and filing of the Fund’s tax returns, oversees the printing and dissemination of reports to the Fund’s shareholders, and generally oversees the payment of the Fund’s expenses and the performance of administrative and professional services rendered to the Fund by others. The Fund will reimburse the Administrator for its allocable portion of the costs and expenses incurred by the Administrator for overhead in performance by the Administrator of its duties under the Administration Agreement and the Subadvisory Agreement, including facilities, office equipment, technology costs and the Fund’s allocable portion of cost of compensation and related expenses of the Fund’s Chief Financial Officer and Chief Compliance Officer and their respective staffs, which may include personnel at FEIM or FEAC, as well as any costs and expenses incurred by the Administrator relating to any administrative or operating services provided by the Administrator to the Fund. The Fund’s Board reviews the allocation methodologies with respect to such expenses. Under the Administration Agreement, non-investment professionals of the Administrator may provide, on behalf of the Fund, managerial assistance to those portfolio companies to which the Fund is required to provide such assistance. To the extent that the Fund’s Administrator outsources any of its functions, the Fund pays the fees associated with such functions on a direct basis without profit to the Administrator.

Certain Terms of the Advisory and Subadvisory Agreements

Each of the Advisory Agreement and Subadvisory Agreement has been approved by the Board. Unless earlier terminated as described below, each of the Advisory Agreement and the Subadvisory Agreement will remain in effect for a period of two years from the date it first becomes effective and will remain in effect from year-to-year thereafter if approved annually by a majority of the Board or by the holders of a majority of our outstanding voting securities and, in each case, a majority of the Independent Trustees. We may terminate the

Advisory Agreement or the Subadvisory Agreement, without payment of any penalty, upon 60 days’ written notice. The decision to terminate either agreement may be made by a majority of the Board or the shareholders holding a majority of our outstanding voting securities, which means the lesser of (1) 67% or more of the voting securities present at a meeting if more than 50% of the outstanding voting securities are present or represented by proxy, or (2) more than 50% of the outstanding voting securities. In addition, without payment of any penalty, the Adviser may terminate the Advisory Agreement upon at least 120 days’ written notice and FEAC may terminate the Subadvisory Agreement upon at least 120 days’ written notice. The Advisory Agreement and Subadvisory Agreement will automatically terminate in the event of their assignment (within the meaning of the 1940 Act and related SEC guidance and interpretations). The Advisory Agreement will have an initial term of two years, and continue in effect thereafter only so long as such continuance is specifically approved at least annually by the Board in accordance with the requirements of the 1940 Act.

The Adviser will review the performance of FEAC and make recommendations to the Board with respect to the retention of subadvisers and the renewal of contracts. The Adviser may also provide investment advisory services directly to the Fund and anticipates doing so with respect to certain determinations that may be required of the Adviser in respect of co-investments with affiliates in accordance with any applicable exemptive relief from the SEC. See “Item 1A. Risk Factors—Risks Related to the Advisers and Their Affiliates; Conflicts of Interest” and “Potential Conflicts of Interest” below for more information.

The management services of the Adviser to the Fund are not exclusive under the terms of the Advisory Agreement and the Adviser is free to, and does, render management services to others. The Advisory Agreement provides that the Adviser will not be liable for any error of judgment by the Adviser or for any loss suffered by the Fund in connection with the matters to which the Advisory Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or loss resulting from willful misfeasance, bad faith or gross negligence or reckless disregard of duties.

The Subadvisory Agreement provides that FEAC will furnish the following investment advisory services in connection with the management of the Fund:

•

determining the composition of the Fund’s portfolio, the nature and timing of the changes to the Fund’s portfolio and the manner of implementing such changes in accordance with the Fund’s investment objective, policies and restrictions;

•

identifying investment opportunities and making investment decisions for the Fund, including negotiating the terms of investments in, and dispositions of, portfolio securities and other investments on the Fund’s behalf;

•	monitoring the Fund’s investments;

•	performing due diligence on prospective portfolio companies;

•	exercising voting rights in respect of portfolio securities and other investments for the Fund;

•	serving on, and exercising observer rights for, boards of directors and similar committees of the Fund’s portfolio companies;

•	negotiating, obtaining and managing the Fund’s financing facilities and other forms of leverage; and

•	providing the Fund with such other investment advisory and related services as the Fund may, from time to time, reasonably require for the investment of capital, which may include, without limitation:

•	making, in consultation with the Fund’s Board, investment strategy decisions for the Fund;

•	reasonably assisting the Board and the Fund’s other service providers with the valuation of the Fund’s assets; and

•

directing investment professionals of the Subadviser or non-investment professionals of the Administrator (as defined below) to provide managerial assistance to portfolio companies of the Fund as requested by the Fund, from time to time.

The subadvisory fee payable to FEAC will be paid by FEIM out of its investment advisory fee rather than paid separately by the Fund.

Under the Subadvisory Agreement, FEAC, subject to the supervision of Adviser, is responsible for managing the assets of the Fund in accordance with the Fund’s investment objective, investment strategies and policies. FEAC determines what securities and other instruments are purchased and sold for the Fund. The Adviser continues to have responsibility for all investment advisory services pursuant to the Advisory Agreement and supervises FEAC’s performance of such services.

The Subadvisory Agreement provides that FEAC will not be liable for any error of judgment by FEAC or for any loss suffered by us in connection with the matters to which the Subadvisory Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or loss resulting from willful misfeasance, bad faith or gross negligence or reckless disregard of duties.

The Advisers share personnel pursuant to a personnel-sharing or similar inter-company arrangement.

Payment of Our Expenses

Except as specifically provided below, all investment professionals and staff of the Adviser and the Subadviser, when and to the extent engaged in providing investment advisory services to us, and the base compensation, bonus and benefits, and the routine overhead expenses, of such personnel allocable to such services, will be provided and paid for by the Adviser or the Subadviser, as applicable. We will bear all other costs and expenses of our operations, administration and transactions, including, but not limited to:

1. investment advisory fees, including the base management fee and incentive fee, to the Adviser, both as defined in, and pursuant to, the Advisory Agreement;

2. the Fund’s allocable portion of compensation, overhead (including rent, office equipment and utilities) and other expenses incurred by the Administrator in performing its administrative obligations under the Administration Agreement, including but not limited to:

i.

the Fund’s Chief Compliance Officer, Chief Financial Officer, General Counsel, Head of Legal and Compliance and their respective staffs, which may include personnel at either the Adviser or Subadviser who assist such officers; investor relations, legal, operations and other non-investment professionals at the Administrator that perform duties for the Fund; and

ii.

any personnel of the Adviser or any of its affiliates providing non-investment related services to the Fund, subject to the limitations described in “Item 1. Business—Management and Other Agreements”; and

3. all other expenses of the Fund’s operation, administration and transactions, including, without limitation, those relating to:

(i)

organization and offering expenses associated with any offering and any future issuance of preferred shares (including legal, accounting, printing, mailing, subscription processing and filing fees and expenses and other offering expenses, including costs associated with technology integration between the Fund’s systems and those of participating intermediaries, reasonable bona fide due diligence expenses of participating intermediaries supported by detailed and itemized invoices, costs in connection with preparing sales materials and other marketing expenses, design and website expenses, fees and expenses of the Fund’s transfer agent, fees to attend retail seminars sponsored by participating intermediaries and costs, expenses and reimbursements for travel, meals, accommodations, entertainment and other similar expenses related to meetings or events with prospective investors, intermediaries, registered investment advisors or financial or other advisors);

(ii)

all taxes, fees, costs, and expenses, retainers and/or other payments of accountants, legal counsel, advisors (including tax advisors or accounting services providers), administrators, auditors (including with respect to any additional auditing required under The Directive 2011/61/EU of the European Parliament and of the Council of 8 June 2011 on Alternative Investment Fund Managers and any applicable legislation implemented by a European Economic Area member state in connection with such Directive (the “AIFMD”)), investment bankers, administrative agents, paying agents, depositaries, custodians, trustees, sub-custodians, transfer agents, dividend agents, consultants (including individuals consulted through expert network consulting firms), engineers, senior advisors, industry experts, operating partners, deal sourcers (including personnel dedicated to but not employed by the Administrator or its affiliates in the credit-focused business of First Eagle), and other professionals and service providers (including, for the avoidance of doubt, the costs and charges allocable with respect to the provision of internal legal, tax, accounting, operations, treasury, valuation, technology or other services and professionals related thereto (including secondees and temporary personnel or consultants that may be engaged on short- or long-term arrangements) as deemed appropriate by the Administrator, with the oversight of the Board, where such internal personnel perform services that would be paid by the Fund if outside service providers provided the same services); fees, costs, and expenses herein include (x) costs, expenses and fees for hours spent by its in-house attorneys and tax advisors that provide legal or tax advice and/or services to the Fund or its portfolio companies on matters related to potential or actual investments and transactions and the ongoing operations of the Fund and (y) expenses and fees to provide administrative, operational, accounting, treasury, and valuation services to the Fund or its portfolio companies, and expenses, charges and/or related costs incurred directly by the Fund or affiliates in connection with such services (including overhead related thereto), in each case, (I) that are specifically charged or specifically allocated or attributed by the Administrator, with the oversight of the Board, to the Fund or its portfolio companies and (II) provided that any such amounts shall not be greater than what would be paid to an unaffiliated third party for substantially similar advice and/or services of the same skill and expertise;

(iii)	the cost of calculating the Fund’s NAV, including the cost of any third-party valuation services;

(iv)	the cost of effecting any sales and repurchases of the Common Shares and other Fund securities;

(v)	fees and expenses payable under any intermediary manager and selected intermediary agreements, if any;

(vi)

interest and fees and expenses arising out of all borrowings, guarantees and other financings or derivative and hedging transactions (including interest, fees and related advisory and legal expenses) made or entered into by the Fund, including, but not limited to, the arranging thereof and related legal expenses;

(vii)	all fees, costs and expenses of any loan servicers, loan agents, and other service providers and of any custodians, lenders, investment banks and other financing sources;

(viii)	costs incurred in connection with the formation or maintenance of entities or vehicles to hold the Fund’s assets for tax or other purposes;

(ix)

expenses, including travel, entertainment, lodging and meal expenses, incurred by the Advisers, or members of their investment team, or payable to third parties, in identifying, sourcing, evaluating, developing, negotiating, structuring and performing due diligence on prospective portfolio companies, including such expenses related to potential investments that were not consummated, and, if necessary, enforcing the Fund’s rights related thereto;

(x)

expenses (including the allocable portions of compensation and out-of-pocket expenses such as travel expenses) or an appropriate portion thereof of employees of the Advisers to the extent such expenses relate to attendance at meetings of the Board or any committees thereof;

(xi)

all fees, costs and expenses, if any, incurred by or on behalf of the Fund in developing, negotiating and structuring prospective or potential investments that are not ultimately made, including, without limitation any legal, tax, administrative, accounting, travel, meals, accommodations and entertainment, advisory, consulting and printing expenses, reverse termination fees and any liquidated damages, commitment fees that become payable in connection with any proposed investment that is not ultimately made, forfeited deposits or similar payments and, if necessary, the expenses related to enforcing the Fund’s rights related to any prospective or potential investments that are not ultimately made;

(xii)	the allocated costs incurred by the Advisers and the Administrator in providing managerial assistance to those portfolio companies that request it;

(xiii)

all brokerage costs, hedging costs, prime brokerage fees, custodial expenses, loan servicers, agent bank and other bank service fees; private placement fees and expenses, commissions, appraisal fees, commitment fees and underwriting costs; costs and expenses of any lenders, investment banks and other financing sources, and other investment costs, fees and expenses actually incurred in connection with developing, evaluating, making, holding, settling, clearing, monitoring or disposing of actual investments (including, without limitation, research data, technology, travel, meals, accommodations and entertainment expenses and any expenses related to attending trade association and/or industry meetings, conferences or similar meetings), any costs or expenses relating to currency conversion in the case of investments denominated in a currency other than U.S. dollars and expenses arising out of trade settlements or loan closings (including any delayed compensation expenses);

(xiv)

investment costs, including all fees, costs and expenses incurred in sourcing, evaluating, developing, negotiating, structuring, trading (including trading errors), settling, monitoring and holding prospective or actual investments or investment strategies including, without limitation, any financing, legal, filing, auditing, tax, accounting, compliance, loan agenting and administration, treasury, valuation, travel, meals, accommodations and entertainment, advisory, research, consulting, engineering, data-related and other professional fees, costs and expenses in connection therewith (to the extent the Advisers are not reimbursed by a prospective or actual issuer of the applicable investment or other third parties or capitalized as part of the acquisition price of the transaction) and any fees, costs and expenses related to the organization or maintenance of any vehicle through which the Fund directly or indirectly participates in the acquisition, holding and/or disposition of investments or which otherwise facilitate the Fund’s investment activities, including without limitation any travel and accommodations expenses related to such vehicle and the salary and benefits of any personnel (including personnel of the Advisers or their affiliates) reasonably necessary and/or advisable for the maintenance and operation of such vehicle, or other overhead expenses (including any fees, costs and expenses associated with the leasing of office space (which may be made with one or more affiliates of First Eagle as lessor in connection therewith));

(xv)	fees and expenses associated with marketing efforts;

(xvi)	federal and state registration fees, franchise fees, any stock exchange listing fees and fees payable to rating agencies;

(xvii)

Independent Trustees’ fees and expenses including reasonable travel, entertainment, lodging and meal expenses, and any legal counsel or other advisors retained by, or at the discretion or for the benefit of, the Independent Trustees;

(xviii)

costs of preparing financial statements and maintaining books and records, costs of Sarbanes-Oxley Act of 2002 compliance and attestation and costs of preparing and filing reports or other documents with the SEC, Financial Industry Regulatory Authority (“FINRA”), Commodity Futures Trading Commission (“CFTC”) and other regulatory bodies and other reporting and compliance costs, including registration and exchange listing costs, and the costs associated with reporting and compliance obligations under the 1940 Act and any other applicable federal and state securities laws, and the compensation of professionals responsible for the foregoing;

(xix)

all fees, costs and expenses associated with the preparation and issuance of the Fund’s periodic reports and related statements (e.g., financial statements and tax returns) and other internal and third-party printing (including a flat service fee), publishing (including time spent performing such printing and publishing services) and reporting-related expenses (including other notices and communications) in respect of the Fund and its activities (including internal expenses, charges and/or related costs incurred, charged or specifically attributed or allocated by the Fund or the Advisers or their affiliates in connection with such provision of services thereby);

(xx)

the costs of preparing and filing any registration statements, reports, prospectuses, proxy statements, other documents required by the SEC or other notices to shareholders (including printing and mailing costs) and the costs of any shareholder or trustee meetings;

(xxi)	proxy voting expenses;

(xxii)	costs of registration rights granted to certain investors;

(xxiii)

any taxes and/or tax-related interest, fees or other governmental charges (including any penalties incurred where the Advisers lack sufficient information from third parties to file a timely and complete tax return) levied against the Fund and all expenses incurred in connection with any tax audit, investigation, litigation, settlement or review of the Fund and the amount of any judgments, fines, remediation or settlements paid in connection therewith;

(xxiv)

all fees, costs and expenses of any litigation, arbitration or audit involving the Fund, any of its vehicles or its portfolio companies and the amount of any judgments, assessments fines, remediations or settlements paid in connection therewith; trustees and officers liability or other insurance (including costs of title insurance) and indemnification (including advancement of any fees, costs or expenses to persons entitled to indemnification by the Fund) or extraordinary expense or liability relating to the affairs of the Fund;

(xxv)

all fees, costs and expenses associated with the Fund’s information, obtaining and maintaining technology (including the costs of any professional service providers), hardware/software, data-acquisition and related communication costs, market and portfolio company data and research (including news and quotation equipment and services and including costs allocated by the Advisers’ or their affiliates’ internal and third-party research group (which are generally based on time spent, assets under management, usage rates, proportionate holdings or a combination thereof or other reasonable methods determined by the Administrator) and expenses and fees (including compensation costs) charged or specifically attributed or allocated by the Advisers and/or their affiliates for technology and data-related services noted herein that are provided to the Fund and/or its portfolio companies (including in connection with prospective investments) such as financial spreading, each including expenses, charges, fees and/or related costs of an internal nature; provided, that any such expenses, charges or related costs shall not be greater than what would be paid to an unaffiliated third party for substantially similar services) reporting costs (which includes notices and other communications and internally allocated charges), and dues and expenses incurred in connection with membership in industry or trade organizations;

(xxvi)

the costs of specialty and custom software for monitoring risk, compliance and the overall portfolio, including any development costs incurred prior to the filing of the Fund’s election to be treated as a BDC;

(xxvii)	costs associated with individual or group shareholders;

(xxviii)	fidelity bond, trustees and officers errors and omissions liability insurance and other insurance premiums;

(xxix)	direct costs and expenses of administration, including printing, mailing, long distance telephone, copying and secretarial and other staff;

(xxx)	all fees, costs and expenses of winding up and liquidating the Fund’s assets;

(xxxi)

all fees, costs and expenses related to compliance-related matters (such as developing and implementing specific policies and procedures in order to comply with certain regulatory requirements) and regulatory filings; notices or disclosures related to the Fund’s activities (including, without limitation, expenses relating to the preparation and filing of filings required under the Securities Act, TIC Form SLT filings, Internal Revenue Service filings under FATCA and FBAR reporting requirements applicable to the Fund or reports to be filed with the CFTC, reports, disclosures, filings and notifications prepared in connection with the laws and/or regulations of jurisdictions in which the Fund engages in activities, including any notices, reports and/or filings required under the AIFMD, European Securities and Markets Authority and any related regulations, and other regulatory filings, notices or disclosures of the Advisers relating to the Fund and their affiliates relating to the Fund, and their activities) and/or other regulatory filings, notices or disclosures of the Advisers and their affiliates relating to the Fund including those pursuant to applicable disclosure laws and expenses relating to FOIA requests, but excluding, for the avoidance of doubt, any expenses incurred for general compliance and regulatory matters that are not related to the Fund and its activities;

(xxxii)	costs and expenses (including travel) in connection with the diligence and oversight of the Fund’s service providers;

(xxxiii)

costs and expenses, including travel, meals, accommodations, entertainment and other similar expenses, incurred by the Advisers or their affiliates for meetings with existing investors and any intermediaries, registered investment advisors, financial and other advisors representing such existing investors; and

(xxxiv)

all other expenses incurred by the Administrator in connection with administering the Fund’s business; provided, however, that in the event the Fund adopts a distribution and/or shareholder servicing plan adopted pursuant to Rule 12b-1 under the 1940 Act (the “Distribution and/or Shareholder Servicing Plan”), any payments made by the Fund for activities primarily intended to result in the sale of Common Shares will be paid pursuant to the Distribution and/or Shareholder Servicing Plan.

From time to time, the Advisers, the Administrator or their affiliates may pay third-party providers of goods or services. We will reimburse the Advisers, the Administrator or such affiliates thereof for any such amounts paid on our behalf. From time to time, the Advisers or the Administrator may defer or waive fees and/or rights to be reimbursed for expenses. All of the foregoing expenses will ultimately be borne by our shareholders.

Costs and expenses of the Administrator and the Advisers that are eligible for reimbursement by the Fund will be reasonably allocated to the Fund on the basis of time spent, assets under management, usage rates, proportionate holdings, a combination thereof or other reasonable methods determined by the Administrator.

Regulation as a Business Development Company

The following discussion is a general summary of the material prohibitions and descriptions governing BDCs generally. It does not purport to be a complete description of all of the laws and regulations affecting BDCs.

Securities Act of 1933. The sale of the Common Shares has not been and is not currently expected to be registered under the Securities Act, or any other U.S. or non-U.S. securities laws. Common Shares will be offered and sold without registration in reliance upon the Securities Act exemption for transactions not involving a public offering and will be sold only to accredited investors, as defined in Regulation D promulgated under the Securities Act. As a purchaser of the Common Shares in a private placement not registered under the Securities Act, each investor will be required to make customary private placement representations, including that it is acquiring such Common Shares for investment and not with a view to resale or distribution. Further, each investor must be prepared to bear the economic risk of the investment for an indefinite period, since the Common Shares cannot be sold unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

Securities Exchange Act of 1934. In connection with any acquisition or beneficial ownership by the Fund of more than 5% of any class of the equity securities of an issuer registered under the Exchange Act, the Fund may be required to make certain filings with the SEC. Generally, these filings require disclosure of the identity and background of the purchaser, the source and amount of funds used to acquire the securities, the purpose of the transaction, the purchaser’s interest in the securities and any contracts, arrangements or undertakings regarding the securities.

Also, if the Fund becomes the beneficial owner of more than 10% of any class of the equity securities of an issuer registered under the Exchange Act or place a director on the board of directors of such an issuer, the Fund may be subject to certain additional reporting requirements and to liability for short-swing profits under Section 16 of the Exchange Act. First Eagle intends to manage the Fund’s investments so as to avoid the short-swing profit liability provisions of Section 16 of the Exchange Act.

Investment Company Act of 1940. The Fund will file an election to be regulated as a BDC under the 1940 Act. Upon filing of such election, we will become subject to the 1940 Act requirements applicable to BDCs. The following discussion is a general summary of the material prohibitions and descriptions governing BDCs generally. It does not purport to be a complete description of all of the laws and regulations affecting BDCs.

Qualifying Assets. Under the 1940 Act, a BDC may not acquire any asset other than assets of the type listed in Section 55(a) of the 1940 Act, which are referred to as “Qualifying Assets,” unless, at the time the acquisition is made, Qualifying Assets represent at least 70% of the Fund’s total assets. The principal categories of Qualifying Assets relevant to our business are any of the following:

(1)

Securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain limited exceptions) is an Eligible Portfolio Company (as defined below), or from any person who is, or has been during the preceding 13 months, an affiliated person of an Eligible Portfolio Company, or from any other person, subject to such rules as may be prescribed by the SEC. An “Eligible Portfolio Company” is defined in the 1940 Act as any issuer which:

(a)	is organized under the laws of, and has its principal place of business in, the United States;

(b)

is not an investment company (other than a small business investment company wholly owned by the BDC) or a company that would be an investment company but for certain exclusions under the 1940 Act; and

(c)	satisfies any of the following:

i.	does not have any class of securities that is traded on a national securities exchange;

ii.	has a class of securities listed on a national securities exchange, but has an aggregate market value of outstanding voting and non-voting common equity of less than $250 million;

iii.	is controlled by a BDC or a group of companies including a BDC and the BDC has an affiliated person who is a director of the Eligible Portfolio Company; or

iv.	is a small and solvent company having total assets of not more than $4.0 million and capital and surplus of not less than $2.0 million.

(2)	Securities of any Eligible Portfolio Company controlled by the Fund.

(3)

Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, or in transactions incident thereto, if the issuer is in bankruptcy and subject to reorganization or if the issuer, immediately prior to the purchase of its securities, was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.

(4)

Securities of an Eligible Portfolio Company purchased from any person in a private transaction if there is no ready market for such securities and the Fund already owns 60% of the outstanding equity of the Eligible Portfolio Company.

(5)	Securities received in exchange for or distributed on or with respect to securities described in (1) through (4) above, or pursuant to the exercise of warrants or rights relating to such securities.

(6)	Cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment.

In addition, a BDC must be operated for the purpose of making investments in the types of securities described in (1), (2) or (3) above.

Significant Managerial Assistance. A BDC must have been organized and have its principal place of business in the United States and must be operated for the purpose of making investments in the types of securities described above. However, in order to count portfolio securities as Qualifying Assets for the purpose of the 70% test, the BDC must either control the issuer of the securities or must offer to make available to the issuer of the securities (other than small and solvent companies described above) significant managerial assistance; except that, where the BDC purchases such securities in conjunction with one or more other persons acting together, one of the other persons in the group may make available such managerial assistance. Making available significant managerial assistance means, among other things, any arrangement whereby the BDC, through its trustees, officers or employees, offers to provide and, if accepted, does so provide, significant guidance and counsel concerning the management, operations or business objectives and policies of a portfolio company through monitoring of portfolio company operations, selective participation in board and management meetings, consulting with and advising a portfolio company’s officers or other organizational or financial guidance.

Exemptive Relief. The 1940 Act generally prohibits BDCs from making certain negotiated co-investments with affiliates absent an order from the SEC permitting the BDC to do so. The SEC granted the Advisers an exemptive order that will allow us to co-invest in portfolio companies with Affiliated Funds and Proprietary Accounts of FEIM, FEAC or their affiliates in a manner consistent with our investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors, subject to compliance with certain conditions of the Co-Investment Order. Pursuant to the Co-Investment Order, we are permitted to co-invest with Affiliated Funds and/or Proprietary Accounts if, among other things, a “required majority” (as defined in Section 57(o) of the 1940 Act) of our Independent Trustees make certain conclusions in connection with a co-investment transaction, including that

(1)

the terms of the transactions, including the consideration to be paid, are reasonable and fair to us and our shareholders and do not involve overreaching of us or our shareholders on the part of any person concerned, and

(2)	the transaction is consistent with the interests of our shareholders and is consistent with our investment objective and strategies.

Pursuant to such Co-Investment Order, the Fund’s Board may establish Board Criteria clearly defining co-investment opportunities in which the Fund will have the opportunity to participate with one or more FE Fund, and other public or private funds managed by the Advisers that target similar assets. If an investment falls within the Board Criteria, FEAC must offer an opportunity for the FE Funds to participate. A FE Fund may determine to participate or not to participate, depending on whether FEAC determines that the investment is appropriate for the FE Funds (e.g., based on investment strategy). If FEAC determines that such investment is not appropriate for us, the investment will not be allocated to us, but FEAC will be required to report such investment and the rationale for its determination for us to not participate in the investment to the Board at the next quarterly board meeting.

Temporary Investments. Pending investment in other types of Qualifying Assets, as described above, our investments may consist of cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment, which we refer to, collectively, as “temporary investments,” so that 70% of our assets are Qualifying Assets.

Warrants. Under the 1940 Act, a BDC is subject to restrictions on the issuance, terms and amount of warrants, options or rights to purchase shares that it may have outstanding at any time. In particular, the amount of shares that would result from the conversion or exercise of all outstanding warrants, options or rights to purchase shares cannot exceed 25% of the BDC’s total outstanding shares.

Leverage and Senior Securities. The Fund is permitted, under specified conditions, to issue multiple classes of indebtedness and one class of shares senior to the Common Shares if the Fund’s asset coverage, as defined in the 1940 Act, would at least equal 150% immediately after each such issuance. On April 28, 2023, our sole shareholder approved the adoption of this 150% threshold pursuant to Section 61(a)(2) of the 1940 Act and such election became effective the following day. In addition, while any senior securities remain outstanding, the Fund will be required to make provisions to prohibit any dividend distribution to shareholders or the repurchase of such securities or Common Shares unless the Fund meets the applicable asset coverage ratios at the time of the dividend distribution or repurchase. The Fund will also be permitted to borrow amounts up to 5% of the value of its total assets for temporary or emergency purposes, which borrowings would not be considered senior securities.

We expect to establish one or more credit facilities and/or subscription facilities within the first year of operations and intend to enter into other financing arrangements to facilitate investments and the timely payment of our expenses. It is anticipated that any such credit facilities will bear interest at floating rates at to be determined spreads over SOFR or another reference rate. We cannot assure shareholders that we will be able to enter into a credit facility. Shareholders will indirectly bear the costs associated with any borrowings under a credit facility or otherwise. In connection with a credit facility or other borrowings, lenders may require us to pledge assets, commitments and/or drawdowns (and the ability to enforce the payment thereof) and may ask to comply with positive or negative covenants that could have an effect on our operations. In addition, from time to time, our losses on leveraged investments may result in the liquidation of other investments held by us and may result in additional drawdowns to repay such amounts.

We may also create leverage by securitizing our assets (including in CLOs) and retaining the equity portion of the securitized vehicle. We may also from time to time make secured loans of our marginable securities to brokers, dealers and other financial institutions.

Fund of Funds. The Fund may invest in affiliated or unaffiliated investment companies in reliance on Rule 12d1-4 of the 1940 Act, subject to certain control conditions and other requirements. The control conditions in Rule 12d1-4 do not apply to the Fund’s investments in other funds that are part of the same “group of investment companies,” which for these purposes include First Eagle Global Fund, First Eagle Overseas Fund, First Eagle U.S. Value Fund, First Eagle Gold Fund, First Eagle Global Income Builder Fund, First Eagle High Income Fund, First Eagle Rising Dividend Fund, First Eagle Small Cap Opportunity Fund, First Eagle U.S. Smid Cap Opportunity Fund, First Eagle Global Real Assets Fund, First Eagle Overseas Variable Fund, First Eagle Credit Opportunities Fund and First Eagle Global Opportunities Fund (the “Group Funds”). The Group Funds are managed by an investment adviser that is under common control with the Adviser.

Code of Ethics. We have adopted a code of ethics pursuant to Rule 17j-1 under the 1940 Act. We have also approved our Advisers’ codes of ethics under Rule 17j-1 under the 1940 Act and Rule 204A-1 of the Advisers Act. These codes establish procedures for personal investments and restrict certain personal securities transactions. Personnel subject to the code may invest in securities for their personal investment accounts so long as such investments are made in accordance with the code’s requirements. Our code of ethics and code of business conduct are available on the EDGAR Database on the SEC’s Internet site at http://www.sec.gov.

Compliance Policies and Procedures. We and the Advisers have each adopted and implemented written policies and procedures reasonably designed to detect and prevent violation of the federal securities laws and are required to review these compliance policies and procedures annually for their adequacy and the effectiveness of their implementation and designate a Chief Compliance Officer to be responsible for administering the policies and procedures.

Sarbanes-Oxley Act. The Sarbanes-Oxley Act imposes a wide variety of regulatory requirements on publicly-held companies and their insiders. Many of these requirements affect us. For example:

•	pursuant to Rule 13a-14 of the 1934 Act, our President and Chief Financial Officer must certify the accuracy of the financial statements contained in our periodic reports;

•	pursuant to Item 307 of Regulation S-K, our periodic reports must disclose our conclusions about the effectiveness of our disclosure controls and procedures;

•

pursuant to Rule 13a-15 of the 1934 Act, our management must prepare a report regarding its assessment of our internal control over financial reporting starting with our annual report on Form 10-K for the fiscal year ending December 31, 2023 and, when we cease to be an emerging growth company (if we are also an accelerated filer or large accelerated filer), must obtain an audit of the effectiveness of internal control over financial reporting performed by our independent registered public accounting firm; and

•

pursuant to Item 308 of Regulation S-K and Rule 13a-15 of the 1934 Act, our periodic reports must disclose whether there were significant changes in our internal controls over financial reporting or in other factors that could significantly affect these controls subsequent to the date of their evaluation, including any corrective actions with regard to material weaknesses.

The Sarbanes-Oxley Act requires us to review our current policies and procedures to determine whether we comply with the Sarbanes-Oxley Act and the regulations promulgated thereunder. We will continue to monitor our compliance with all regulations that are adopted under the Sarbanes-Oxley Act and will take actions necessary to ensure that we are in compliance therewith.

Compliance with the JOBS Act. We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”), and expect to remain an emerging growth company until the earliest of:

•	up to five years measured from the date of the first sale of common equity securities pursuant to an effective registration statement;

•	the last day of the first fiscal year in which our total annual gross revenues are $1.235 billion or more;

•	the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period; or

•

the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the 1934 Act, which would occur if the market value of the Common Shares that is held by non-affiliates exceeds $700 million as of any June 30.

Under the JOBS Act, we are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act, which would require that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting. As long as we remain an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. This may increase the risk that material weaknesses or other deficiencies in our internal control over financial reporting go undetected.

In addition, so long as we are externally managed by the Advisers and we do not directly compensate our executive officers, or reimburse FEIM, FEAC or their affiliates for the salaries, bonuses, benefits and severance payments for persons who also serve as one of our executive officers or as an executive officer of the Advisers, we do not expect to include disclosures relating to executive compensation in our periodic reports or proxy statements and, as a result, do not expect to be required to seek shareholder approval of executive compensation and golden parachute compensation arrangements pursuant to Section 14A(a) and (b) of the Exchange Act.

Privacy Principles. We are committed to maintaining the privacy of shareholders and to safeguarding our non-public personal information. The following information is provided to help you understand what personal information we collect, how we protect that information and why, in certain cases, we may share information with select other parties.

Generally, we do not receive any nonpublic personal information relating to our shareholders, although certain nonpublic personal information of our shareholders may become available to us. We do not disclose any nonpublic personal information about our shareholders or former shareholders to anyone, except as permitted by law or as is necessary in order to service shareholder accounts (for example, to a transfer agent or third party administrator).

We restrict access to nonpublic personal information about our shareholders to our investment adviser’s employees with a legitimate business need for the information. We maintain physical, electronic and procedural safeguards designed to protect the nonpublic personal information of our shareholders.

Proxy Voting Policies and Procedures. We have delegated our proxy voting responsibility to the Adviser. The Adviser in turn has delegated this authority to FEAC which has adopted policies and procedures (collectively, the “Proxy Voting Policies”) regarding the voting of such proxies, which policies have been reviewed and approved by the Board as appropriate to their management of the Fund’s assets. The Proxy Voting Policies of FEAC are set forth below. The guidelines are reviewed periodically by the Adviser and our Independent Trustees, and, accordingly, are subject to change.

(i) Introduction. FEAC is registered as an investment adviser under the Advisers Act. As an investment adviser registered under the Advisers Act, FEAC has fiduciary duties to us. As part of this duty, FEAC recognizes that it must vote client securities in a timely manner free of conflicts of interest and in our best interests and the best interests of our shareholders. FEAC’s Proxy Voting Policies and Procedures have been formulated to ensure decision-making consistent with these fiduciary duties.

These policies and procedures for voting proxies for our investment advisory clients are intended to comply with Section 206 of, and Rule 206(4)-6 under, the Advisers Act.

(ii) Proxy policies. FEAC evaluates routine proxy matters, such as proxy proposals, amendments or resolutions on a case-by-case basis. Routine matters are typically proposed by management and FEAC will normally support such matters so long as they do not measurably change the structure, management control, or operation of the corporation and are consistent with industry standards as well as the corporate laws of the state of incorporation.

FEAC also evaluates non-routine matters on a case-by-case basis. Non-routine proposals concerning social issues are typically proposed by shareholders who believe that the corporation’s internally adopted policies are ill-advised or misguided. If FEAC has determined that management is generally socially responsible, FEAC will generally vote against these types of non-routine proposals. Non-routine proposals, to the extent they occur, concerning financial or corporate issues are usually offered by management and seek to change a corporation’s legal, business or financial structure. FEAC will generally vote in favor of such proposals provided the position of current shareholders is preserved or enhanced. Non-routine proposals concerning shareholder rights are made regularly by both management and shareholders. They can be generalized as involving issues that transfer or realign board or shareholder voting power. FEAC typically would oppose any proposal aimed solely at thwarting potential takeovers by requiring, for example, super-majority approval. At the same time, FEAC believes stability and continuity promote profitability. FEAC’s guidelines in this area seek a middle road and individual proposals will be carefully assessed in the context of their particular circumstances.

Although the Fund considers ESG (as defined below) factors throughout its investment process, FEAC’s proxy voting policy does not dictate any particular course of action with respect to proposals related to ESG matters, except as addressed above. FEAC’s evaluation of ESG factors alongside its fundamental credit research are expected to inform the decision-making process set forth above.

If a vote may involve a material conflict of interest, prior to approving such vote, FEAC must consult with its Chief Compliance Officer to determine whether the potential conflict is material and if so, the appropriate method to resolve such conflict. Such methods may include voting in accordance with the recommendation of a third-party, proxy voting service providers pursuant to pre-determined voting guidelines or, in certain circumstances, consultation with the Board. FEAC may abstain from voting from time to time when it determines that the costs associated with voting a proxy outweigh the benefits derived from exercising the right to vote or in other situations where voting may not be practical or desirable. These conflicts procedures are intended to reduce, but they will not necessarily eliminate, any influence on the proxy voting by conflicts of interest. If the conflict is determined not to be material, FEAC’s employees shall vote the proxy in accordance with FEAC’s proxy voting policy.

(iii) Proxy voting records. You may obtain information about how we voted proxies by making a written request for proxy voting information to: c/o Head of Legal & Compliance, First Eagle Investment Management, LLC, 1345 Avenue of the Americas, New York, NY 10105.

Anti-Money Laundering Requirements. In order to comply with applicable anti-money laundering requirements, the prospective investor must, except as otherwise agreed by the Adviser, represent and warrant in its Subscription Agreement with the Fund that neither the investor, nor any of its affiliates, direct or indirect beneficial owners (A) is a Sanctioned Person3 or incorporated, resident or located in a Sanctioned Country4, (B) is a person or entity identified as a terrorist organization by the United Nations, United States or European Union or (C) unless otherwise disclosed in writing to the Fund prior to the investor’s subscription for the Common Shares, is a person who is a senior foreign political figure, or any immediate family member or close associate of a senior foreign political figure. The prospective investor must further represent and warrant that the monies used to fund the investment in the Common Shares (directly or indirectly) are not derived from, invested

[3]

A “Sanctioned Person” is defined as any person, entity, or government that is the target of Sanctions, including without limitation (a) any person, entity, or government that is the subject or target of Sanctions, (b) any person or entity operating, organized or resident in a Sanctioned Country or (c) any person or entity owned 50% or more by any such person or entity, or persons or entities, described in the foregoing clause (a) or (b).

[4]

A “Sanctioned Country” is defined as a country or territory which is the subject or target of any comprehensive Sanctions (as of the Investor’s investment in the Fund), Cuba, Iran, North Korea, Syria and the Crimea, so—called Donetsk People’s Republic, Kherson, so-called Luhansk People’s Republic, and Zaporizhzhia regions of Ukraine.

for the benefit of, or related in any way to: (I) any Sanctioned Person, (II) any Sanctioned Country, (III) property that is blocked under any laws, orders or regulations administered or enforced by OFAC (“OFAC Regulations”), or that would be blocked under OFAC Regulations if it were in the custody of a U.S. national, (IV) persons, entities, or governments to whom U.S. nationals cannot lawfully export services under export control laws and regulations administered by the U.S. Department of Commerce’s Bureau of Industry and Security, (V) persons, entities, or governments with whom U.S. nationals cannot lawfully engage in transactions under OFAC Regulations, (VI) the governments of, or persons within, any country that has been designated as a “non-cooperative country or territory” by the Financial Action Task Force (“FATF”) on Money Laundering or country or financial institution that has been designated by the U.S. Secretary of the Treasury as a “primary money laundering concern” or (VII) any source that the receipt of which, would cause the Fund, the Adviser or any shareholder to be in violation of Sanctions5. The prospective investor must also represent and warrant that the investor: (I) has conducted thorough due diligence with respect to all of its beneficial owners, (II) has established the identities of all direct and indirect beneficial owners and the source of each of such beneficial owner’s funds, (III) will retain evidence of any such identities, any such source of funds and any such due diligence and (IV) if it is itself a collective investment flow-through vehicle for unaffiliated third party investors, has implemented controls to monitor, or has engaged an internationally recognized financial institution licensed to provide financial services in FATF cooperative countries to conduct its controls to monitor (x) beneficial owners and ensure such beneficial owners are not Sanctioned Persons, and (y) suspicious activities and ensure that such activities are reported, as required, to appropriate government agencies. Pursuant to anti-money laundering laws and regulations, the Fund may be required to collect documentation verifying the prospective investor’s identity and the source of funds used to acquire Common Shares before, and from time to time after, acceptance by the Fund of any Subscription Agreement, and the investor must warrant that it will make any such documentation available to the Fund promptly after any request by the Fund for such documentation. The prospective investor must further represent and warrant that the investor does not know or have any reason to suspect that (x) the monies used to fund the investor’s investment in the Common Shares have been or will be derived from or related to any improper, unethical or illegal activities, including, without limitation, money laundering activities, activities that are the target of Sanctions, or activities prohibited by applicable anticorruption laws and regulations and (y) the proceeds from the investor’s investment in the Common Shares will be used to finance any illegal activities.

Environmental, Social and Governance (“ESG”) Considerations. As part of its investment process, for certain of the Fund’s investments, FEAC generally considers financially material ESG factors, amongst other factors, in its investment decisions with the goals of managing risk and assessing the attractiveness of the opportunity, alongside its existing fundamental research process. FEAC has established a framework for considering four categories of potential risks—environmental, social, governance and climate risk—that FEAC believes have the potential to affect a company’s financial performance and credit worthiness over time. FEAC’s framework addresses ten standard factors that FEAC believes may be relevant for most investments. These include, but are not limited to, governance policies and procedures, board composition (independence and minority representation), employee policies (health and safety, anti-discrimination, supply chain / responsible labor policies, etc.), environmental policies (waste and recycling, energy efficiency and natural resource policies, environmental risk assessments, specified environmental impact reduction strategies), Scope-1 and Scope-2 emissions, and business interruption policies (protocol and insurance). FEAC’s framework also seeks addresses material risk factors that are most relevant for each issuer’s specific industry. These vary by industry and are

[5]

“Sanctions” are defined as any economic or trade sanctions or restrictive measures enacted, administered, imposed or enforced by (a) the United States government, (b) the United Nations, (c) the European Union or its participating member states, (d) the United Kingdom, (e) the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, the United Nations Security Council and/or HM Treasury and the Cayman Islands government, including pursuant to any sanctions legislation extended to the Cayman Islands by the United Kingdom, or (f) any other government authority having jurisdiction over the Fund.

influenced by the Sustainable Accounting Standards Board Materiality Map. While the questions vary by sector, they aim to ask direct questions focused on the number of incidents and/or financial penalties that have resulted from material ESG or climate related factors. FEAC believes that the combination of standard factors and sector specific material factors creates a useful tool for assessing the existence and effectiveness of an issuer’s ESG policies and procedures. FEAC believes that consideration of ESG factors is an effective risk management tool, allowing FEAC to identify certain investment risks that may not be apparent absent consideration of ESG factors. ESG factors would not be a sole determining factor in any investment decisions for the Fund. ESG integration does not change the Fund’s investment objectives, exclude specific types of companies or investments or constrain the Fund’s investable universe. FEAC’s ESG analysis is limited by the availability of information regarding potential or existing investments. As a result, FEAC’s assessments related to ESG factors may not be conclusive and investments that may be negatively impacted by such factors may be purchased and retained by the Fund while the Fund may divest or not invest in investments that may be positively impacted by such factors.

Reporting Obligations. We will furnish our shareholders with annual reports containing audited financial statements, quarterly reports, and such other periodic reports as we determine to be appropriate or as may be required by law. We have filed this Registration Statement with the SEC and have established the Fund as a reporting company under the Exchange Act. Upon the effectiveness of this Registration Statement, we will be required to comply with all periodic reporting, proxy solicitation and other applicable requirements under the Exchange Act. Within 60 days after each fiscal quarter, we will distribute our quarterly report on Form 10-Q to all shareholders of record. In addition, we will distribute our annual report on Form 10-K to all shareholders within 120 days after the end of each calendar year, which must contain, among other things, a breakdown of the expenses reimbursed by us to the Adviser. These reports will also be available on the SEC’s website at www.sec.gov.

ERISA. We intend to conduct our affairs so that our assets should not be deemed to constitute “plan assets” within the meaning of ERISA and certain U.S. Department of Labor regulations promulgated thereunder, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”).

Each prospective investor that is, or is acting on behalf of any (i) “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is subject to Title I of ERISA, (ii) “plan” described in Section 4975 of the Code that is subject to Section 4975 of the Code (including, without limitation, an individual retirement account and a “Keogh” plan), (iii) plan, account or other arrangement that is subject to the provisions of any other federal, state, local, non-U.S. or other laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions of ERISA or Section 4975 of the Code (collectively, “Similar Laws”), or (iv) entity whose underlying assets are considered to include the assets of any of the foregoing described in clauses (i), (ii) and (iii), pursuant to ERISA or otherwise (each of the foregoing described in clauses (i), (ii), (iii) and (iv) referred to as a “Plan”), must independently determine that our Common Shares are an appropriate investment for the Plan, taking into account its obligations under ERISA, the Code and applicable Similar Laws, and the facts and circumstances of each investing Plan.

Other. We will be periodically examined by the SEC for compliance with the 1940 Act, and be subject to the periodic reporting and related requirements of the Exchange Act. We are also required to provide and maintain a bond issued by a reputable fidelity insurance company to protect against larceny and embezzlement. Furthermore, as a BDC, we are prohibited from protecting any trustee or officer against any liability to our shareholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.

We are also required to designate a Chief Compliance Officer and to adopt and implement written policies and procedures reasonably designed to prevent violation of the federal securities laws and to review these policies and procedures annually for their adequacy and the effectiveness of their implementation.

We are not permitted to change the nature of our business so as to cease to be, or to withdraw our election as, a BDC unless approved by a majority of our outstanding voting securities. A majority of the outstanding voting securities of a company is defined under the 1940 Act as the lesser of: (i) 67% or more of such company’s shares present at a meeting if more than 50% of the outstanding shares of such company are present or represented by proxy, or (ii) more than 50% of the outstanding shares of such company.

Distribution Reinvestment Plan

We have adopted a distribution reinvestment plan (“DRIP”), pursuant to which we will reinvest all cash dividends declared by the Board on behalf of our shareholders who do not elect to receive their dividends in cash as provided below. As a result, if the Board authorizes, and we declare, a cash dividend or other distribution, then our shareholders who have not opted out of our DRIP will have their cash distributions automatically reinvested in additional Common Shares as described below, rather than receiving the cash dividend or other distribution. Distributions on fractional shares will be credited to each participating shareholder’s account to three decimal places.

If any shareholder initially elects not to participate, they may later become a participant by subsequently completing and executing an enrollment form or any distribution authorization form as may be available from the Fund or SS&C GIDS, Inc. (the “Plan Administrator”). Participation in the DRIP will begin with the next distribution payable after acceptance of a participant’s subscription, enrollment or authorization. Common Shares will be purchased under the DRIP as of the first calendar day of the month following the record date of the distribution.

If a shareholder seeks to terminate its participation in the DRIP, notice of termination must be received by the Plan Administrator five business days in advance of the first calendar day of the next month in order for a shareholder’s termination to be effective for such month. Any transfer of Common Shares by a participant to a non-participant will terminate participation in the DRIP with respect to the transferred shares. If a participant elects to tender its Common Shares in full, any Common Shares issued to the participant under the Plan subsequent to the expiration of the tender offer will be considered part of the participant’s prior tender, and participant’s participation in the Plan will be terminated as of the valuation date of the applicable tender offer. Any distributions to be paid to such shareholder on or after such date will be paid in cash on the scheduled distribution payment date.

If you elect to opt out of the DRIP, you will receive any distributions we declare in cash. There will be no upfront selling commissions or fees charged to you if you participate in the DRIP. We will pay the Plan Administrator fees under the DRIP. If your Common Shares are held by a broker or other financial intermediary, you may change your election by notifying your broker or other financial intermediary of your election.

The purchase price for Common Shares purchased under the DRIP will be equal to the most recent available NAV per share for such Common Shares at the time the distribution is payable. Common Shares issued pursuant to our DRIP will have the same voting rights as the Common Shares.

Certain U.S. Federal Income Tax Considerations

The following discussion is a general summary of certain U.S. federal income tax considerations applicable to us and the purchase, ownership and disposition of our Common Shares. This discussion does not purport to be complete or to deal with all aspects of U.S. federal income taxation that may be relevant to shareholders in light of their particular circumstances. Unless otherwise noted, this discussion applies only to U.S. shareholders that hold our Common Shares as capital assets. A U.S. shareholder is a shareholder who is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a U.S. corporation, (iii) a trust if it (a) is subject to the primary supervision of a court in the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has made a valid election to be treated as a U.S. person, or (iv) any estate the income of which is subject to U.S. federal income tax regardless of its source. This discussion is based upon present provisions of the Code, the regulations promulgated thereunder, and judicial and administrative ruling authorities, all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion does not represent a detailed description of the U.S. federal income tax consequences relevant to special classes of taxpayers including, without limitation, financial institutions, insurance companies, partnerships or other pass-through entities (or investors therein), U.S. shareholders whose “functional currency” is not the U.S. dollar, tax-exempt organizations, dealers in securities or currencies, traders in securities or commodities that elect mark to market treatment, or persons that will hold our Common Shares as a position in a “straddle,” “hedge” or as part of a “constructive sale” for U.S. federal income tax purposes. In addition, this discussion does not address the application of the Medicare tax on net investment income or the U.S. federal alternative minimum tax, any U.S. federal estate or gift tax consequences or any tax consequences attributable to persons being required to accelerate the recognition of any item of gross income with respect to our Common Shares as a result of such income being recognized on an applicable financial statement. Prospective investors should consult their tax advisers with regard to the U.S. federal tax consequences of the purchase, ownership, or disposition of our Common Shares, as well as the tax consequences arising under the laws of any state, foreign country or other taxing jurisdiction.

Taxation as a Regulated Investment Company

The Fund intends to elect to be treated, and intends to qualify each taxable year thereafter, as a RIC under Subchapter M of the Code.

To qualify for the favorable tax treatment accorded to RICs under Subchapter M of the Code, the Fund must, among other things: (1) have an election in effect to be treated as a BDC under the 1940 Act at all times during each taxable year; (2) have filed with its return for the taxable year an election to be a RIC or have made such election for a previous taxable year; (3) derive in each taxable year at least 90% of its gross income from (a) dividends, interest, payments with respect to certain securities loans, and gains from the sale or other disposition of stock or securities or foreign currencies, or other income (including but not limited to gains from options, futures or forward contracts) derived with respect to its business of investing in such stock, securities, or currencies; and (b) net income derived from an interest in certain publicly-traded partnerships that are treated as partnerships for U.S. federal income tax purposes and that derive less than 90% of their gross income from the items described in (a) above (each, a “Qualified Publicly-Traded Partnership”); and (4) diversify its holdings so that, at the end of each quarter of each taxable year of the Fund (a) at least 50% of the value of the Fund’s total assets is represented by cash and cash items (including receivables), U.S. government securities and securities of other RICs, and other securities for purposes of this calculation limited, in respect of any one issuer to an amount not greater in value than 5% of the value of the Fund’s total assets, and to not more than 10% of the outstanding voting securities of such issuer, and (b) not more than 25% of the value of the Fund’s total assets is invested in the securities (other than U.S. government securities or securities of other RICs) of (I) any one issuer, (II) any two or more issuers which the Fund controls and which are determined to be engaged in the same or similar trades or businesses or related trades or businesses or (III) any one or more Qualified Publicly-Traded Partnerships (described in 3(b) above).

As a RIC, the Fund generally will not be subject to U.S. federal income tax on its investment company taxable income (as that term is defined in the Code, but determined without regard to the deduction for dividends paid) and net capital gain (the excess of net long-term capital gain over net short-term capital loss), if any, that it distributes in each taxable year to its shareholders, provided that it distributes at least 90% of the sum of its investment company taxable income and its net tax-exempt income for such taxable year. Generally, the Fund intends to distribute to its shareholders, at least annually, substantially all of its investment company taxable income and net capital gains, if any.

Amounts not distributed on a timely basis in accordance with a calendar year distribution requirement are subject to a nondeductible 4% U.S. federal excise tax. To prevent imposition of the excise tax, the Fund must distribute during each calendar year an amount at least equal to the sum of (i) 98% of its ordinary income for the calendar year, (ii) 98.2% of its capital gains in excess of its capital losses (adjusted for certain ordinary losses)

for the one-year period generally ending October 31 of the calendar year and (iii) any ordinary income and capital gains for previous years that were not distributed during those years. For these purposes, the Fund will be deemed to have distributed any income or gains on which it paid U.S. federal income tax.

A distribution will be treated as paid on December 31 of any calendar year if it is declared by the Fund in October, November or December with a record date in such a month and paid by the Fund during January of the following calendar year. Such distributions will be taxable to shareholders in the calendar year in which the distributions are declared, rather than the calendar year in which the distributions are received.

If the Fund failed to qualify as a RIC or failed to satisfy the 90% distribution requirement in any taxable year, the Fund would be subject to U.S. federal income tax at regular corporate rates on its taxable income (including net capital gain), even if such income were distributed to its shareholders, and all distributions out of earnings and profits would be taxed to shareholders as ordinary dividend income. Such distributions generally would be eligible (i) to be treated as “qualified dividend income” in the case of individual and other non-corporate shareholders and (ii) for the dividends received deduction in the case of corporate shareholders. In addition, the Fund could be required to recognize unrealized gains, pay taxes and make distributions (which could be subject to interest charges) before requalifying for taxation as a RIC.

While the Fund generally intends to qualify as a RIC for each taxable year, it is possible that as we ramp up our portfolio we may not satisfy the diversification requirements described above, and thus the Fund may not qualify as a RIC for its initial short taxable year. In such case, however, we anticipate that the associated tax liability would not be material, and that such non-compliance would not have a material adverse effect on our business, financial condition and results of operations, although there can be no assurance in this regard. The remainder of this discussion assumes that the Fund qualifies as a RIC for each taxable year.

Distributions

Distributions by the Fund to shareholders of ordinary income (including “market discount” realized by the Fund on the sale of debt securities), and of net short-term capital gains, if any, realized by the Fund will generally be taxable to shareholders as ordinary income to the extent such distributions are paid out of the Fund’s current or accumulated earnings and profits. Distributions, if any, of net capital gains properly reported as “capital gain dividends” will be taxable as long-term capital gains, regardless of the length of time the shareholder has owned our Common Shares. A distribution of an amount in excess of the Fund’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) will be treated by a shareholder as a return of capital which will be applied against and reduce the shareholder’s basis in its Common Shares. To the extent that the amount of any such distribution exceeds the shareholder’s basis in its Common Shares, the excess will be treated by the shareholder as gain from a sale or exchange of the Common Shares. Distributions paid by the Fund generally will not be eligible for the dividends received deduction allowed to corporations or for the reduced rates applicable to certain qualified dividend income received by non-corporate shareholders.

Distributions will be treated in the manner described above regardless of whether such distributions are paid in cash or invested in additional Common Shares pursuant to the distribution reinvestment plan. Shareholders receiving distributions in the form of additional Common Shares of the Fund will generally be treated as receiving a distribution in the amount of cash that they would have received if they had elected to receive the distribution in cash. The additional Common Shares received by a shareholder pursuant to the distribution reinvestment plan will have a new holding period commencing on the day following the day on which the Common Shares were credited to the shareholder’s account.

The Fund may elect to retain its net capital gain or a portion thereof for investment and be taxed at corporate rates on the amount retained. In such case, the Fund may designate the retained amount as undistributed capital gains in a notice to its shareholders, who will be treated as if each received a distribution of its pro rata share of such gain, with the result that each shareholder will (i) be required to report its pro rata share of such gain on its tax return as long-term capital gain, (ii) receive a refundable tax credit for its pro rata share of tax paid by the Fund on the gain and (iii) increase the tax basis for its Common Shares by an amount equal to the deemed distribution less the tax credit.

The Internal Revenue Service (“IRS”) currently requires that a RIC that has two or more classes of stock allocate to each such class proportionate amounts of each type of its income (such as ordinary income and capital gains) based upon the percentage of total dividends paid to each class for the tax year. Accordingly, if the Fund issues preferred shares, the Fund intends to allocate capital gain dividends, if any, between its Common Shares and preferred shares in proportion to the total dividends paid to each class with respect to such tax year. Shareholders will be notified annually as to the U.S. federal tax status of distributions.

A “publicly offered regulated investment company” or “publicly offered RIC” is a RIC whose shares are either (i) continuously offered pursuant to a public offering within the meaning of Section 4 of the Securities Act, (ii) regularly traded on an established securities market or (iii) held by at least 500 persons at all times during the taxable year. While the Fund generally expects to qualify as a RIC, the Fund anticipates that it will not qualify as a publicly offered RIC before it commences a continuous public offering of the Common Shares. If the Fund is a RIC that is not a publicly offered RIC for any period, a non-corporate shareholder’s allocable portion of its affected expenses, including management fees, will be treated as an additional distribution to the shareholder and will be treated as miscellaneous itemized deductions that are deductible only to the extent permitted by applicable law. Under current law, such expenses will not be deductible by any such shareholder for tax years that begin prior to January 1, 2026 and are deductible subject to limitation thereafter.

Sale or Exchange of Common Shares

Upon the sale, exchange or other disposition of our Common Shares (except pursuant to a repurchase by the Fund, as described below), a shareholder will generally realize a capital gain or loss in an amount equal to the difference between the amount realized and the shareholder’s adjusted tax basis in the Common Shares. Such gain or loss will be long-term or short-term, depending upon the shareholder’s holding period for the Common Shares. Generally, a shareholder’s gain or loss will be a long-term gain or loss if the Common Shares have been held for more than one year. For non-corporate taxpayers, long-term capital gains are currently eligible for reduced rates of taxation.

No loss will be allowed on the sale, exchange or other disposition of Common Shares if the shareholder acquires (including pursuant to the distribution reinvestment plan) or enters into a contract or option to acquire securities that are substantially identical to such Common Shares within 30 days before or after the disposition. In such a case, the basis of the securities acquired will be adjusted to reflect the disallowed loss. Losses realized by a shareholder on the sale, exchange or other disposition of Common Shares held for six months or less are treated as long-term capital losses to the extent of any distribution of long-term capital gain received (or amounts designated as undistributed capital gains) with respect to such Common Shares.

We intend to offer to repurchase, in each quarter, up to 5% of our Common Shares outstanding (either by number of shares or aggregate NAV) as of the close of the previous calendar quarter. Shareholders who tender all Common Shares of the Fund held, or considered to be held, by them generally will be treated as having sold their Common Shares and generally will realize a capital gain or loss. If a shareholder tenders fewer than all of its Common Shares or fewer than all Common Shares tendered are repurchased, such shareholder may be treated as having received a taxable dividend upon the tender of its Common Shares. In such a case, there is a risk that non-tendering shareholders, and shareholders who tender some but not all of their Common Shares or fewer than all of whose Common Shares are repurchased, in each case whose percentage interests in the Fund increase as a result of such tender, will be treated as having received a taxable distribution from the Fund. The extent of such risk will vary depending upon the particular circumstances of the tender offer, and in particular whether such offer is a single and isolated event or is part of a plan for periodically redeeming Common Shares of the Fund.

Under U.S. Treasury regulations, if a shareholder recognizes a loss with respect to Common Shares of $2 million or more for an individual shareholder or $10 million or more for a corporate shareholder, the shareholder must file with the IRS a disclosure statement on IRS Form 8886. Direct shareholders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, shareholders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to shareholders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders should consult their tax advisers to determine the applicability of these regulations in light of their individual circumstances.

Nature of the Fund’s Investments

Certain of the Fund’s hedging and derivatives transactions are subject to special and complex U.S. federal income tax provisions that may, among other things, (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (ii) convert lower-taxed long-term capital gain into higher-taxed short-term capital gain or ordinary income, (iii) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (iv) cause the Fund to recognize income or gain without a corresponding receipt of cash, (v) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (vi) adversely alter the intended characterization of certain complex financial transactions and (vii) produce income that will not be treated as qualifying income for purposes of the 90% gross income test described above.

These rules could therefore affect the character, amount and timing of distributions to shareholders and the Fund’s status as a RIC. The Fund will monitor its transactions and may make certain tax elections in order to mitigate the effect of these provisions.

Below Investment Grade Instruments

The Fund expects to invest in debt securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Investments in these types of instruments may present special tax issues for the Fund. U.S. federal income tax rules are not entirely clear about issues such as when the Fund may cease to accrue interest, original issue discount or market discount, when and to what extent deductions may be taken for bad debts or worthless instruments, how payments received on obligations in default should be allocated between principal and income and whether exchanges of debt obligations in a bankruptcy or workout context are taxable. These and other issues will be addressed by the Fund, to the extent necessary, to preserve its status as a RIC and to distribute sufficient income to not become subject to U.S. federal income tax.

Original Issue Discount

For U.S. federal income tax purposes, we may be required to recognize taxable income in circumstances in which we do not receive a corresponding payment in cash. For example, if we hold debt obligations that are treated under applicable tax rules as having original issue discount (such as zero coupon securities, debt instruments with PIK interest or, in certain cases, increasing interest rates or debt instruments that were issued with warrants), we must include in income each year a portion of the original issue discount that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same taxable year. We may also have to include in income other amounts that we have not yet received in cash, such as deferred loan origination fees that are paid after origination of the loan or are paid in non-cash compensation such as warrants or stock. Because any original issue discount or other amounts accrued will be included in our investment company taxable income for the year of the accrual, we may be required to make a distribution to our shareholders in order to satisfy the annual distribution requirement, even though we will not have received any corresponding cash amount. As a result, we may have difficulty meeting the annual distribution requirement necessary to qualify for and maintain RIC tax treatment under Subchapter M of the Code. We may have to sell some of our investments at times and/or at prices we would not consider advantageous, raise additional debt or equity capital or forgo new investment opportunities for this purpose. If we are not able to obtain cash from other sources, we may not qualify for or maintain RIC tax treatment, and thus we may become subject to corporate-level income tax.

Market Discount

In general, the Fund will be treated as having acquired a debt instrument with market discount if its stated redemption price at maturity (or, in the case of a debt instrument issued with original issue discount, its revised issue price) exceeds the Fund’s initial tax basis in the debt instrument by more than a statutory de minimis amount. The Fund will be required to treat any principal payments on, or any gain derived from the disposition of, any debt instruments acquired with market discount as ordinary income to the extent of the accrued market discount, unless the Fund makes an election to accrue market discount on a current basis. If this election is not made, all or a portion of any deduction for interest expense incurred to purchase or carry a market discount debt instrument may be deferred until the Fund sells or otherwise disposes of such debt instrument.

Currency Fluctuations

Under Section 988 of the Code, gains or losses attributable to fluctuations in exchange rates between the time the Fund accrues income or receivables or expenses or other liabilities denominated in a foreign currency and the time the Fund actually collects such income or receivables or pays such liabilities are generally treated as ordinary income or loss. Similarly, gains or losses on foreign currency, foreign currency forward contracts, certain foreign currency options or futures contracts and the disposition of debt securities denominated in foreign currency, to the extent attributable to fluctuations in exchange rates between the acquisition and disposition dates, are also treated as ordinary income or loss.

Foreign Taxes

The Fund’s investment in non-U.S. securities may be subject to non-U.S. withholding taxes. In that case, the Fund’s yield on those securities would be decreased. Shareholders will generally not be entitled to claim a credit or deduction with respect to foreign taxes paid by the Fund.

Preferred Shares or Borrowings

If the Fund utilizes leverage through the issuance of preferred shares or borrowings, it may be restricted by certain covenants with respect to the declaration of, and payment of, dividends on Common Shares in certain circumstances. Limits on the Fund’s payments of dividends on Common Shares may prevent the Fund from meeting the distribution requirements described above, and may, therefore, jeopardize the Fund’s qualification for taxation as a RIC and possibly subject the Fund to the 4% excise tax. The Fund will endeavor to avoid restrictions on its ability to make dividend payments.

Backup Withholding

The Fund may be required to withhold from all distributions and redemption proceeds payable to U.S. shareholders who fail to provide the Fund with their correct taxpayer identification numbers or to make required certifications, or who have been notified by the IRS that they are subject to backup withholding. Certain shareholders specified in the Code generally are exempt from such backup withholding. This backup withholding is not an additional tax. Any amounts withheld may be refunded or credited against the shareholder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Shareholders

U.S. taxation of a shareholder who is a nonresident alien individual, a foreign trust or estate or a foreign corporation, as defined for U.S. federal income tax purposes (a “foreign shareholder”), depends on whether the income from the Fund is “effectively connected” with a U.S. trade or business carried on by the shareholder.

If the income from the Fund is not “effectively connected” with a U.S. trade or business carried on by the foreign shareholder, distributions of investment company taxable income will be subject to a U.S. tax of 30% (or lower treaty rate), which tax is generally withheld from such distributions. However, dividends paid by the Fund that are “interest-related dividends” or “short-term capital gain dividends” will generally be exempt from such withholding, in each case to the extent the Fund properly reports such dividends to shareholders. For these purposes, interest-related dividends and short-term capital gain dividends generally represent distributions of interest or short-term capital gains that would not have been subject to U.S. federal withholding tax at the source if received directly by a foreign shareholder, and that satisfy certain other requirements. A foreign shareholder whose income from the Fund is not “effectively connected” with a U.S. trade or business would generally be exempt from U.S. federal income tax on capital gain dividends, any amounts retained by the Fund that are designated as undistributed capital gains and any gains realized upon the sale, exchange or other disposition of shares. However, a foreign shareholder who is a nonresident alien individual and is physically present in the United States for more than 182 days during the taxable year and meets certain other requirements will nevertheless be subject to a U.S. tax of 30% on such capital gain dividends, undistributed capital gains and disposition gains.

If the income from the Fund is “effectively connected” with a U.S. trade or business carried on by a foreign shareholder, then distributions of investment company taxable income, any capital gain dividends, any amounts retained by the Fund that are designated as undistributed capital gains and any gains realized upon the sale, exchange or other disposition of shares will be subject to U.S. federal income tax at the tax rates applicable to U.S. citizens, residents or domestic corporations. Foreign corporate shareholders may also be subject to the branch profits tax imposed by the Code.

The Fund may be required to withhold from distributions that are otherwise exempt from U.S. federal withholding tax (or taxable at a reduced treaty rate) unless the foreign shareholder certifies its foreign status under penalties of perjury or otherwise establishes an exemption.

The tax consequences to a foreign shareholder entitled to claim the benefits of an applicable tax treaty may differ from those described herein. Foreign shareholders are advised to consult their own tax advisers with respect to the particular tax consequences to them of an investment in the Fund.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any dividends that the Fund pays to (i) a “foreign financial institution” (as specifically defined in the Code), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its “United States account” holders (as specifically defined in the Code) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial United States owners or provides the name, address and taxpayer identification number of each such substantial United States owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. In addition, foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. You should consult your own tax adviser regarding FATCA and whether it may be relevant to your ownership and disposition of our Common Shares.

Other Taxation

Shareholders may be subject to state, local and foreign taxes on their distributions from the Fund. Shareholders are advised to consult their own tax advisers with respect to the particular tax consequences to them of an investment in the Fund.

ITEM 1A.	RISK FACTORS

Risk Factor Summary

The following is only a summary of the principal risks that may materially adversely affect our business, financial condition, results of operations and cash flows. The following should be read in conjunction with the complete discussion of risk factors we face, which are set forth below under “Risk Factors.”

Risks Related to Our Business and Structure

•	We are a new company and have no operating history.

•	Our Board may amend our Declaration of Trust without prior shareholder approval.

•	We may suffer credit losses.

Risks Related to Our Investments

•	Our investments in prospective private and middle market portfolio companies are risky, and we could lose all or part of our investment.

•	Our investments in lower credit quality obligations are risky and highly speculative, and we could lose all or part of our investment.

•	We may not be in a position to exercise control over our portfolio companies or to prevent decisions by management of our portfolio companies that could decrease the value of our investments.

Risks Related to the Adviser and Its Affiliates; Conflicts of Interest

•	The Advisers and their affiliates, senior management and employees have certain conflicts of interest.

•	We may be obligated to pay the Adviser incentive compensation even if we incur a net loss due to a decline in the value of our portfolio.

•	There may be conflicts of interest related to obligations that the Advisers have with respect to the allocation of investment opportunities.

Risks Related to Business Development Companies

•	Our ability to enter into transactions with our affiliates will be restricted.

•

If we do not invest a sufficient portion of our assets in qualifying assets, we could fail to qualify as a BDC or be precluded from investing according to our current business strategy, which would have a material adverse effect on our business, financial condition and results of operations.

•

Regulations governing our operation as a BDC may limit our ability to, and the way in which we raise additional capital, which could have a material adverse impact on our liquidity, financial condition and results of operations.

•	There is a risk that we may not make distributions or that our distributions may not grow over time.

Risks Related to Debt Financing

•

When we use leverage, the potential for loss on amounts invested in us will be magnified and may increase the risk of investing in us. Leverage may also adversely affect the return on our assets, reduce cash available for distribution to our shareholders and result in losses.

•	We may default under our credit facilities.

•	Provisions in a credit facility may limit our investment discretion.

Federal Income Tax Risks

•	If we are unable to qualify for tax treatment as a RIC, we will be subject to corporate-level income tax.

•	We may have difficulty paying our required distributions if we recognize income before or without receiving cash representing such income.

•	Some of our investments may be subject to corporate-level income tax.

Risks Relating to an Investment in the Common Shares

•	We may have difficulty sourcing investment opportunities.

•	We face risks associated with the deployment of our capital.

•	No shareholder approval is required for certain mergers.

Risk Factors

Investing in our Common Shares involves a number of significant risks. The following information is a discussion of the material risk factors associated with an investment in our Common Shares specifically, as well as those factors generally associated with an investment in a company with investment objectives, investment policies, capital structure or traders markets similar to ours. In addition to the other information contained in this prospectus, you should consider carefully the following information before making an investment in our Common Shares. The risks below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also impair our operations and performance. If any of the following events occur, our business, financial condition and results of operations could be materially and adversely affected. In such cases, the NAV of our Common Shares could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Structure

We are a new company and have no operating history.

The Fund is a non-diversified, closed-end management investment company that will elect to be regulated as a BDC with no operating history. As a result, we have no track record or history on which prospective investors can base their investment decision. We are subject to the business risks and uncertainties associated with recently formed businesses, including the risk that we will not achieve our investment objective and the value of a shareholder’s investment could decline substantially or become worthless. Further, the Advisers have not previously managed a private business development company. While we believe that the past professional experiences of FEAC’s investment team managing a publicly traded BDC, including investment and financial experience of FEAC’s senior management, will increase the likelihood that FEAC will be able to manage the Fund successfully, there can be no assurance that this will be the case.

Our Board of Trustees may amend our Declaration of Trust without prior shareholder approval.

Our Board may, without shareholder vote, subject to certain exceptions, amend or otherwise supplement the Declaration of Trust by amending, supplementing or restating the Declaration of Trust, including without limitation, to classify the Board, to impose advance notice bylaw provisions for trustee nominations or shareholder proposals, to require super-majority approval of transactions with significant shareholders or other provisions that may be characterized as anti-takeover in nature.

We may suffer credit losses.

Investments in the credit of private companies is highly speculative and involves a high degree of risk of credit loss, and therefore our securities may not be suitable for someone with a low tolerance for risk. These risks are likely to increase during a recession.

The lack of liquidity in our investments may adversely affect our business.

Our investments generally are made in private companies. Substantially all of these securities are subject to legal and other restrictions on resale or will be otherwise less liquid than publicly traded securities. The illiquidity of our investments may make it difficult for us to sell such investments if the need arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we had previously recorded our investments. Further, we may face other restrictions on our ability to liquidate an investment in a portfolio company to the extent that we or an affiliated manager have material non-public information regarding such portfolio company.

Our financial condition and results of operations depend on our ability to manage future growth effectively.

Our ability to achieve our investment objective depends on our ability to acquire suitable investments and monitor and administer those investments, which depends, in turn, on FEAC’s ability to identify, invest in and monitor companies that meet our investment criteria.

Accomplishing this result on a cost-effective basis is largely a function of the structuring of our investment process and the ability of FEAC to provide competent, attentive and efficient services to us. Our executive officers and the Investment Committee Members have substantial responsibilities in connection with their roles at First Eagle and with the other First Eagle funds, as well as responsibilities under the Subadvisory Agreement and Administration Agreement. They may also be called upon to provide significant managerial assistance to certain of our portfolio companies. These demands on their time, which will increase as the number of investments grow, may distract them or slow the rate of investment. In order to grow, FEAC will need to hire, train, supervise, manage and retain new employees. However, we cannot assure you that we will be able to do so effectively. Any failure to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations.

We may experience fluctuations in our periodic operating results.

We could experience fluctuations in our periodic operating results due to a number of factors, including the interest rates payable on the debt securities we acquire, the default rates on such securities, the level of our expenses (including the interest rates payable on our borrowings), the dividend rates payable on preferred stock we issue, variations in and the timing of the recognition of realized and unrealized gains or losses, the degree to which we encounter competition in our markets and general economic conditions. As a result of these factors, results for any period should not be relied upon as being indicative of performance in future periods.

We are exposed to risks associated with changes in interest rates, including fluctuations in interest rates which could adversely affect our profitability.

General interest rate fluctuations may have a substantial negative impact on our investments and investment opportunities, and, accordingly, may have a material adverse effect on our investment objective and rate of return on investment capital. A portion of our income will depend upon the difference between the rate at which we borrow funds and the interest rate on the debt securities in which we invest. Because we will borrow money to make investments and may issue debt securities, preferred stock or other securities, our net investment income is dependent upon the difference between the rate at which we borrow funds or pay interest or dividends on such debt securities, preferred stock or other securities and the rate at which we invest these funds. Typically, we anticipate that our interest earning investments will accrue and pay interest at both variable and fixed rates, and that our interest-bearing liabilities will accrue interest at variable and fixed rates. The benchmarks used to determine the floating rates earned on our interest earning investments are SOFR, with maturities that range between one and twelve months and alternate base rate, or ABR, (commonly based on the Prime Rate or the Federal Funds Rate), with no fixed maturity date. As a result, there can be no assurance that a significant change in market interest rates will not have a material adverse effect on our net investment income. We use a combination of equity and long-term and short-term borrowings to finance our investment activities. Further, the expected discontinuation of LIBOR, and the markets transition to SOFR or another reference rate, could have a significant impact on our business.

A significant increase in market interest rates could harm our ability to attract new portfolio companies and originate new loans and investments. We expect that a majority of our investments in debt will be at floating rates with a floor. However, in the event that we make investments in debt at variable rates, a significant increase in market interest rates could also result in an increase in our non-performing assets and a decrease in the value of our portfolio because our floating-rate loan portfolio companies may be unable to meet higher payment obligations. In periods of rising interest rates, our cost of funds would increase, resulting in a decrease in our net investment income. In addition, a decrease in interest rates may reduce net income, because new investments may be made at lower rates despite the increased demand for our capital that the decrease in interest rates may produce. We may, but will not be required to, hedge against the risk of adverse movement in interest rates in our short-term and long-term borrowings relative to our portfolio of assets. If we engage in hedging activities, it may limit our ability to participate in the benefits of lower interest rates with respect to the hedged portfolio. Adverse developments resulting from changes in interest rates or hedging transactions could have a material adverse effect on our business, financial condition, and results of operations.

A rise in the general level of interest rates can be expected to lead to higher interest rates applicable to our debt investments. Accordingly, an increase in interest rates would make it easier for us to meet or exceed the incentive fee hurdle rate and may result in a substantial increase of the amount of incentive fees payable to our investment adviser with respect to our pre-incentive fee net investment income.

During periods of declining interest rates, the market price of fixed rate income securities generally rises. Conversely, during periods of rising interest rates, the market price of such securities generally declines. The magnitude of these fluctuations in the market price of fixed income securities is generally greater for securities with longer maturities. Given current market conditions and recent actions by the U.S. Federal Reserve, risks associated with rising interest rates are heightened. Fluctuations in the market price of our securities will not affect interest income derived from securities already owned by us, but will be reflected in our NAV.

Our investments may also be subject to prepayment or “call” risk. During periods of declining interest rates, borrowers or issuers may exercise their option to prepay principal earlier than scheduled. For fixed rate securities, such payments often occur during periods of declining interest rates, and could force us to reinvest in lower yielding securities, resulting in a possible decline our income and distributions to shareholders.

Any failure on our part to maintain our status as a BDC would reduce our operating flexibility.

If we fail to continue to qualify as a BDC, we might be regulated as a closed-end investment company under the 1940 Act, which would subject us to substantially more regulatory restrictions under the 1940 Act and correspondingly decrease our operating flexibility and could significantly increase our costs of doing business. Furthermore, any failure to comply with the requirements imposed on BDCs by the 1940 Act could cause the SEC to bring an enforcement action against us.

There will be uncertainty as to the value of our portfolio investments.

Under the 1940 Act, we are required to carry our portfolio investments at market value or, if there is no readily available market value, at fair value as determined pursuant to policies adopted by, and subject to the oversight of, our Board. The Board recognizes that proper valuation of the Fund’s assets is critical to the operations of the Fund. Accordingly, the Board approved portfolio pricing procedures in light of the requirements of Section 2(a)(41) of the 1940 Act, Rule 2a-5 thereunder and positions of the SEC. The Board retains ultimate oversight responsibility for the Fund’s valuation process. Notwithstanding the Board’s obligations under Section 2(a)(41) and Rule 2a-5, the Board designated FEIM as the “valuation designee” as that term is defined in Rule 2a-5. As the valuation designee, the Board designated FEIM to perform fair value determinations of the Fund’s assets by implementing valuation policies and procedures approved by the Board, subject to the oversight of the Board and the Board’s Audit Committee, and in compliance with the requirements of Rule 2a-5. FEIM’s fair valuation process will be subject to Board oversight and certain reporting and other requirements. A large percentage of our portfolio investments are in the form of securities that are not publicly traded. The fair value of securities and other investments that are not publicly traded may not be readily determinable. Our valuation designee values these securities on a quarterly basis at fair value as determined in good faith as required by the 1940 Act, which is in accordance with our valuation policy and consistent with GAAP. In connection with striking a NAV as of the last day of a month that is not also the last day of a calendar quarter, our valuation designee will consider whether there has been a material change to such investments as to affect their fair value since the most recent quarter-end. If FEAC determines such a change has occurred with respect to one or more investments, the relevant portfolio management team shall determine whether to recommend a change to the FEIM valuation committee and whether the applicable pricing professional will determine whether to engage an independent valuation firm for assistance. FEIM and FEAC may utilize the services of third-party valuation firms to aid it in determining the fair value of these securities on a quarterly basis and may use such third-party valuation firms in certain limited circumstances to aid the determination of fair value of such investments on a monthly basis. The Board periodically discusses valuations and reviews FEIM’s fair value determinations made in good faith based on the input of the applicable third-party valuation firms. The factors that may be considered in fair value pricing our investments include the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings, the markets in which the portfolio company does business, comparisons to publicly traded companies, discounted cash flow and other relevant factors. Because such valuations, and particularly valuations of private securities and private companies, are inherently uncertain they may fluctuate over short periods of time and may be based on estimates. Further, our valuation designee’s determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. Our NAV could be adversely affected if our valuation designee’s determinations regarding the fair value of our investments were materially higher than the values that we ultimately realize upon the disposal of such securities.

Because we expect to have substantial indebtedness, there could be increased risk in investing in our company.

Lenders will have fixed dollar claims on our assets that are superior to the claims of shareholders, and we have granted and may grant, lenders a security interest in our assets in connection with borrowings. In the case of a liquidation event, those lenders would receive proceeds before our shareholders. In addition, borrowings, also known as leverage, magnify the potential for gain or loss on amounts invested and, therefore, increase the risks associated with investing in our securities. Leverage is generally considered a speculative investment technique. If the value of our assets increases, then leveraging would cause the NAV attributable to our Common Shares to increase more than it otherwise would have had we not leveraged.

Conversely, if the value of our assets decreases, leveraging would cause the NAV attributable to our Common Shares to decline more than it otherwise would have had we not leveraged. Similarly, any increase in our revenue in excess of interest expense on our borrowed funds would cause our net income to increase more than it would without the leverage. Any decrease in our revenue would cause our net income to decline more than it would have had we not borrowed funds and could negatively affect our ability to make distributions on our Common Shares. Our ability to service any debt that we incur will depend largely on our financial performance and will be subject to prevailing economic conditions and competitive pressures. We and, indirectly, our shareholders will bear the cost associated with our leverage activity.

To the extent original issue discount (“OID”) or payment in-kind (“PIK”) interest constitute a portion of our income, we will be exposed to typical risks associated with such income being required to be included in taxable and accounting income prior to receipt of cash representing such income.

Our investments may include OID instruments or instruments with PIK interest, which represents contractual interest added to a loan balance and due at the end of such loan’s term. To the extent OID or PIK interest constitute a portion of our income, we would be exposed to typical risks associated with such income being required to be included in taxable and accounting income prior to receipt of cash. Such risks include:

•

The higher interest rates of OID and PIK instruments reflect the payment deferral and increased credit risk associated with these instruments, and OID and PIK instruments generally represent a significantly higher credit risk than coupon loans.

•	Even if the accounting conditions for income accrual are met, the borrower could still default when our actual collection is supposed to occur at the maturity of the obligation.

•

OID and PIK instruments may have unreliable valuations because their continuing accruals require continuing judgments about the collectability of the deferred payments and the value of any associated collateral.

•	OID and PIK income may also create uncertainty about the source of our cash distributions.

•

For accounting purposes, any cash distributions to shareholders representing OID and PIK income are expected to not be treated as coming from paid-in capital, even though the cash to pay them is expected to come from the offering proceeds. As a result, despite the fact that a distribution representing OID and PIK income could be paid out of amounts invested by our shareholders, the 1940 Act does not require that shareholders be given notice of this fact by reporting it as a return of capital.

•

PIK interest has the effect of generating investment income at a compounding rate, thereby further increasing the incentive fees payable to the Adviser. Similarly, all things being equal, the deferral associated with PIK interest also decreases the loan-to-value ratio at a compounding rate.

The highly competitive market in which we operate may limit our investment opportunities.

A number of entities compete with us to make the types of investments that we make. We compete with other BDCs, public and private funds, commercial and investment banks, CLO funds, commercial finance companies, and, to the extent they provide an alternative form of financing, private equity and hedge funds. Additionally, because competition for investment opportunities generally has increased among alternative investment vehicles, such as hedge funds, entities have begun to invest in areas in which they had not traditionally invested. As a result of these new entrants, competition for investment opportunities intensified in recent years and may intensify further in the future. Some of our existing and potential competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. For example, some competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Furthermore, many of our competitors are not subject to the regulatory restrictions that the 1940 Act imposes on us as a BDC and that the Code imposes on us as a RIC. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this existing and potentially increasing competition, we may not be able to take advantage of attractive investment opportunities from time to time, and we can offer no assurance that we will be able to identify and make investments that are consistent with our investment objective.

With respect to the investments we make, we do not seek to compete based primarily on the interest rates we offer, and we believe that some of our competitors may make loans with interest rates that are lower than the rates we offer. With respect to all investments, we may lose some investment opportunities if we do not match our competitors’ pricing, terms and structure. However, if we match our competitors’ pricing, terms and structure, we may experience decreased net interest income, lower yields and increased risk of credit loss. We may also compete for investment opportunities with investment funds, accounts and investment vehicles managed by the Advisers. Although the Advisers will allocate opportunities in accordance with their policies and procedures, allocations to such investment funds, accounts and investment vehicles will reduce the amount and frequency of opportunities available to us and may not be in the best interests of us and our shareholders.

Because we expect to distribute substantially all of our net investment income and net realized capital gains to our shareholders, we will need additional capital to finance our growth and such capital may not be available on favorable terms or at all.

We intend to elect to be taxed for federal income tax purposes as a RIC under Subchapter M of the Code. If we meet certain requirements, including source of income, asset diversification and distribution requirements, and if we continue to qualify as a BDC, we will continue to qualify for tax treatment as a RIC under the Code and will not have to pay corporate-level income taxes on income we distribute to our shareholders as dividends, allowing us to substantially reduce or eliminate our corporate-level income tax liability. As a BDC, we are generally required to meet a coverage ratio of total assets to total senior securities, which includes all of our borrowings and any preferred stock we may issue in the future, of at least 150% at the time we issue any debt or preferred stock. This requirement limits the amount that we may borrow. Because we will continue to need capital to grow our investment portfolio, this limitation may prevent us from incurring debt or preferred stock and require us to raise additional equity at a time when it may be disadvantageous to do so. We cannot assure you that debt and equity financing will be available to us on favorable terms, or at all, and debt financings may be restricted by the terms of any of our outstanding borrowings. In addition, as a BDC, we are generally not permitted to issue Common Shares priced below NAV without shareholder approval. If additional funds are not available to us, we could be forced to curtail or cease new lending and investment activities, and our NAV could decline.

Our Board of Trustees may change our investment objective, operating policies and strategies without prior notice or shareholder approval.

Our Board has the authority to modify or waive certain of our operating policies and strategies without prior notice and without shareholder approval (except as required by the 1940 Act). However, absent shareholder approval, we may not change the nature of our business so as to cease to be, or withdraw our election as, a BDC. We cannot predict the effect any changes to our operating policies and strategies would have on our business, operating results or value of our stock. Nevertheless, the effects could adversely affect our business and impact our ability to make distributions and cause you to lose all or part of your investment.

We are dependent on information systems and systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our Common Shares and our ability to pay dividends.

Our business is dependent on our and third parties’ communications and information systems. Any failure or interruption of those systems, including as a result of the termination of an agreement with any third-party service providers, could cause delays or other problems in our activities. Our financial, accounting, data processing, backup or other operating systems and facilities may fail to operate properly or become disabled or damaged as a result of a number of factors including events that are wholly or partially beyond our control and adversely affect our business. There could be:

(1)	sudden electrical or telecommunications outages;

(2)	natural disasters such as earthquakes, tornadoes and hurricanes;

(3)	disease pandemics;

(4)	events arising from local or larger scale political or social matters, including terrorist acts; and

(5)	cyber-attacks.

These events, in turn, could have a material adverse effect on our operating results and negatively affect the market price of our Common Shares and our ability to pay dividends to our shareholders.

The failure in cyber security systems, as well as the occurrence of events unanticipated in our disaster recovery systems and management continuity planning could impair our ability to conduct business effectively.

The occurrence of a disaster such as a cyber-attack, a natural catastrophe, an industrial accident, a terrorist attack or war, events unanticipated in our disaster recovery systems, or a support failure from external providers, could have an adverse effect on our ability to conduct business and on our results of operations and financial condition, particularly if those events affect our computer-based data processing, transmission, storage, and retrieval systems or destroy data. If a significant number of the Advisers’ employees were unavailable in the event of a disaster, our ability to effectively conduct our business could be severely compromised.

We depend heavily upon computer systems to perform necessary business functions. Despite our implementation of a variety of security measures, our computer systems could be subject to cyber-attacks and unauthorized access, such as physical and electronic break-ins, “phishing” attempts or unauthorized tampering. Like other companies, we may experience threats to our data and systems, including malware and computer virus attacks, impersonation of authorized users, unauthorized access, system failures and disruptions. We do not control the cyber security plans and systems put in place by third-party service providers, and such third-party service providers may have limited indemnification obligations to us, the Advisers, shareholders and/or a portfolio company, each of which would be negatively impacted. If one or more of these events occurs, it could potentially jeopardize the confidential, proprietary and other information processed and stored in, and transmitted through, our computer systems and networks, or otherwise cause interruptions or malfunctions in our operations, which could result in damage to our reputation, financial losses, litigation, increased costs, regulatory penalties and/or customer dissatisfaction or loss.

Many jurisdictions in which we or our portfolio companies may operate have laws and regulations relating to data, cyber security and protection of personal information, including the General Data Protection Regulation in the European Union and the California Consumer Privacy Act (“CCPA”). The CCPA provides for enhanced consumer protections for California residents, a private right of action for data breaches and statutory fines for data breaches or other CCPA violations. If we fail to comply with the relevant laws and regulations, it could result in regulatory investigations and penalties, which could lead to negative publicity and may cause our fund investors and clients to lose confidence in the effectiveness of our security measures.

We are an “emerging growth company” under the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our shares less attractive to investors.

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). As an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting and disclosure requirements that are applicable to public companies that are not emerging growth companies. For so long as we remain an emerging growth company, we will not be required to:

(1) have an auditor attestation report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”);

(2) submit certain executive compensation matters to shareholder advisory votes pursuant to the “say on frequency” and “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; or

(3) disclose certain executive compensation related items, such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, the JOBS Act provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies. This means that an emerging growth company can delay adopting certain accounting standards until such standards are otherwise applicable to private companies.

We will remain an emerging growth company for up to five years, or until the earliest of: (1) the last date of the fiscal year during which we had total annual gross revenues of $1.235 billion or more; (2) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; or (3) the date on which we are deemed to be a “large accelerated filer” as defined under Rule 12b-2 under the Exchange Act.

We do not believe that being an emerging growth company will have a significant impact on our business or our private offering. We have elected to opt in to the extended transition period for complying with new or revised accounting standards available to emerging growth companies. Also, because we are not a large accelerated filer or an accelerated filer under Section 12b-2 of the Exchange Act, and will not be for so long as our Common Shares are not traded on a securities exchange, we will not be subject to auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act even once we are no longer an emerging growth company. In addition, so long as we are externally managed by the Advisers and we do not directly compensate our executive officers, or reimburse FEIM, FEAC or their affiliates for the salaries, bonuses, benefits and severance payments for persons who also serve as one of our executive officers or as an executive officer of the Advisers, we do not expect to include disclosures relating to executive compensation in our periodic reports or proxy statements and, as a result, do not expect to be required to seek shareholder approval of executive compensation and golden parachute compensation arrangements pursuant to Section 14A(a) and (b) of the Exchange Act.

As a public company, we are subject to regulations not applicable to private companies, such as provisions of the Sarbanes-Oxley Act. Efforts to comply with such regulations will involve significant expenditures, and non-compliance with such regulations may adversely affect us.

As a public company, we are subject to the Sarbanes-Oxley Act, and the related rules and regulations promulgated by the SEC. Our management is required to report on our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We are required to review on an annual basis our internal control over financial reporting, and on a quarterly and annual basis to evaluate and disclose changes in our internal control over financial reporting. As a relatively new company, developing and maintaining an effective system of internal controls may require significant expenditures, which may negatively impact our financial performance and our ability to make distributions. This process also will result in a diversion of our management’s time and attention. We cannot be certain of when our evaluation, testing and remediation actions will be completed or the impact of the same on our operations. In addition, we may be unable to ensure that the process is effective or that our internal controls over financial reporting are or will be effective in a timely manner. In the event that we are unable to develop or maintain an effective system of internal controls and maintain or achieve compliance with the Sarbanes-Oxley Act and related rules, we may be adversely affected.

Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until there is a public market for our shares, which is not expected to occur.

Risks Related to Our Investments

Our investments in prospective private and middle market portfolio companies are risky, and we could lose all or part of our investment.

Investment in private and middle market companies involves a number of significant risks. Generally, little public information exists about these companies, and we are required to rely on the ability of the Advisers’

investment professionals to obtain adequate information to evaluate the potential returns from investing in these companies. If we are unable to uncover all material information about these companies, we may not make a fully informed investment decision, and we may lose money on our investments. Certain companies may have limited financial resources and may be unable to meet their obligations under their debt securities that we hold, which may be accompanied by a deterioration in the value of any collateral and a reduction in the likelihood of our realizing any guarantees we may have obtained in connection with our investment. In addition, they typically have shorter operating histories, narrower product lines and smaller market shares than larger businesses, which tend to render them more vulnerable to competitors’ actions and market conditions, as well as general economic downturns. Additionally, smaller companies are more likely to depend on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on our portfolio company and, in turn, on us. Smaller companies also generally have less predictable operating results, may from time to time be parties to litigation, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position. In addition, our executive officers, trustees and our investment adviser may, in the ordinary course of business, be named as defendants in litigation arising from our investments in the portfolio companies.

The portfolio companies and credit instruments in which the Fund invests will generally have a credit quality consistent with below investment grade securities, which are risky and highly speculative and we could lose all or part of our investment .

Investments in the credit of private companies is highly speculative and involves a high degree of risk of credit loss, and therefore the Fund’s Common Shares may not be suitable for someone with a low tolerance for risk. These risks are likely to increase during an economic recession. Most of the credit instruments in which the Fund invests, including its investments in syndicated bank loans, middle market “club” loans, high-yield bonds, direct lending, asset-based loans and other debt instruments will be rated below investment grade by rating agencies or, if unrated, will be of comparable quality. Below investment grade investments are often referred to as “high-yield” or “junk” securities. Below investment grade debt instruments are rated “Ba1” or lower by Moody’s Investors Service, Inc., “BB+” or lower by S&P Global Ratings and/or “BB+” or lower by Fitch Ratings or, if unrated, are judged to be of comparable credit quality. The direct lending and asset-based loans in which we invest typically are not rated by any rating agency, but if such investments were rated, they would likely be below investment grade. For these securities, the risks associated with below investment grade instruments are more pronounced. We may invest without limit in debt of any rating, as well as debt that has not been rated by any nationally recognized statistical rating organization. Accordingly, we will be exposed to a greater amount of credit risk than a fund that invests solely in investment grade debt securities and other types of credit instruments.

While generally providing greater income and opportunity for gain, below investment grade securities or comparable unrated securities may be subject to greater risks than securities or instruments that have higher credit ratings, including a higher risk of default. The credit rating of a high-yield bond and/or syndicated bank loan that is rated below investment grade does not necessarily address its market value risk, and ratings may from time to time change, positively or negatively, to reflect developments regarding the issuer’s financial condition. Below investment grade high-yield bonds and syndicated bank loans and similar instruments often are considered to be speculative with respect to the capacity of the borrower to timely repay principal and pay interest or dividends in accordance with the terms of the obligation and may have more credit risk than higher rated securities. Below investment grade securities or comparable unrated securities may be particularly susceptible to economic downturns. It is likely that a prolonged or deepening economic recession could adversely affect the ability of some borrowers issuing below investment grade debt instruments to repay principal and pay interest on the instrument, increase the incidence of default and severely disrupt the market value of the securities and similar debt instruments.

Additionally, issuers of the below investment grade securities or comparable unrated securities in which the Fund may invest may default on their obligations to pay principal or interest when due. This nonpayment would result in a reduction of income to the Fund, a reduction in the value of such debt instrument experiencing nonpayment and, potentially, a decrease in the NAV of the Fund. With respect to the Fund’s investments in debt instruments that are secured, there can be no assurance that liquidation of collateral would satisfy the issuer’s obligation in the event of nonpayment of scheduled interest or principal or that such collateral could be readily liquidated. In the event of bankruptcy of an issuer, the Fund could experience delays or limitations with respect to its ability to realize the benefits of any collateral securing such debt instrument. The Fund may incur additional expenses to the extent it is required to seek recovery upon a default in the payment of principal or interest on its portfolio holdings. In any reorganization or liquidation proceeding relating to an investment, the Fund may lose its entire investment or may be required to accept cash or securities with a value substantially less than its original investment.

The secondary market for below investment grade securities and comparable unrated securities tend to be less liquid and more volatile than that for higher rated instruments. For these reasons, your investment in us is subject to the following specific risks: increased price sensitivity to a deteriorating economic environment; greater risk of loss due to default or declining credit quality; adverse company specific events are more likely to render the issuer unable to make interest and/or principal payments; and if a negative perception of the lower grade debt market develops, the price and liquidity of lower grade securities may be depressed. This negative perception could last for a significant period of time.

Because unrated securities may not have an active trading market or may be difficult to value, the Fund might have difficulty selling them promptly at an acceptable price. To the extent that the Fund invests in unrated securities, the Fund’s ability to achieve its investment objective will be more dependent on the Subadviser’s credit analysis than would be the case when the Fund invests in rated securities.

We expect to invest primarily in directly originated debt investments of private companies and we may not realize gains from our equity investments.

Our investment objectives are to generate returns in the form of current income and, to a lesser extent, long-term capital appreciation of investments.

In certain instances, we expect to make equity co-investments in the form of preferred stock or similar securities. Our goal is ultimately to dispose of such equity interests and realize gains upon our disposition of such interests. However, the equity interests we receive may not appreciate in value and, in fact, may decline in value. Accordingly, we may not be able to realize gains from our equity interests, and any gains that we do realize on the disposition of any equity interests may not be sufficient to offset any other losses we experience.

We may not be in a position to exercise control over our portfolio companies or to prevent decisions by management of our portfolio companies that could decrease the value of our investments.

We do not generally intend to take controlling equity positions in our portfolio companies. To the extent that we do not hold a controlling equity interest in a portfolio company, we are subject to the risk that such portfolio company may make business decisions with which we disagree, and the shareholders and management of such portfolio company may take risks or otherwise act in ways that are adverse to our interests. Due to the lack of liquidity for the debt and equity investments that we expect to typically hold in our portfolio companies, we may not be able to dispose of our investments in the event we disagree with the actions of a portfolio company, and may therefore suffer a decrease in the value of our investments.

In addition, we may not be in a position to control any portfolio company by investing in its debt securities. As a result, we are subject to the risk that a portfolio company in which we invest may make business decisions with which we disagree and the management of such company, as representatives of the holders of their common equity, may take risks or otherwise act in ways that do not serve our interests as debt investors. Further, the debt securities in which we invest in a portfolio company may have fewer or no financial maintenance covenants and restrictions, particularly with respect to broadly syndicated loans. These are called covenant-lite loans. A covenant-lite loan typically results in a lender having less of an ability to proactively exercise rights and remedies as a result of financial performance until a payment default occurs.

Our portfolio companies may be highly leveraged.

Once we have assets, some of our portfolio companies may be highly leveraged, which may have adverse consequences to these companies and to us as an investor. These companies may be subject to restrictive financial and operating covenants and the leverage may impair these companies’ ability to finance their future operations and capital needs. As a result, these companies’ flexibility to respond to changing business and economic conditions and to take advantage of business opportunities may be limited. Further, a leveraged company’s income and net assets will tend to increase or decrease at a greater rate than if borrowed money were not used.

Our portfolio companies may incur debt that ranks equally with, or senior to, our investments in such companies.

We expect to invest a portion of our capital in second lien and the “last-out” tranche of unitranche loans (also known as first lien second out loans) issued by our portfolio companies. The portfolio companies usually have, or may be permitted to incur, other debt that ranks equally with, or senior to, the debt securities in which we invest. Such subordinated investments are subject to greater risk of default than senior obligations as a result of adverse changes in the financial condition of the obligor or in general economic conditions. By their terms, such debt instruments may provide that the holders are entitled to receive payment of interest or principal on or before the dates on which we are entitled to receive payments in respect of the debt securities in which we invest. These debt instruments would usually prohibit the portfolio companies from paying interest on or repaying our investments in the event and during the continuance of a default under the debt. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a portfolio company, holders of debt instruments ranking senior to our investment in that portfolio company would typically be entitled to receive payment in full before we receive any distribution in respect of our investment. After repaying such senior creditors, such portfolio company may not have any remaining assets to use for repaying its obligation to us. In the case of debt ranking equally with debt securities in which we invest, we would have to share any distributions on an equal and ratable basis with other creditors holding such debt in the event of an insolvency, liquidation, dissolution, reorganization or bankruptcy of the relevant portfolio company.

Certain loans that we expect to make to portfolio companies may be secured on a second priority basis by the same collateral securing senior secured debt of such companies. In addition, we may make in the future, unsecured loans to portfolio companies, meaning that such loans will not benefit from any interest in collateral of such companies. Liens on a portfolio company’s collateral, if any, will secure the portfolio company’s obligations under any outstanding senior debt and may secure certain other future debt that may be permitted to be incurred by the portfolio company under the agreements governing the loans. The holders of obligations secured by the first priority liens on the collateral will generally control the liquidation of and be entitled to receive proceeds from any realization of the collateral to repay their obligations in full before us. In addition, the value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. There can be no assurance that the proceeds, if any, from the sale or sales of all of the collateral would be sufficient to satisfy the loan obligations secured by the second priority liens after payment in full of all obligations secured by the first priority liens on the collateral. If such proceeds are not sufficient to repay amounts outstanding under the loan obligations secured by the second priority liens, then we, to the extent not repaid from the proceeds of the sale of the collateral, will only have an unsecured claim against the portfolio company’s remaining assets, if any.

The rights we may have with respect to the collateral securing certain loans we make to our portfolio companies may also be limited pursuant to the terms of one or more intercreditor agreements or agreements among lenders. Under these agreements, we may forfeit certain rights with respect to the collateral to holders with prior claims. These rights may include the right to commence enforcement proceedings against the collateral, the right to control the conduct of those enforcement proceedings, the right to approve amendments to collateral documents, the right to release liens on the collateral and certain rights to receive interest and certain amortization payments that would be allocated to other lenders under the credit facility. We may not have the ability to control or direct such actions, even if as a result our rights as lenders are adversely affected.

SOFR has a limited history, and the future performance of SOFR cannot be predicted based on historical performance; SOFR may also be modified or discontinued.

References to LIBOR have discontinued as it relates to the issuance of new credit investments and the market has utilized SOFR-based rates as modified, in some cases, by an applicable spread adjustment. The Fund’s credit facility is anticipated to utilize a SOFR-based reference rate. There is no assurance that SOFR-based rates, as modified by an applicable spread adjustment, will be the economic equivalent of U.S. dollar LIBOR. SOFR-based rates will differ from U.S. dollar LIBOR, and the differences may be material. As a result of the LIBOR discontinuation, interest rates on financial instruments tied to LIBOR rates, as well as the revenue and expenses associated with those financial instruments, may be adversely affected. Moreover, the discontinuation of LIBOR may adversely affect the value, liquidity and volatility of a broad array of financial instruments, which may adversely affect the Fund’s NAV. SOFR-based rates or other alternative reference rates may be an ineffective substitute for LIBOR, resulting in prolonged adverse market conditions for the Fund.

The publication of SOFR began in April 2018, and, therefore, it has a very limited history. In addition, the future performance of SOFR cannot be predicted based on its limited historical performance. Future levels of SOFR may bear little or no relation to the historical actual or historical indicative data. Prior observed patterns, if any, in the behavior of market variables and their relation to SOFR, such as correlations, may change in the future. Because only limited historical data has been released by the Federal Reserve Bank of New York, such analysis inherently involves assumptions, estimates and approximations. The future performance of SOFR is impossible to predict and therefore no future performance of SOFR may be inferred from any of the historical actual or historical indicative data. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of SOFR or any SOFR-linked investments.

SOFR is a relatively new rate, and the Federal Reserve Bank of New York (or a successor), as administrator of SOFR, may make methodological or other changes that could change the value of SOFR, including changes related to the methods by which SOFR is calculated, eligibility criteria applicable to the transactions used to calculate SOFR, or the averages or periods used to report SOFR. If the manner in which SOFR is calculated is changed, that change may result in a reduction of the amount of interest payable on SOFR-linked investments, such as loans and notes, which may adversely affect the trading prices and marketability of such investments. The administrator of SOFR may withdraw, modify, amend, suspend or discontinue the calculation or dissemination of SOFR in its sole discretion and without notice and has no obligation to consider the interests of holders of such investments in calculating, withdrawing, modifying, amending, suspending or discontinuing SOFR.

Economic downturns or recessions could impair the value of the collateral for our loans to our portfolio companies and consequently increase the possibility of an adverse effect on our financial condition and results of operations.

Portfolio companies are susceptible to economic recessions and may be unable to repay our loans during such periods. During a recession, non-performing assets are likely to increase and the value of our portfolio is likely to decrease during such periods. Adverse economic conditions may decrease the value of collateral securing some of our loans, once issued, and the value of our equity investments.

Economic slowdowns or recessions could lead to financial losses in our future portfolio and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us.

A portfolio company’s failure to satisfy financial or operating covenants imposed by us or other lenders could lead to defaults and, potentially, termination of the portfolio company’s loans and foreclosure on its secured assets, which could trigger cross-defaults under other agreements and jeopardize the portfolio company’s ability to meet its obligations under the debt securities that we hold. We may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting portfolio company. In addition, if a portfolio company goes bankrupt, even though we may have structured our investment as senior secured debt, depending on the facts and circumstances, including the extent to which we actually provided significant “managerial assistance,” if any, to that portfolio company, a bankruptcy court might re-characterize our debt and subordinate all or a portion of our claim to that of other creditors. These events could harm our financial condition and operating results.

We may suffer a loss if a portfolio company defaults on a loan and the underlying collateral is not sufficient.

In the event of a default by a portfolio company on a secured loan, we will only have recourse to the assets collateralizing the loan. If the underlying collateral value is less than the loan amount, we will suffer a loss. In addition, we sometimes make loans that are unsecured, where other lenders may be directly secured by the assets of the same portfolio company. In the event of a default or an enforcement action against the assets of the portfolio company that constitute collateral for such other lenders, those collateralized lenders would have priority over us with respect to the proceeds of a sale of such underlying assets. In cases described above, we may lack control over the underlying asset collateralizing our loan or the underlying assets of the portfolio company prior to a default, and as a result the value of the collateral may be reduced by acts or omissions by owners or managers of the assets.

In the event of bankruptcy of a portfolio company, we may not have full recourse to its assets in order to satisfy our loan, or our loan may be subject to equitable subordination. In addition, certain of our loans are subordinate to other debt of the portfolio company. If a portfolio company defaults on our loan or on debt senior to our loan, or in the event of a portfolio company bankruptcy, our loan will be satisfied only after the senior debt receives payment in full. Where debt senior to our loan exists, the presence of intercreditor arrangements may limit our ability to amend our loan documents, assign our loans to affiliates of the portfolio company, accept prepayments, exercise our remedies (through “standstill” periods) and control decisions made in bankruptcy proceedings relating to the portfolio company. Bankruptcy and portfolio company litigation can significantly increase collection losses and the time needed for us to acquire the underlying collateral in the event of a default, during which time the collateral may decline in value, causing us to suffer losses.

If the value of collateral underlying our loan declines or interest rates increase during the term of our loan, a portfolio company may not be able to obtain the necessary funds to repay our loan at maturity through refinancing. Decreasing collateral value and/or increasing interest rates may hinder a portfolio company’s ability to refinance our loan because the underlying collateral cannot satisfy the debt service coverage requirements necessary to obtain new financing. If a borrower is unable to repay our loan at maturity, we could suffer a loss which may adversely impact our financial performance.

We may be exposed to special risks associated with bankruptcy cases.

One or more of our portfolio companies may be involved in bankruptcy or other reorganization or liquidation proceedings. Many of the events within a bankruptcy case are adversarial and often beyond the control of the creditors. While creditors generally are afforded an opportunity to object to significant actions, we cannot assure you that a bankruptcy court would not approve actions that may be contrary to our interests. There also are instances where creditors can lose their ranking and priority if they are considered to have taken over management of a borrower.

To the extent that portfolio companies in which we invest through a unitranche facility are involved in bankruptcy proceedings, the outcome of such proceedings may be uncertain. For example, it is unclear whether a bankruptcy court would enforce an agreement among lenders which sets the priority of payments among unitranche lenders. In such a case, the “first out” lenders in the unitranche facility may not receive the same degree of protection as they would if the agreement among lenders was enforced.

The reorganization of a company can involve substantial legal, professional and administrative costs to a lender and the borrower. It is subject to unpredictable and lengthy delays and during the process a company’s competitive position may erode, key management may depart and a company may not be able to invest adequately. In some cases, the debtor company may not be able to reorganize and may be required to liquidate assets. The debt of companies in financial reorganization will, in most cases, not pay current interest, may not accrue interest during reorganization and may be adversely affected by an erosion of the issuer’s fundamental value.

In addition, lenders can be subject to lender liability claims for actions taken by them where they become too involved in the borrower’s business or exercise control over the borrower. For example, we could become subject to a lender liability claim (alleging that we misused our influence on the borrower for the benefit of its lenders), if, among other things, the borrower requests significant managerial assistance from us and we provide that assistance. To the extent we and an affiliate both hold investments in the same portfolio company that are of a different character, we may also face restrictions on our ability to become actively involved in the event that that portfolio company becomes distressed as a result of the restrictions imposed on transactions involving affiliates under the 1940 Act. In such cases, we may be unable to exercise rights we may otherwise have to protect our interests as security holders in such portfolio company.

Our investments in loans could be subject to extended settlement times which would increase our risk of loss.

Transactions involving loans may have significantly longer settlement periods (e.g., longer than seven days) than certain other liquid investments. The sale proceeds related to the sale of our loans may not be available to make additional investments within the desired timeframe or to meet our liquidity needs in connection with our share repurchase program until potentially a substantial period after the sale of the loans.

Our loans could be subject to equitable subordination by a court which would increase our risk of loss with respect to such loans.

Courts may apply the doctrine of equitable subordination to subordinate the claim or lien of a lender against a borrower to claims or liens of other creditors of the borrower, when the lender or its affiliates is found to have engaged in unfair, inequitable or fraudulent conduct. The courts have also applied the doctrine of equitable subordination when a lender or its affiliates is found to have exerted inappropriate control over a client, including control resulting from the ownership of equity interests in a client.

Payments on one or more of our loans, particularly a loan to a client in which we also hold an equity interest, may be subject to claims of equitable subordination. If we were deemed to have the ability to control or otherwise exercise influence over the business and affairs of one or more of our portfolio companies resulting in economic hardship to other creditors of that company, this control or influence may constitute grounds for equitable subordination and a court may treat one or more of our loans as if it were unsecured or common equity in the portfolio company. In that case, if the portfolio company were to liquidate, we would be entitled to repayment of our loan on a pro-rata basis with other unsecured debt or, if the effect of subordination was to place us at the level of common equity, then on an equal basis with other holders of the portfolio company’s common equity only after all of its obligations relating to its debt and preferred securities had been satisfied.

Our failure to make follow-on investments in our portfolio companies could impair the value of our portfolio.

Following an initial investment in a portfolio company, we may make additional investments in that portfolio company as “follow-on” investments in order to: (1) increase or maintain in whole or in part our equity ownership percentage; (2) exercise warrants, options or convertible securities that were acquired in the original or subsequent financing; (3) attempt to preserve or enhance the value of our initial investment; or (4) to finance an acquisition or other material transaction. We have the discretion to make any follow-on investments, subject to the availability of capital resources. We may elect not to make follow-on investments or otherwise lack sufficient funds to make those investments. Our failure to make follow-on investments may, in some circumstances, jeopardize the continued viability of a portfolio company and our initial investment, or may result in a missed opportunity for us to increase our participation in a successful operation. Even if we have sufficient capital to make a desired follow-on investment, we may elect not to make such follow-on investment because we may not want to increase our concentration of risk, because we prefer other opportunities, because we are inhibited by compliance with BDC requirements or because of tax constraints. In addition, our ability to make follow-on investments may also be limited by our Advisers’ allocation policy. We may also make follow on investments that exceed our target hold size because other co-investing funds may not have available capital.

Our ability to invest in public companies may be limited in certain circumstances.

To maintain our status as a BDC, we are not permitted to acquire any assets other than “qualifying assets” specified in the 1940 Act unless, at the time the acquisition is made, at least 70% of our total assets are qualifying assets (with certain limited exceptions). Subject to certain exceptions for follow-on investments and distressed companies, an investment in an issuer that has outstanding securities listed on a national securities exchange may be treated as a qualifying asset only if such issuer has a market capitalization that is less than $250 million at the time of such investment and meets the other specified requirements.

Our investments in foreign securities may involve significant risks in addition to the risks inherent in U.S. investments.

Our investment strategy contemplates that a portion of our investments may be in securities of foreign companies in order to provide diversification or to complement our U.S. investments although we are required generally to invest at least 70% of our assets in companies organized and having their principal place of business within the U.S. and its possessions. Investing in foreign companies may expose us to additional risks not typically associated with investing in U.S. companies. These risks include changes in exchange control regulations, political and social instability, expropriation, imposition of foreign taxes, less liquid markets and less available information than is generally the case in the United States, higher transaction costs, less government supervision of exchanges, brokers and issuers, less developed bankruptcy laws, difficulty in enforcing contractual obligations, lack of uniform accounting and auditing standards and greater price volatility. These risks many be more pronounced for portfolio companies located or operating primarily in emerging markets, whose economies, markets and legal systems may be less developed.

Although it is anticipated that most of our investments will be denominated in U.S. dollars, our investments that are denominated in a foreign currency will be subject to the risk that the value of a particular currency may change in relation to the U.S. dollar. Among the factors that may affect currency values are trade balances, the level of short-term interest rates, differences in relative values of similar assets in different currencies, long-term opportunities for investment and capital appreciation and political developments. We may employ hedging techniques to minimize these risks, but we can offer no assurance that we will, in fact, hedge currency risk or, that if we do, such strategies will be effective. As a result, a change in currency exchange rates may adversely affect our profitability.

We may acquire various financial instruments for purposes of “hedging” or reducing our risks, which may be costly and ineffective and could reduce our cash available for distribution to our shareholders.

We may seek to hedge against interest rate and currency exchange rate fluctuations and credit risk by using financial instruments such as futures, options, swaps and forward contracts, subject to the requirements of the 1940 Act. The use of derivatives is a highly specialized activity that can involve investment techniques and risks different from, and in some respects greater than, those associated with investing in more traditional investments such as stocks and bonds. While we may enter into transactions to seek to reduce currency exchange rate and interest rate risks, unanticipated changes in currency exchange rates or interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged may vary. Moreover, for a variety of reasons, we may not seek or be able to establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss. In addition, it may not be possible to hedge fully or perfectly against currency fluctuations affecting the value of securities denominated in non-U.S. currencies because the value of those securities is likely to fluctuate as a result of factors not related to currency fluctuations. In addition, defaults by the other party to a hedging transaction can result in losses in the hedging transaction. Also, if we invest in derivatives at inopportune times or judge market conditions incorrectly, such investments may lower our returns or result in a loss. We also could experience losses if we are unable to liquidate our position because of an illiquid secondary market. The market for some derivatives is, or suddenly can become, illiquid, especially in times of financial stress. Because they are two-party contracts and because they may have terms of greater than seven days, certain swap transactions may be considered to be illiquid. Changes in liquidity may result in significant, rapid and unpredictable changes in the prices for derivatives. Hedging transactions may also reduce cash available to pay distributions to our shareholders.

The Fund relies on certain exemptions in Rule 18f-4 to enter into derivatives transactions and certain other transactions notwithstanding the restrictions on the issuance of “senior securities” under Section 18 of the 1940 Act. Under Rule 18f-4, “derivatives transactions” include the following: (1) any swap, security-based swap, futures contract, forward contract, option (excluding purchased options), any combination of the foregoing, or any similar instrument, under which the Fund is or may be required to make any payment or delivery of cash or other assets during the life of the instrument or at maturity or early termination, whether as margin or settlement payment or otherwise; (2) any short sale borrowing; and (3) if the Fund determines to rely on the exemption in Rule 18f-4(d)(1)(ii), reverse repurchase agreements and similar financing transactions.

The Fund intends to operate as a “limited derivatives user” for purposes of the derivatives transactions exemption in Rule 18f-4. To qualify as a limited derivatives user, the Fund’s “derivatives exposure” is limited to 10% of its net assets (as calculated in accordance with Rule 18f-4). If the Fund fails to qualify as a “limited derivatives user” as defined in Rule 18f-4 and seeks to enter into derivatives transactions, the Fund will be required to establish a comprehensive derivatives risk management program, to comply with certain value-at-risk based leverage limits, to appoint a derivatives risk manager and to provide additional disclosure both publicly and to the SEC regarding its derivatives positions.

The Fund will rely on an exemption in Rule 18f-4(e) when entering into unfunded commitment agreements, which includes any commitment to make a loan to a company, including term loans, delayed draw term loans, and revolvers, or to invest equity in a company. To rely on the unfunded commitment agreements exemption, the Fund must reasonably believe, at the time it enters into such agreement, that it will have sufficient cash and cash equivalents to meet its obligations with respect to all of its unfunded commitment agreements, in each case as they come due. In addition, the Fund will rely on the exemption in Rule 18f-4(f) when purchasing when-issued or forward-settling securities (e.g., firm and standby commitments, including to-be-announced commitments, and dollar rolls) and non-standard settlement cycle securities, if certain conditions are met.

We may incur greater risk with respect to investments we acquire through assignments or participations of interests.

Although we originate a substantial portion of our loans, we may acquire loans through assignments or participations of interests in such loans. The purchaser of an assignment typically succeeds to all the rights and obligations of the assigning institution and becomes a lender under the credit agreement with respect to such debt obligation. However, the purchaser’s rights can be more restricted than those of the assigning institution, and we may not be able to unilaterally enforce all rights and remedies under an assigned debt obligation and with regard to any associated collateral. A participation typically results in a contractual relationship only with the institution participating out the interest and not directly with the borrower. Sellers of participations typically include banks, broker-dealers, other financial institutions and lending institutions. In purchasing participations, we generally will have no right to enforce compliance by the borrower with the terms of the loan agreement against the borrower, and we may not directly benefit from the collateral supporting the debt obligation in which we have purchased the participation. As a result, we will be exposed to the credit risk of both the borrower and the institution selling the participation. In addition, to the extent that the lead institution fails and any borrower collateral is used to reduce the balance of a participated loan, we will be regarded as a creditor of the lead institution and will not benefit from the exercise of any set-off rights by the lead institution or its receiver.

Further, in purchasing participations in lending syndicates, our Subadviser will not be able to conduct the same level of due diligence on a borrower or the quality of the loan with respect to which we are buying a participation as we would conduct if we were investing directly in the loan. This difference may result in us being exposed to greater credit or fraud risk with respect to such loans than we expected when initially purchasing the participation.

Changes in healthcare laws and other regulations applicable to some of our portfolio companies’ businesses may constrain their ability to offer their products and services.

Changes in healthcare or other laws and regulations applicable to the businesses of some of our portfolio companies may occur that could increase their compliance and other costs of doing business, require significant systems enhancements, or render their products or services less profitable or obsolete, any of which could have a material adverse effect on their results of operations. There has also been an increased political and regulatory focus on healthcare laws in recent years, and new legislation could have a material effect on the business and operations of some of our portfolio companies.

Our investments in the consumer products and services sector are subject to various risks including cyclical risks associated with the overall economy.

General risks of companies in the consumer products and services sector include cyclicality of revenues and earnings, economic recession, currency fluctuations, changing consumer tastes, extensive competition, product liability litigation and increased government regulation. Generally, spending on consumer products and services is affected by the health of consumers. Companies in the consumer products and services sectors are subject to government regulation affecting the permissibility of using various food additives and production methods, which regulations could affect company profitability. A weak economy and its effect on consumer spending would adversely affect companies in the consumer products and services sector.

Our investments in the financial services sector are subject to various risks including volatility and extensive government regulation.

These risks include the effects of changes in interest rates on the profitability of financial services companies, the rate of corporate and consumer debt defaults, price competition, governmental limitations on a company’s loans, other financial commitments, product lines and other operations and recent ongoing changes in the financial services industry (including consolidations, development of new products and changes to the industry’s regulatory framework). In the past, credit markets deterioration caused an adverse impact in a broad range of markets, including U.S. and international credit and interbank money markets generally, thereby affecting a wide range of financial institutions and markets. In particular, events in the financial sector in late 2008 resulted in an unusually high degree of volatility in the financial markets, both domestic and foreign. This situation created instability in the financial markets and caused certain financial services companies to incur large losses. Such a credit market deterioration could happen again and may adversely impact the Fund’s, or its portfolio companies’, operating results. Insurance companies have additional risks, such as heavy price competition, claims activity and marketing competition, and can be particularly sensitive to specific events such as man-made and natural disasters (including weather catastrophes), terrorism, mortality risks and morbidity rates.

Our investments in technology companies are subject to many risks, including volatility, intense competition, shortened product life cycles, litigation risk and periodic downturn.

We expect to invest in technology companies, many of which may have narrow product lines and small market shares, which tend to render them more vulnerable to competitors’ actions and market conditions, as well as to general economic downturns. The revenues, income (or losses), and valuations of technology-related companies can and often do fluctuate suddenly and dramatically. In addition, technology-related markets are generally characterized by abrupt business cycles and intense competition, where the leading companies in any particular category may hold a highly concentrated percentage of the overall market share. Therefore, our portfolio companies may face considerably more risk of loss than do companies in other industry sectors. Because of rapid technological change, the selling prices of products and services provided by technology-related companies have historically decreased over their productive lives. As a result, the selling prices of products and services offered by technology related companies may decrease over time, which could adversely affect their operating results, their ability to meet obligations under their debt securities and the value of their equity securities. This could, in turn, materially adversely affect the value of the technology-related companies in our portfolio.

Our equity ownership in a portfolio company may represent a control investment. Our ability to exit a control investment may be limited.

We may acquire, control investments in portfolio companies. Our ability to divest ourselves from a debt or equity investment in a controlled portfolio company could be restricted due to illiquidity in a private stock, limited trading volume on a public company’s stock, inside information on a company’s performance, insider blackout periods, or other factors that could prohibit us from disposing of the investment as we would if it were not a control investment. Additionally, we may choose not to take certain actions to protect a debt investment in a control investment portfolio company. As a result, we could be limited in our ability to exit a control investment at an ideal time, which could diminish the value we are able to receive upon exiting such control investment.

We may experience risks arising from potential control group liability.

Under ERISA, upon the termination of a tax-qualified single employer defined benefit pension plan, the sponsoring employer and all members of its “controlled group” will be jointly and severally liable for 100% of the plan’s unfunded benefit liabilities whether or not the controlled group members have ever maintained or participated in the plan. In addition, the U.S. Pension Benefit Guaranty Corporation (the “PBGC”) may assert a lien with respect to such liability against any member of the controlled group on up to 30% of the collective net worth of all members of the controlled group. Similarly, in the event a participating employer partially or completely withdraws from a multiemployer (union) defined benefit pension plan, any withdrawal liability incurred under ERISA will represent a joint and several liability of the withdrawing employer and each member of its controlled group.

A “controlled group” includes all “trades or businesses” under 80% or greater common ownership. This common ownership test is broadly applied to include both “parent-subsidiary groups” and “brother-sister groups” applying complex exclusion and constructive ownership rules. However, regardless of the percentage ownership that the Fund holds in one or more of its portfolio entities, the Fund itself cannot be considered part of an ERISA controlled group unless the Fund is considered to be a “trade or business.”

If the Fund were determined to be a trade or business for purposes of ERISA, it is possible, depending upon the structure of the portfolio investments by the Fund and/or its affiliates and other co-investors in a portfolio company and their respective ownership interests in the portfolio company, that any tax-qualified single employer defined benefit pension plan liabilities and/or multiemployer plan withdrawal liabilities incurred by the portfolio company could result in liability being incurred by the Fund, with a resulting appropriation of Fund assets to satisfy such pension liabilities and/or the imposition of a lien by the PBGC on certain Fund assets. Moreover, regardless of whether or not the Fund were determined to be a trade or business for purposes of ERISA, a court might hold that one of the portfolio companies in which we are investing could become jointly and severally liable for another portfolio company’s unfunded pension liabilities pursuant to the ERISA “controlled group” rules, depending upon the relevant investment structures and ownership interests as noted above.

Risks Related to the Advisers and Their Affiliates; Conflicts of Interest

We are dependent upon senior management personnel of the Advisers for our future success, and if the Advisers are unable to retain qualified personnel or if our investment adviser loses any member of their senior management teams, our ability to achieve our investment objective could be significantly harmed.

We depend on the members of senior management of FEAC, particularly the members of the investment committee of FEAC’s Direct Lending Platform and Tradable Credit Platform, or the “Investment Committee Members.” The Investment Committee Members and other investment professionals make up our investment team and are responsible for the identification, final selection, structuring, closing and monitoring of our investments. These Investment Committee Members have critical industry experience and relationships that we will rely on to implement our business plan. Our future success depends on the continued service of FEAC’s senior management team. An Investment Committee Member could depart at any time for any reason, which we have no control over. The departure of any of the members of FEAC’s senior management or a significant number of the Investment Committee Members could have a material adverse effect on our ability to achieve our investment objective. As a result, we may not be able to operate our business as we expect, and our ability to compete could be harmed, which could cause our operating results to suffer. FEAC may need to hire, train, supervise and manage new investment professionals to participate in our investment selection and monitoring process and may not be able to find investment professionals in a timely manner or at all. In addition, we can offer no assurance that FEAC will remain our investment subadviser or our administrator.

We may be obligated to pay the Adviser incentive compensation even if we incur a net loss due to a decline in the value of our portfolio.

Our Advisory Agreement entitles the Adviser to receive Pre-Incentive Fee Net Investment Income Returns regardless of any capital losses. In such case, we may be required to pay the Adviser incentive compensation for a fiscal quarter even if there is a decline in the value of our portfolio or if we incur a net loss for that quarter.

In addition, any Pre-Incentive Fee Net Investment Income Returns may be computed and paid on income that may include interest that has been accrued but not yet received. If a portfolio company defaults on a loan that is structured to provide accrued interest, it is possible that accrued interest previously included in the calculation of the incentive fee will become uncollectible. The Adviser is not under any obligation to reimburse us for any part of the incentive fee it received that was based on accrued income that we never received as a result of a default by an entity on the obligation that resulted in the accrual of such income, and such circumstances would result in our paying an incentive fee on income we never received.

The Advisers and their affiliates, senior management and employees have certain conflicts of interest, including with respect to the allocation of investment opportunities.

The Advisers, their senior management and employees serve or may serve as investment advisers, officers, trustees or principals of entities that operate in the same or a related line of business. In addition, the Advisers and their affiliates may sponsor or manage investment funds, accounts or other investment vehicles with similar or overlapping investment strategies. Any affiliated investment vehicle formed in the future and managed by the Advisers or their affiliates may also invest in asset classes similar to those targeted by us. For example, FEAC may serve as investment adviser to one or more private funds, registered open-end funds, registered closed-end funds, BDCs and CLOs. In addition, the Fund’s officers may serve in similar capacities for one or more private funds, registered open-end funds, registered closed-end funds, BDCs and CLOs. Accordingly, these individuals may have obligations to investors in those entities or funds, the fulfillment of which might not be in our best interests or the best interests of our shareholders. In addition, certain of the personnel employed by the Advisers or focused on our business may change in ways that are detrimental to our business. As a result, the Advisers may face conflicts in allocating investment opportunities between us and such other entities. To the extent the FEAC and its affiliates determine that an investment is appropriate for the Fund and for one or more other funds, the Advisers intend to allocate investment opportunities across the entities for which such opportunities are appropriate, consistent with (a) certain restrictions under the 1940 Act and rules thereunder regarding co-investments with affiliates, (b) the requirements of the Advisers Act and (c) the Advisers’ internal conflict of interest and allocation policies. Although FEAC will endeavor to allocate investment opportunities in a fair and equitable manner, it is possible that we may not be given the opportunity to participate in such investments. The Fund and the Advisers intend to rely on the Co-Investment Order, which would permit the Fund to, among other things, co-invest with certain other persons, including certain affiliates of the Advisers and certain public or private funds managed by the Advisers and their affiliates, subject to certain terms and conditions.

The 1940 Act imposes significant limits on co-investment with affiliates of the Fund, and without an exemptive order the Fund generally would not be permitted to co-invest alongside its affiliates in privately negotiated transactions unless the transaction is otherwise permitted under existing regulatory guidance, such as transactions where price is the only negotiated term, and will not participate in transactions where other terms are negotiable. The SEC granted the Advisers the Co-Investment Order that will allow us to co-invest in portfolio companies with Affiliated Funds and Proprietary Accounts in a manner consistent with the Fund’s investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors, subject to compliance with certain conditions See “Item 1. Business—Regulation as a Business Development Company.” In situations where co-investment with other entities sponsored or managed by the Advisers or their affiliates is not permitted or appropriate, such as when there is an opportunity to invest in different securities of the same issuer, the Advisers will need to decide whether the Fund or such other entity or entities will proceed with the investment. The Advisers will make these determinations based on its policies and procedures, which will generally require that such opportunities be offered to eligible accounts on a basis that is fair and equitable over time. This reduces the amount of transactions in which the Fund can participate and makes it more difficult for the Fund to implement its investment objective.

There may be conflicts of interest relating to certain affiliates.

The Advisers’ affiliation with Blackstone/Corsair requires the Advisers to manage conflicts of interest associated with dealings the Fund may have with those businesses or funds, clients or portfolio companies associated with it. For example, should the Advisers wish to cause the Fund to execute portfolio transactions through broker-dealers associated with Blackstone/Corsair, the commercial reasonableness of the brokerage compensation associated with those trades would have to be assessed. Other dealings may be more completely restricted. For example, the Fund may not be able to buy or sell property directly to or from Blackstone/Corsair or their associated accounts. There also may be limits on participation in underwritings or other securities offerings by Blackstone/Corsair or their associated funds, accounts or portfolio companies. The breadth of these affiliations at times may require the Fund to abstain from or restructure an otherwise attractive investment opportunity.

Investments in portfolio companies associated with Blackstone/Corsair may be restricted by the 1940 Act. To the extent such investments are permitted and the Fund invests in such a portfolio company (a portfolio company generally referring to a company owned by private equity funds managed by Blackstone/Corsair), conflicts of interest may arise from the presence of Blackstone/Corsair representatives on the company board or the payment of compensation by the company to Blackstone/Corsair or an affiliate. Moreover, the Advisers could have an incentive to allocate the Fund’s assets to such a portfolio company since affiliates of the Advisers have a direct or indirect financial interest in its success. There also may be instances where Blackstone/Corsair could be involved in bankruptcy proceedings of current investments or of issuers in which the Fund would otherwise invest, with potentially divergent interests as between the Fund and Blackstone/Corsair. The Fund may be forced to sell or hold existing investments (possibly at disadvantageous times or under disadvantageous conditions) as a result of various relationships that Blackstone/Corsair may have or transactions or investments Blackstone/ Corsair and their affiliates may make or have made. The inability to transact in any security, derivative or loan held by the Fund could result in significant losses or lost opportunity costs to the Fund.

Certain shareholders, or their affiliates, may have strategic relationships with First Eagle, or affiliates of First Eagle, that may provide such shareholders or their affiliates with certain rights or indirect benefits as a result of their investment in the Fund that would not apply to any other investor’s investment in the Fund. The Fund would not be a party to, or provide any direct benefits under, any such strategic relationships. Specific examples of such additional rights and benefits can be expected to include, among others, specialized reporting or information rights, economic, reimbursement or discount arrangements and rights related to co-investments alongside First Eagle funds.

Risks Related to our Operations as a Business Development Company

Our ability to enter into transactions with our affiliates will be restricted.

Because we intend to be treated as a BDC under the 1940 Act, we are prohibited under the 1940 Act from participating in certain transactions with certain of our affiliates without the prior approval of our Independent Trustees and, in some cases, of the SEC. Any person that owns, directly or indirectly, 5% or more of our outstanding voting securities will be our affiliate for purposes of the 1940 Act and we are generally prohibited from buying or selling any security from or to such affiliate, absent the prior approval of our Independent Trustees. The 1940 Act also prohibits certain “joint” transactions with certain of our affiliates, which could include investments in the same portfolio company (whether at the same or different times), without prior approval of our Independent Trustees and, in some cases, of the SEC. The SEC staff has granted the Advisers relief pursuant to the Co-Investment Order that we may rely upon. Pursuant to the Co-Investment Order, we are permitted to co-invest with Affiliated Funds and/or Proprietary Accounts if a “required majority” (as defined in Section 57(o) of the 1940 Act) of our Independent Trustees make certain conclusions in connection with a co-investment transaction, including that (1) the terms of the proposed transaction, including the consideration to be paid, are reasonable and fair to us and our shareholders and do not involve overreaching of us or our shareholders on the part of any person concerned, (2) the transaction is consistent with the interests of our shareholders and is consistent with our investment objectives and strategies. Pursuant to such Co-Investment Order, the Fund’s Board may establish Board Criteria clearly defining co-investment opportunities in which the Fund will have the opportunity to participate with one or more FE Fund, and other public or private funds managed by the Advisers that target similar assets. If an investment falls within the Board Criteria, FEAC must offer an opportunity for the FE Funds to participate. A FE Fund may determine to participate or not to participate, depending on whether FEAC determines that the investment is appropriate for the FE Funds (e.g., based on investment strategy). If FEAC determines that such investment is not appropriate for us, the investment will not be allocated to us, but FEAC will be required to report such investment and the rationale for its determination for us to not participate in the investment to the Board at the next quarterly board meeting.

We intend to co-invest, subject to the conditions included in the Co-Investment Order. We believe that such co-investments may afford us additional investment opportunities and an ability to achieve greater diversification. We are prohibited from buying or selling any security from or to any person who owns more than 25% of our voting securities or certain of that person’s affiliates, entering into prohibited joint transactions with such persons, absent the prior approval of the SEC. Similar restrictions limit our ability to transact business with our officers or trustees or their affiliates.

Regulations governing our operation as a BDC may limit our ability to, and the way in which we raise additional capital, which could have a material adverse impact on our liquidity, financial condition and results of operations.

Our business may in the future require a substantial amount of capital. We may acquire additional capital from the issuance of senior securities (including debt and preferred stock) or the issuance of additional Common Shares. However, we may not be able to raise additional capital in the future on favorable terms or at all. Additionally, we may only issue senior securities up to the maximum amount permitted by the 1940 Act. The 1940 Act permits us to issue senior securities only in amounts such that our asset coverage, as defined in the 1940 Act, equals at least 150% after such issuance or incurrence. If our assets decline in value and we fail to satisfy this test, we may be required to liquidate a portion of our investments and repay a portion of our indebtedness at a time when such sales or repayment may be disadvantageous, which could have a material adverse impact on our liquidity, financial condition and results of operations.

Senior Securities (including debt and preferred stock). As a result of issuing senior securities, we would also be exposed to typical risks associated with leverage, including an increased risk of loss. If we issue preferred securities, such securities would rank “senior” to Common Shares in our capital structure, resulting in preferred shareholders having separate voting rights, dividend and liquidation rights, and possibly other rights, preferences or privileges more favorable than those granted to holders of our Common Shares. Furthermore, the issuance of preferred securities could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for holders of our Common Shares or otherwise be in your best interest.

Additional Common Shares. Our Board may decide to issue Common Shares to finance our operations rather than issuing debt or other senior securities. As a BDC, we are generally not able to issue our Common Shares at a price below NAV without first obtaining required approvals from our shareholders and our Independent Trustees. We may also make subscription rights offerings or warrants representing rights to purchase shares of our securities to our shareholders at prices per share less than the NAV per share, subject to the requirements of the 1940 Act. If we raise additional funds by issuing more Common Shares or senior securities convertible into, or exchangeable for, our Common Shares, the percentage ownership of our shareholders at that time would decrease, and such shareholders may experience dilution.

If additional capital is raised in one or more subsequent financings, until we are able to invest the net proceeds of such any financing in suitable investments, we will invest in temporary investments, such as cash, cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less, which we expect will earn yields lower than the interest, dividend or other income that we anticipate receiving in respect of investments in debt and equity securities of our target portfolio companies. As a result, our ability to pay dividends in the years of operation during which we have such net proceeds available to invest will be based on our ability to invest our capital in suitable portfolio companies in a timely manner. Further, the management fee and incentive fee payable to our investment adviser will not be reduced while our assets are invested in such temporary investments.

Changes in the laws or regulations governing our business, or changes in the interpretations thereof, and any failure by us to comply with these laws or regulations, could have a material adverse effect on our business, results of operations or financial condition.

Changes in the laws or regulations or the interpretations of the laws and regulations that govern BDCs, RICs or non-depository commercial lenders could significantly affect our operations and our cost of doing business.

We are subject to federal, state and local laws and regulations and are subject to judicial and administrative decisions that affect our operations, including our loan originations, maximum interest rates, fees and other charges, disclosures to portfolio companies, the terms of secured transactions, collection and foreclosure procedures and other trade practices. If these laws, regulations or decisions change, or if we expand our business into jurisdictions that have adopted more stringent requirements than those in which we currently conduct business, we may have to incur significant expenses in order to comply, or we might have to restrict our operations. In addition, if we do not comply with applicable laws, regulations and decisions, we may lose licenses needed for the conduct of our business and may be subject to civil fines and criminal penalties.

In December 2019, the CFTC amended certain rules to require BDCs that trade “commodity interests” (as defined under CFTC rules) to a de minimis extent to file an electronic notice of exclusion to not be deemed a commodity pool operator pursuant to CFTC regulations. This exclusion allows BDCs that trade commodity interests to forgo regulation under the Commodity Exchange Act (“CEA”) and the CFTC. If our Adviser is unable to claim this exclusion with respect to us, and/or file annual renewals, the Adviser would become subject to registration and regulation as a commodity pool operator under the CEA, which would subject our Adviser and us to additional registration and regulatory requirements, along with increasing operating expenses which would have a material adverse effect on our business, results of operations or financial condition.

If we do not invest a sufficient portion of our assets in qualifying assets, we could fail to qualify as a BDC or be precluded from investing according to our current business strategy, which would have a material adverse effect on our business, financial condition and results of operations.

As a BDC, we may not acquire any assets other than “qualifying assets” unless, at the time of and after giving effect to such acquisition, at least 70% of our total assets are qualifying assets. We believe that most of the investments that we may acquire in the future will constitute qualifying assets. However, we may be precluded from investing in what we believe are attractive investments if such investments are not qualifying assets for purposes of the 1940 Act. If we do not invest a sufficient portion of our assets in qualifying assets, we could be found to be in violation of the 1940 Act provisions applicable to BDCs and possibly lose our status as a BDC, which would have a material adverse effect on our business, financial condition and results of operations. Similarly, these rules could prevent us from making follow-on investments in existing portfolio companies (which could result in the dilution of our position) or could require us to dispose of investments at inopportune times in order to come into compliance with the 1940 Act. If we need to dispose of such investments quickly, it may be difficult to dispose of such investments on favorable terms. For example, we may have difficulty in finding a buyer and, even if we do find a buyer, we may have to sell the investments at a substantial loss.

There is a risk that we may not make distributions or that our distributions may not grow over time.

We cannot assure you that we will achieve investment results that will allow us to make a specified level of cash distributions or periodically increase our dividend rate.

As a BDC, we are required to carry our investments at market value or, if no market value is ascertainable, at fair value as determined in good faith by FEIM, the valuation designee, under the oversight of our Board. Decreases in the market values or fair values of our investments will be recorded as unrealized depreciation. Any unrealized depreciation in our investment portfolio could be an indication of a portfolio company’s potential inability to meet its repayment obligations to us. This could result in realized losses in the future and ultimately in reductions of our income available for distribution in future periods.

Risks Related to Debt Financing

When we use leverage, the potential for loss on amounts invested in us will be magnified and may increase the risk of investing in us. Leverage may also adversely affect the return on our assets, reduce cash available for distribution to our shareholders and result in losses.

The use of borrowings, also known as leverage, increases the volatility of investments by magnifying the potential for loss on invested equity capital. If we use leverage to partially finance our investments, through borrowing from banks and other lenders, you will experience increased risks of investing in our Common Shares. If the value of our assets decreases, leveraging would cause NAV to decline more sharply than it otherwise would have had we not leveraged. Similarly, any decrease in our income would cause net income to decline more sharply than it would have had we not borrowed. Such a decline could negatively affect our ability to make distributions to our shareholders. In addition, our shareholders will bear the burden of any increase in our expenses as a result of our use of leverage, including interest expenses and any increase in the management or incentive fees payable to the Adviser.

We expect to use leverage to finance our investments. The amount of leverage that we employ will depend on FEAC’s and the Board’s assessment of market and other factors at the time of any proposed borrowing. There can be no assurance that leveraged financing will be available to us on favorable terms or at all. However, to the extent that we use leverage to finance our assets, our financing costs will reduce cash available for distributions to shareholders. Moreover, we may not be able to meet our financing obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to liquidation or sale to satisfy the obligations. In such an event, we may be forced to sell assets at significantly depressed prices due to market conditions or otherwise, which may result in losses.

As a BDC, we generally are required to meet a coverage ratio of total assets to total borrowings and other senior securities, which include all of our borrowings and any preferred shares that we may issue in the future, of at least 150%. If this ratio were to fall below 150%, we could not incur additional debt and could be required to sell a portion of our investments to repay some debt when it is disadvantageous to do so. This could have a material adverse effect on our operations and investment activities. Moreover, our ability to make distributions to you may be significantly restricted or we may not be able to make any such distributions whatsoever, in which case we might not be able to maintain our RIC tax treatment under Subchapter M of the Code. The amount of leverage that we will employ will be subject to oversight by our Board, a majority of whom are Independent Trustees with no material interests in such transactions.

Although borrowings by the Fund have the potential to enhance overall returns that exceed the Fund’s cost of funds, they will further diminish returns (or increase losses on capital) to the extent overall returns are less than the Fund’s cost of funds. In addition, borrowings by the Fund may be secured by the shareholders’ investments as well as by the Fund’s assets and the documentation relating to such borrowing may provide that during the continuance of a default under such borrowing, the interests of the investors may be subordinated to such borrowing.

We may default under our credit facilities.

In the event we default under a credit facility or other borrowings, our business could be adversely affected as we may be forced to sell a portion of our investments quickly and prematurely at what may be disadvantageous prices to us in order to meet our outstanding payment obligations and/or support working capital requirements under such borrowing facility, any of which would have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, following any such default, the agent for the lenders under such borrowing facility could assume control of the disposition of any or all of our assets, including the selection of such assets to be disposed and the timing of such disposition, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.

Provisions in a credit facility may limit our investment discretion.

A credit facility may be backed by all or a portion of our loans and securities on which the lenders will have a security interest. We may pledge up to 100% of our assets and may grant a security interest in all of our assets under the terms of any debt instrument we enter into with lenders. We expect that any security interests we grant will be set forth in a pledge and security agreement and evidenced by the filing of financing statements by the agent for the lenders. In addition, we expect that the custodian for our securities serving as collateral for such loan would include in its electronic systems notices indicating the existence of such security interests and, following notice of occurrence of an event of default, if any, and during its continuance, will only accept transfer instructions with respect to any such securities from the lender or its designee. If we were to default under the terms of any debt instrument, the agent for the applicable lenders would be able to assume control of the timing of disposition of any or all of our assets securing such debt, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.

In addition, any security interests and/or negative covenants required by a credit facility may limit our ability to create liens on assets to secure additional debt and may make it difficult for us to restructure or refinance indebtedness at or prior to maturity or obtain additional debt or equity financing. In addition, if our borrowing base under a credit facility were to decrease, we may be required to secure additional assets in an amount sufficient to cure any borrowing base deficiency. In the event that all of our assets are secured at the time of such a borrowing base deficiency, we could be required to repay advances under a credit facility or make deposits to a collection account, either of which could have a material adverse impact on our ability to fund future investments and to make distributions.

In addition, we may be subject to limitations as to how borrowed funds may be used, which may include restrictions on geographic and industry concentrations, loan size, payment frequency and status, average life, collateral interests and investment ratings, as well as regulatory restrictions on leverage which may affect the amount of funding that may be obtained. There may also be certain requirements relating to portfolio performance, including required minimum portfolio yield and limitations on delinquencies and charge-offs, a violation of which could limit further advances and, in some cases, result in an event of default. An event of default under a credit facility could result in an accelerated maturity date for all amounts outstanding thereunder, which could have a material adverse effect on our business and financial condition. This could reduce our liquidity and cash flow and impair our ability to grow our business.

Changes in interest rates may affect our cost of capital and net investment income.

Since we intend to use debt to finance a portion of our investments, our net investment income will depend, in part, upon the difference between the rate at which we borrow funds and the rate at which we invest those funds. As a result, we can offer no assurance that a significant change in market interest rates will not have a material adverse effect on our net investment income. In periods of rising interest rates when we have debt outstanding, our cost of funds will increase, which could reduce our net investment income. We expect that our long-term fixed-rate investments will be financed primarily with equity and long-term debt. We may use interest rate risk management techniques in an effort to limit our exposure to interest rate fluctuations. These techniques may include various interest rate hedging activities to the extent permitted by the 1940 Act. These activities may limit our ability to participate in the benefits of lower interest rates with respect to the hedged portfolio. Adverse developments resulting from changes in interest rates or hedging transactions could have a material adverse effect on our business, financial condition and results of operations. Also, we have limited experience in entering into hedging transactions, and we will initially have to purchase or develop such expertise.

A rise in the general level of interest rates can be expected to lead to higher interest rates applicable to our debt investments. Accordingly, an increase in interest rates would make it easier for us to meet or exceed the incentive fee hurdle rate and may result in a substantial increase in the amount of incentive fees payable to the Adviser with respect to pre-incentive fee net investment income.

We may invest through various joint ventures.

The Fund may acquire interests in certain portfolio companies in cooperation with others through clubs, syndications, joint ventures, or other structures. The Fund’s ability to exercise control or significant influence over management in these cooperative efforts will depend upon the nature of the club, syndication or joint venture arrangement.

We may form one or more CLOs, which may subject us to certain structured financing risks.

To finance investments, we may securitize certain of our secured loans or other investments, including through the formation of one or more CLOs, while retaining all or most of the exposure to the performance of these investments. This would involve contributing a pool of assets to a special purpose entity, and selling debt interests in such entity on a non-recourse or limited-recourse basis to purchasers. It is possible that an interest in any such CLO held by us may be considered a “non-qualifying” portfolio investment for purposes of the 1940 Act.

If we create a CLO, we will depend in part on distributions from the CLO’s assets out of its earnings and cash flows to enable us to make distributions to shareholders. The ability of a CLO to make distributions will be subject to various limitations, including the terms and covenants of the debt it issues. Also, a CLO may take actions that delay distributions in order to preserve ratings and to keep the cost of present and future financings lower or the CLO may be obligated to retain cash or other assets to satisfy over-collateralization requirements commonly provided for holders of the CLO’s debt, which could impact our ability to receive distributions from the CLO. If we do not receive cash flow from any such CLO that is necessary to satisfy the annual distribution requirement for maintaining RIC status, and we are unable to obtain cash from other sources necessary to satisfy this requirement, we may not maintain our qualification as a RIC, which would have a material adverse effect on an investment in the shares.

In addition, a decline in the credit quality of loans in a CLO due to poor operating results of the relevant borrower, declines in the value of loan collateral or increases in defaults, among other things, may force a CLO to sell certain assets at a loss, reducing their earnings and, in turn, cash potentially available for distribution to us for distribution to shareholders. To the extent that any losses are incurred by the CLO in respect of any collateral, such losses will be borne first by us as owner of equity interests in the CLO.

The manager for a CLO that we create may be the Fund, the Advisers or an affiliate, and such manager may be entitled to receive compensation for structuring and/or management services. To the extent the Advisers or an affiliate other than the Fund serves as manager and the Fund is obligated to compensate the Advisers or the affiliate for such services, we, the Advisers or the affiliate will implement offsetting arrangements to assure that we, and indirectly, our shareholders, pay no additional management fees to the Adviser or the affiliate in connection therewith. To the extent we serve as manager, we will waive any right to receive fees for such services from the Fund (and indirectly its shareholders) or any affiliate.

Federal Income Tax Risks

If we are unable to qualify for tax treatment as a RIC, we will be subject to corporate-level income tax.

To obtain and maintain RIC tax treatment under Subchapter M of the Code, we must, among other things, meet annual distribution, income source and asset diversification requirements. Satisfying these requirements may require us to take actions we would not otherwise take, such as selling investments at unattractive prices. If we fail to qualify as a RIC for any reason and are subject to corporate-level income tax, the resulting corporate taxes could substantially reduce our net assets, the amount of income available for distribution and the amount of our distributions. Such a failure would have a material adverse effect on our results of operations and financial conditions, and thus, our shareholders.

We may have difficulty paying our required distributions if we recognize income before or without receiving cash representing such income.

For U.S. federal income tax purposes, we may be required to recognize taxable income in circumstances in which we do not receive a corresponding payment in cash. For example, if we hold debt obligations that are treated under applicable tax rules as having original issue discount (such as zero coupon securities, debt instruments with PIK interest or, in certain cases, increasing interest rates or debt instruments that were issued with warrants), we must include in income each year a portion of the original issue discount that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same taxable year. We may also have to include in income other amounts that we have not yet received in cash, such as deferred loan origination fees that are paid after origination of the loan or are paid in non-cash compensation such as warrants or stock. We anticipate that a portion of our income may constitute original issue discount or other income required to be included in taxable income prior to receipt of cash. Further, we may elect to amortize market discount and include such amounts in our taxable income in the current year, instead of upon disposition, as a failure to make such an election would limit our ability to deduct interest expenses for tax purposes.

Because any original issue discount or other amounts accrued will be included in our investment company taxable income for the year of the accrual, we may be required to make a distribution to our shareholders in order to satisfy the RIC annual distribution requirement, even though we will not have received any corresponding cash amount. As a result, we may have difficulty meeting the annual distribution requirement necessary to qualify for and maintain RIC tax treatment under Subchapter M of the Code. We may have to sell some of our investments at times and/or at prices we would not consider advantageous, raise additional debt or equity capital or forgo new investment opportunities for this purpose. If we are not able to obtain cash from other sources, we may not qualify for or maintain RIC tax treatment, and thus we may become subject to corporate-level income tax.

Some of our investments may be subject to corporate-level income tax.

We may invest in certain debt and equity investments through taxable subsidiaries and the taxable income of these taxable subsidiaries will be subject to federal and state corporate income taxes. We may invest in certain foreign debt and equity investments which could be subject to foreign taxes (such as income tax, withholding and value added taxes).

Our portfolio investments may present special tax issues.

The Fund expects to invest in debt securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Investments in these types of instruments may present special tax issues for the Fund. U.S. federal income tax rules are not entirely clear about issues such as when the Fund may cease to accrue interest, original issue discount or market discount, when and to what extent deductions may be taken for bad debts or worthless instruments, how payments received on obligations in default should be allocated between principal and income and whether exchanges of debt obligations in a bankruptcy or workout context are taxable. These and other issues will be addressed by the Fund, to the extent necessary, to preserve its status as a RIC and to distribute sufficient income to not become subject to U.S. federal income tax.

While we generally expect to qualify as a RIC, we anticipate that we will not qualify as a publicly offered regulated investment company before we commence a continuous public offering of the Common Shares, and as such a non-corporate shareholder will be treated as having received a dividend from us in the amount of such shareholder’s allocable share of certain of our expenses.

A “publicly offered regulated investment company” or “publicly offered RIC” is a RIC whose shares are either (i) continuously offered pursuant to a public offering within the meaning of Section 4 of the Securities Act, (ii) regularly traded on an established securities market or (iii) held by at least 500 persons at all times during the taxable year. While we generally expect to qualify as a RIC, we anticipate that we will not qualify as a publicly offered RIC before we commence a continuous public offering of the Common Shares. If we are a RIC that is not a publicly offered RIC for any period, a non-corporate shareholder’s allocable portion of our affected expenses, including our management fees, will be treated as an additional distribution to the shareholder and will be treated as miscellaneous itemized deductions that are deductible only to the extent permitted by applicable law. Under current law, such expenses will not be deductible by any such shareholder for tax years that begin prior to January 1, 2026 and are deductible subject to limitation thereafter.

Legislative tax reform may have a negative effect.

Legislative or other actions relating to taxes could have a negative effect on the Fund. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, the Internal Revenue Service and the U.S. Treasury Department. We cannot predict with certainty how any changes in the tax laws might affect the Fund, investors, or the Fund’s portfolio investments. Investors are urged to consult with their tax advisors regarding tax legislative, regulatory, or administrative developments and proposals and their potential effect on an investment in our Common Shares.

Risks Related to an Investment in the Common Shares

General economic conditions could adversely affect the performance of our investments and implementation of our investment strategy.

The success of the Fund’s investment strategy and our investment activities will be affected by, and will depend, in part, upon general economic and market conditions in the U.S. and global economies, such as interest rates, currency exchange rates, availability of credit, credit defaults, inflation rates, economic uncertainty, as well as by changes in applicable laws and regulations (including laws relating to taxation of our investments), trade barriers, currency exchange controls, asset re-investment, resource self-sufficiency and national and international political and socioeconomic circumstances in respect of the countries in which the Fund may invest. These factors may affect the level and volatility of securities prices and the liquidity of the Fund’s portfolio investments, which could impair the Fund’s profitability or result in losses. In addition, general fluctuations in the market prices of securities and interest rates may affect the Fund’s investment opportunities and the value of the Fund’s investments and prolonged disruption may prevent the Fund from advantageously realizing or disposing of portfolio investments. We may maintain substantial trading positions that can be adversely affected by the level of volatility in the financial markets; the larger the positions, the greater the potential for loss. Declines in the performance of national economies or the credit markets in certain jurisdictions have had a negative impact on general economic and market conditions globally, and as a result, could have a material adverse effect on our business, financial condition and results of operations.

Further, the Advisers’ financial condition may be adversely affected by a significant general economic downturn and it may be subject to legal, regulatory, reputational and other unforeseen risks that could have a material adverse effect on the Advisers’ businesses and operations (including those of the Fund).

Uncertainty and volatility in the financial markets and political systems of the United States, the United Kingdom and other countries may have adverse spill-over effects into the global financial markets generally. Moreover, a recession, slowdown and/or a sustained downturn in the U.S. or global economy (or any particular segment thereof) will have a pronounced impact on the Fund and could adversely affect the Fund’s profitability, impede the ability of the Fund’s portfolio companies to perform under or refinance their existing obligations, and impair the Fund’s ability to effectively deploy its capital or realize upon portfolio investments on favorable terms and may have an adverse impact on the business and operations of the Fund. The Advisers may also be affected by difficult conditions in the capital markets and any overall weakening of the financial services industry of the U.S. and/or global economies. Any of the foregoing events could result in substantial or total losses to the Fund in respect of certain or all portfolio investments, which losses will likely be exacerbated by the presence of leverage in the Fund’s capital structure. An economic downturn could adversely affect the financial resources of the Fund’s portfolio companies and their ability to make principal and interest payments on, or refinance, outstanding debt when due. In the event of such defaults, whereby portfolio companies default under the Fund’s loans to them, the Fund could lose both invested capital in, and anticipated profits from, the affected portfolio companies. Such marketplace events may also impact the availability and terms of financing for leveraged transactions. Private equity investors have recently been required to finance transactions with a greater proportion of equity relative to prior periods and the terms of debt financing are significantly less flexible for borrowers compared to prior periods. These developments may impair the Fund’s ability to consummate transactions and may cause the Fund to enter into transactions on less attractive terms than those executed by other First Eagle funds.

Economic problems in a single country are increasingly affecting other markets and economies. A continuation of this trend could adversely affect global economic conditions and world markets and, in turn, could adversely affect the Fund’s performance.

In addition, the failure of certain financial institutions, namely banks, may increase the possibility of a sustained deterioration of financial market liquidity, or illiquidity at clearing, cash management and/or custodial financial institutions. The failure of a bank (or banks) with which we and/or our portfolio companies have a commercial relationship could adversely affect, among other things, our and/or our portfolio companies’ ability to pursue key strategic initiatives, including by affecting our or our portfolio company’s ability to access deposits or borrow from financial institutions on favorable terms. Additionally, if a portfolio company or its sponsor has a commercial relationship with a bank that has failed or is otherwise distressed, the portfolio company may experience issues receiving financial support from a sponsor to support its operations or consummate transactions, to the detriment of their business, financial condition and/or results of operations. In addition, such bank failure(s) could affect, in certain circumstances, the ability of both affiliated and unaffiliated co-lenders, including syndicate banks or other fund vehicles, to undertake and/or execute co-investment transactions with the Fund, which in turn may result in fewer co-investment opportunities being made available to the Fund or impact the Fund’s ability to provide additional follow-on support to portfolio companies. The ability of the Fund, its subsidiaries and portfolio companies to spread banking relationships among multiple institutions may be limited by certain contractual arrangements, including liens placed on their respective assets as a result of a bank agreeing to provide financing.

Any of the foregoing events could result in substantial or total losses to the Fund in respect of certain investments, which losses will likely be exacerbated by the presence of leverage in a portfolio company’s capital structure.

We are exposed to risks associated with changes in interest rates, including the current rising interest rate environment.

General interest rate fluctuations may have a substantial negative impact on our investments and our investment returns and, accordingly, may have a material adverse effect on our investment objective and our net investment income.

Because we may borrow money and issue debt securities or preferred shares to make investments, our net investment income will be dependent upon the difference between the rate at which we borrow funds or pay interest or dividends on such debt securities or preferred shares and the rate at which we invest these funds. In this period of rising interest rates, our interest income will increase if the majority of our portfolio bears interest at variable rates while our cost of funds will also increase, to a lesser extent, if the majority of our indebtedness bears interest at fixed rates, with the net impact being an increase to our net investment income. Conversely, if interest rates decrease we may earn less interest income from investments and our cost of funds will also decrease, to a lesser extent, resulting in lower net investment income. From time to time, we may also enter into certain hedging transactions to mitigate our exposure to changes in interest rates. However, we cannot assure you that such transactions will be successful in mitigating our exposure to interest rate risk. There can be no assurance that a significant change in market interest rates will not have a material adverse effect on our net investment income.

Rising interest rates may also increase the cost of debt for our underlying portfolio companies, which could adversely impact their financial performance and ability to meet ongoing obligations to us. Also, an increase in interest rates available to investors could make an investment in our Common Shares less attractive if we are not able to pay dividends at a level that provides a similar return, which could reduce the value of our Common Shares.

Inflation may adversely affect the business, results of operations and financial condition of our portfolio companies.

The Federal Reserve has raised, and has indicated its intent to continue raising, certain benchmark interest rates in an effort to combat inflation and the Fund as well as our portfolio companies will be impacted by such inflation. Recent inflationary pressures have increased the costs of labor, energy and raw materials, have adversely affected consumer spending and economic growth, and may adversely affect our portfolio companies’ operations. If such portfolio companies are unable to pass any increases in their costs of operations along to their customers, it could adversely affect their operating results and impact their ability to pay interest and principal on our loans, particularly if interest rates rise in response to inflation. In addition, any projected future decreases in our portfolio companies’ operating results due to inflation could adversely impact the fair value of those investments. Any decreases in the fair value of our investments could result in future realized or unrealized losses and therefore reduce our net assets resulting from operations.

While the U.S. and other developed economies have begun to experience higher-than-normal inflation rates, it remains uncertain whether substantial inflation in the U.S. and other developed economies will be sustained over an extended period of time or have a significant effect on the U.S. or other economies. Inflation may affect the Fund’s investments adversely in a number of ways, including those noted above. During periods of rising inflation, interest and dividend rates of any instruments the Fund or entities related to portfolio investments may have issued could increase, which would tend to reduce returns to investors in the Fund. Inflationary expectations or periods of rising inflation could also be accompanied by the rising prices of commodities which are critical to the operation of portfolio companies as noted above. Portfolio companies may have fixed income streams and, therefore, be unable to pay their debts when they become due. The market value of such investments may decline in value in times of higher inflation rates. Some of the Fund’s portfolio investments may have income linked to inflation through contractual rights or other means. However, as inflation may affect both income and expenses, any increase in income may not be sufficient to cover increases in expenses. Governmental efforts to curb inflation often have negative effects on the level of economic activity. In an attempt to stabilize inflation, certain countries have imposed wage and price controls at times. Past governmental efforts to curb inflation have also involved more drastic economic measures that have had a materially adverse effect on the level of economic activity in the countries where such measures were employed. There can be no assurance that continued and more wide-spread inflation in the U.S. and/or other economies will not become a serious problem in the future and have a material adverse impact on the Fund’s returns.

Economic recessions or downturns could impair our portfolio companies and adversely affect our operating results.

Concerns related to the U.S. debt ceiling and budget deficit could have an adverse effect on the Fund’s business, financial condition and results of operations.

U.S. debt ceiling and budget deficit concerns have increased the possibility of additional credit-rating downgrades and economic slowdowns, or a recession in the United States. Although U.S. lawmakers passed legislation to raise the federal debt ceiling on multiple occasions, including a suspension of the federal debt ceiling in August 2019 and December 2021, ratings agencies have lowered or threatened to lower the long-term sovereign credit rating on the United States. The December 2021 legislation suspends the debt ceiling through early 2023, unless Congress takes legislative action to further extend or defer it. The impact of this or any further downgrades to the U.S. government’s sovereign credit rating or its perceived creditworthiness could adversely affect the U.S. and global financial markets and economic conditions. Absent further quantitative easing by the Federal Reserve, these developments could cause interest rates and borrowing costs to rise, which may negatively impact our ability to access the debt markets on favorable terms. In addition, disagreement over the federal budget has caused the U.S. federal government to shut down for periods of time. Continued adverse political and economic conditions could have a material adverse effect on the Fund’s business, financial condition and results of operations.

The Russian invasion of Ukraine may have a material adverse impact on us and our portfolio companies.

Commencing in 2021, Russian President Vladimir Putin ordered the Russian military to begin amassing thousands of military personnel and equipment near its border with Ukraine and in Crimea, representing the largest mobilization since the illegal annexation of Crimea in 2014. President Putin has initiated troop movements into the eastern portion of Ukraine and continues to threaten an all-out invasion of Ukraine. On February 22, 2022, the United States and several European nations announced sanctions against Russia in response to Russia’s actions. On February 24, 2022, President Putin commenced a full-scale invasion of Russia’s pre-positioned forces into Ukraine, which could have a negative impact on the economy and business activity globally (including in the countries in which the Fund may invest), and therefore could adversely affect the performance of the Fund’s investments. Furthermore, the conflict between the two nations and the varying involvement of the United States and other NATO countries could preclude prediction as to their ultimate adverse impact on global economic and market conditions, and, as a result, presents material uncertainty and risk with respect to the Fund and the performance of its investments or operations, and the ability of the Fund to achieve its investment objectives. Additionally, to the extent that third parties, investors, or related customer bases have material operations or assets in Russia or Ukraine, they may have adverse consequences related to the ongoing conflict.

Force majeure events may adversely affect our operations.

The Fund may be affected by force majeure events (e.g., acts of God, fire, flood, earthquakes, outbreaks of an infectious disease, pandemic or any other serious public health concern, war, terrorism, nationalization of industry and labor strikes). Force majeure events could adversely affect the ability of the Fund or a counterparty to perform its obligations. The liability and cost arising out of a failure to perform obligations as a result of a force majeure event could be considerable and could be borne by the Fund. Certain force majeure events, such as war or an outbreak of an infectious disease, could have a broader negative impact on the global or local economy, thereby affecting the Fund. Additionally, a major governmental intervention into industry, including the nationalization of an industry or the assertion of control, could result in a loss to the Fund if an investment is affected, and any compensation provided by the relevant government may not be adequate.

We may have difficulty sourcing investment opportunities.

We have not yet identified the specific investments that we will acquire for our portfolio. We cannot assure investors that we will be able to locate a sufficient number of suitable investment opportunities to allow us to deploy all investments successfully. In addition, privately-negotiated investments in loans and illiquid securities of middle market companies require substantial due diligence and structuring, and we cannot assure investors that we will achieve our anticipated investment pace. As a result, investors will be unable to evaluate any future portfolio company investments prior to purchasing our shares. Additionally, the Advisers will select our investments subsequent to our private offering, and our shareholders will have no input with respect to such investment decisions. These factors increase the uncertainty, and thus the risk, of investing in our Common Shares. To the extent we are unable to deploy all investments, our investment income and, in turn, our results of operations, will likely be materially adversely affected.

We face risks associated with the deployment of our capital.

In light of the nature of our ongoing and periodic private offerings in relation to our investment strategy and the need to be able to deploy potentially large amounts of capital quickly to capitalize on potential investment opportunities, if we have difficulty identifying investments on attractive terms, there could be a delay between the time we receive net proceeds from the sale of shares of our Common Shares in our private offering or any future offering and the time we invest the net proceeds. Our proportion of privately negotiated investments may be lower than expected. We may also from time to time hold cash pending deployment into investments or have less than our targeted leverage, which cash or shortfall in target leverage may at times be significant, particularly at times when we are receiving high amounts of offering proceeds and/or times when there are few attractive investment opportunities. Such cash may be held in an account for the benefit of our shareholders that may be invested in money market accounts or other similar temporary investments, each of which are subject to the management fees.

In the event we are unable to find suitable investments such cash may be maintained for longer periods which would be dilutive to overall investment returns. This could cause a substantial delay in the time it takes for your investment to realize its full potential return and could adversely affect our ability to pay regular distributions of cash flow from operations to you. It is not anticipated that the temporary investment of such cash into money market accounts or other similar temporary investments pending deployment into investments will generate significant interest, and investors should understand that such low interest payments on the temporarily invested cash may adversely affect overall returns. In the event we fail to timely invest the net proceeds of sales of our Common Shares or do not deploy sufficient capital to meet our targeted leverage, our results of operations and financial condition may be adversely affected.

We may have difficulty paying distributions and the tax character of any distributions is uncertain.

We generally intend to distribute substantially all of our available earnings annually by paying distributions on a monthly basis, as determined by the Board in its discretion. We cannot assure investors that we will achieve investment results that will allow us to make a specified level of cash distributions (particularly during the early stages of our operations) or year-to-year increases in cash distributions. Our ability to pay distributions might be adversely affected by the impact of one or more of the risk factors described in this registration statement. Due to the asset coverage test applicable to us under the 1940 Act as a BDC, we may be limited in our ability to make distributions. In addition, if we enter into a credit facility or any other borrowing facility, for so long as such facility is outstanding, we anticipate that we may be required by its terms to use all payments of interest and principal that we receive from our current investments as well as any proceeds received from the sale of our current investments to repay amounts outstanding thereunder, which could adversely affect our ability to make distributions.

Furthermore, the tax treatment and characterization of our distributions may vary significantly from time to time due to the nature of our investments. The ultimate tax characterization of our distributions made during a taxable year may not finally be determined until after the end of that taxable year. We may make distributions during a taxable year that exceed our investment company taxable income and net capital gains for that taxable year. In such a situation, the amount by which our total distributions exceed investment company taxable income and net capital gains generally would be treated as a return of capital up to the amount of a shareholder’s tax basis in the shares, with any amounts exceeding such tax basis treated as a gain from the sale or exchange of such shares. A return of capital generally is a return of a shareholder’s investment rather than a return of earnings or gains derived from our investment activities. Moreover, we may pay all or a substantial portion of our distributions from the proceeds of the sale of our Common Shares or from borrowings in anticipation of future cash flow, which could constitute a return of shareholders’ capital that would lower such shareholders’ tax basis in our shares, which may result in increased tax liability to shareholders when they sell such shares.

An investment in our Common Shares will have limited liquidity.

Our Common Shares constitute illiquid investments for which there is not, and will likely not be, a secondary market at any time. Investment in the Fund is suitable only for sophisticated investors and requires the financial ability and willingness to accept the high risks and lack of liquidity inherent in an investment in the Fund. Except in limited circumstances for legal or regulatory purposes, shareholders are not entitled to redeem their shares. Shareholders must be prepared to bear the economic risk of an investment in our Common Shares for an extended period of time.

Certain investors will be subject to Exchange Act filing requirements.

Because our Common Shares will be registered under the Exchange Act, ownership information for any person who beneficially owns 5% or more of our Common Shares will have to be disclosed in a Schedule 13G or other filings with the SEC. Beneficial ownership for these purposes is determined in accordance with the rules of the SEC, and includes having voting or investment power over the securities. In some circumstances, our shareholders who choose to reinvest their dividends may see their percentage stake in the Fund increased to more than 5%, thus triggering this filing requirement. Each shareholder is responsible for determining their filing obligations and preparing the filings. In addition, our shareholders who hold more than 10% of a class of our Common Shares may be subject to Section 16(b) of the Exchange Act, which recaptures for the benefit of the Fund profits from the purchase and sale of registered stock (and securities convertible or exchangeable into such registered stock) within a six-month period.

If the Fund’s assets are deemed “plan assets” for purposes of ERISA and Plan Asset Regulations the Fund could be subject to significant restrictions and additional risks.

As discussed under “Certain ERISA Considerations,” we intend to conduct our affairs so that the Fund’s assets should not be deemed to constitute “plan assets” of any shareholder that is Benefit Plan Investor (each within the meaning of ERISA and the Plan Asset Regulations). If, notwithstanding our intent, the assets of the Fund were deemed to constitute “plan assets” of any shareholder that is a Benefit Plan Investor under ERISA or the Plan Asset Regulations, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by the Fund; (ii) the possibility that certain transactions in which the Fund has entered into in the ordinary course of business constitute non-exempt “prohibited transactions” under Title I of ERISA and/or Section 4975 of the Code, and may have to be rescinded; and (iii) our management, as well as various providers of fiduciary or other services to us (including the Advisers), and any other parties with authority or control with respect to us or our assets, may be considered fiduciaries or otherwise “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of Section 4975 of the Code) for purposes of the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA and Section 4975 of the Code.

If a prohibited transaction occurs for which no exemption is available, the Advisers and/or any other fiduciary that has engaged in the prohibited transaction could be required to (i) restore to the Benefit Plan Investor any profit realized on the transaction and (ii) reimburse the Benefit Plan Investor for any losses suffered by the Benefit Plan Investor as a result of the investment. In addition, each “disqualified person” (within the meaning of Section 4975 of the Code) involved could be subject to an excise tax equal to 15% of the amount involved in the prohibited transaction for each year the transaction continues and, unless the transaction is corrected within statutorily required periods, to an additional tax of 100%. The fiduciary of a Benefit Plan Investor who decides to invest in the Fund could, under certain circumstances, be liable for prohibited transactions or other violations as a result of their investment in the Fund or as co-fiduciaries for actions taken by or on behalf of the Fund or the Advisers. With respect to a Benefit Plan Investor that is an individual retirement account (an “IRA”) that invests in the Fund, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiaries, could cause the IRA to lose its tax-exempt status.

We also have the power to (a) exclude any shareholder or prospective shareholder from purchasing our Common Shares (b) prohibit any redemption of our Common Shares; and (c) redeem some or all of our Common Shares held by any shareholder if, and to the extent that, the Adviser determines that there is a substantial likelihood that such shareholder’s purchase, ownership or redemption of our Common Shares would result in (i) our assets to be characterized as “plan assets,” for purposes of the fiduciary responsibility or prohibited transaction provisions of Title I ERISA, Section 4975 of the Code or any provisions of any applicable Similar Laws. All Common Shares of the Fund will be subject to such terms and conditions.

Prospective investors that are Plans (as defined above) should consult with their own legal, tax, financial and other advisors prior to investing to review these implications in light of such investor’s particular circumstances. The sale of our Common Shares to any Plan is in no respect a representation by us or any other person associated with the offering of our Common Shares that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

Prospective investors should carefully review the matters discussed under “Certain ERISA Considerations” and should consult with their own advisors as to the consequences of making an investment in the Fund.

No shareholder approval is required for certain mergers.

The Independent Trustees of our Board may undertake to approve mergers between us and certain other funds or vehicles. Subject to the requirements of the 1940 Act, such mergers will not require shareholder approval so you will not be given an opportunity to vote on these matters unless such mergers are reasonably anticipated to result in a material dilution of the NAV per share of the Fund. These mergers may involve funds managed by the Advisers or their affiliates. The Independent Trustees may also convert the form and/or jurisdiction of organization, including to take advantage of laws that are more favorable to maintaining board control in the face of dissident shareholders.

Shareholders may experience dilution.

All distributions declared in cash payable to shareholders that are participants in our DRIP will generally be automatically reinvested in our Common Shares. As a result, shareholders that do not participate in our DRIP may experience dilution over time.

Holders of our Common Shares will not have preemptive rights to any shares we issue in the future. Our Declaration of Trust allows us to issue an unlimited number of Common Shares. After you purchase Common Shares in our private offering, our Board may elect, without shareholder approval, to: (1) sell additional Common Shares in future public offerings; (2) sell additional Common Shares or interests in any of our subsidiaries in this or future private offerings; (3) issue Common Shares upon the exercise of the options we may grant to our Independent Trustees or future employees; or (4) subject to applicable law, issue Common Shares in payment of an outstanding obligation to pay fees for services rendered to us. To the extent we issue additional Common Shares after your purchase in our private offering, your percentage ownership interest in us will be diluted. Because of these and other reasons, our shareholders may experience substantial dilution in their percentage ownership of our Common Shares or their interests in the underlying assets held by our subsidiaries.

Investing in our Common Shares involves a high degree of risk.

The investments made in accordance with our investment objectives may result in a higher amount of risk than alternative investment options and volatility or loss of principal. Our investments in portfolio companies may be highly speculative and aggressive and, therefore, an investment in our Common Shares may not be suitable for someone with lower risk tolerance.

The NAV of our Common Shares may fluctuate significantly.

The NAV and liquidity, if any, of the market for our Common Shares may be significantly affected by numerous factors, some of which are beyond our control and may not be directly related to our operating performance. These factors include:

•	changes in regulatory policies or tax guidelines, particularly with respect to RICs or BDCs;

•	loss of RIC or BDC status;

•	changes in earnings or variations in operating results;

•	changes in the value of our portfolio of investments;

•	changes in accounting guidelines governing valuation of our investments;

•	any shortfall in revenue or net income or any increase in losses from levels expected by investors;

•	departure of either of our adviser or certain of its respective key personnel;

•	general economic trends and other external factors; and

•	loss of a major funding source.

ITEM 2. FINANCIAL INFORMATION

Discussion of Management’s Expected Operating Plans

The information in this section contains forward-looking statements that involve risks and uncertainties. See “Item 1A. Risk Factors” and “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. You should read the following discussion in conjunction with the financial statements and related notes and other financial information appearing elsewhere in this Registration Statement.

Overview

We were organized under the laws of the State of Delaware on October 20, 2021. We intend to elect to be treated as a BDC under the 1940 Act and to elect to be treated as a RIC for federal income tax purposes as soon as reasonably practical. As such, we will be required to comply with various regulatory requirements, such as the requirement to invest at least 70% of our assets in Qualifying Assets, source of income limitations, asset diversification requirements, and the requirement to distribute annually at least 90% of the sum of our investment company taxable income and net tax-exempt income.

The Fund bears, among other expenses and costs, the cost of our organization and offering. All costs incurred by the Fund in connection with its initial private offering and organization have been advanced by the Adviser subject to recoupment. The Fund’s initial private offering costs will be amortized over the 12 months beginning on the commencement of operations.

Revenues

We plan to generate revenue primarily in the form of interest income from the debt investments we hold. In addition, we may generate income from dividends on direct equity investments, capital gains on the sale of investments and various loan origination and other fees. We expect most of our debt investments will be floating rate in nature. Interest on debt investments is generally payable quarterly or semiannually. Some of our investments may provide for deferred interest payments or PIK interest. The principal amount of the debt investments and any accrued but unpaid PIK interest generally will become due at the maturity date. In addition, we may generate revenue in the form of prepayment and other fees in connection with transactions. Loan origination fees, original issue discount and market discount or premium will be capitalized, and we will accrete or amortize such amounts as interest income. We will record prepayment premiums on debt investments as interest income when earned. Dividend income on equity investments will be recorded on the record date for private portfolio companies or on the ex-dividend date for publicly traded portfolio companies. In addition, we may generate revenue in the form of commitment, amendment, structuring, syndication or due diligence fees, fees for providing managerial assistance to our portfolio companies, and consulting fees.

Expenses

Except as specifically provided below, all investment professionals and staff of the Advisers, when and to the extent engaged in providing investment advisory services to the Fund, and the base compensation, bonuses and benefits of such personnel and the routine overhead expenses (including rent, office equipment and utilities) allocable to such services, will be provided and paid for by the Advisers. The Fund will bear all other costs and expenses of the Fund’s operations, administration and transactions, including, but not limited to:

1. investment advisory fees, including the base management fee and incentive fee, to the Adviser, both as defined in, and pursuant to, the Advisory Agreement;

2. the Fund’s allocable portion of compensation, overhead (including rent, office equipment and utilities) and other expenses incurred by the Administrator in performing its administrative obligations under the Administration Agreement, including but not limited to:

iii.

the Fund’s Chief Compliance Officer, Chief Financial Officer, General Counsel, Head of Legal and Compliance and their respective staffs, which may include personnel at either the Adviser or Subadviser who assist such officers; investor relations, legal, operations and other non-investment professionals at the Administrator that perform duties for the Fund; and

iv.

any personnel of the Advisers or any of their affiliates providing non-investment related services to the Fund, subject to the limitations described in “Item 1. Business—Management and Other Agreements”; and

3. all other expenses of the Fund’s operation, administration and transactions, including, without limitation, those relating to:

(i)

organization and offering expenses associated with any offering and any future issuance of preferred shares (including legal, accounting, printing, mailing, subscription processing and filing fees and expenses and other offering expenses, including costs associated with technology integration between the Fund’s systems and those of participating intermediaries, reasonable bona fide due diligence expenses of participating intermediaries supported by detailed and itemized invoices, costs in connection with preparing sales materials and other marketing expenses, design and website expenses, fees and expenses of the Fund’s transfer agent, fees to attend retail seminars sponsored by participating intermediaries and costs, expenses and reimbursements for travel, meals, accommodations, entertainment and other similar expenses related to meetings or events with prospective investors, intermediaries, registered investment advisors or financial or other advisors);

(ii)

all taxes, fees, costs, and expenses, retainers and/or other payments of accountants, legal counsel, advisors (including tax advisors or accounting services providers), administrators, auditors (including with respect to any additional auditing required under AIFMD), investment bankers, administrative agents, paying agents, depositaries, custodians, trustees, sub-custodians, transfer agents, dividend agents, consultants (including individuals consulted through expert network consulting firms), engineers, senior advisors, industry experts, operating partners, deal sourcers (including personnel dedicated to but not employed by the Administrator or its affiliates in the credit-focused business of First Eagle), and other professionals and service providers (including, for the avoidance of doubt, the costs and charges allocable with respect to the provision of internal legal, tax, accounting, operations, treasury, valuation, technology or other services and professionals related thereto (including secondees and temporary personnel or consultants that may be engaged on short- or long-term arrangements) as deemed appropriate by the Administrator, with the oversight of the Board, where such internal personnel perform services that would be paid by the Fund if outside service providers provided the same services); fees, costs, and expenses herein include (x) costs, expenses and fees for hours spent by its in-house attorneys and tax advisors that provide legal or tax advice and/or services to the Fund or its portfolio companies on matters related to potential or actual investments and transactions and the ongoing operations of the Fund and (y) expenses and fees to provide administrative, operational, accounting, treasury, and valuation services to the Fund or its portfolio companies, and expenses, charges and/or related costs incurred directly by the Fund or affiliates in connection with such services (including overhead related thereto), in each case, (I) that are specifically charged or specifically allocated or attributed by the Administrator, with the oversight of the Board, to the Fund or its portfolio companies and (II) provided that any such amounts shall not be greater than what would be paid to an unaffiliated third party for substantially similar advice and/or services of the same skill and expertise;

(iii)	the cost of calculating the Fund’s NAV, including the cost of any third-party valuation services;

(iv)	the cost of effecting any sales and repurchases of the Common Shares and other Fund securities;

(v)	fees and expenses payable under any intermediary manager and selected intermediary agreements, if any;

(vi)

interest and fees and expenses arising out of all borrowings, guarantees and other financings or derivative and hedging transactions (including interest, fees and related advisory and legal expenses) made or entered into by the Fund, including, but not limited to, the arranging thereof and related legal expenses;

(vii)	all fees, costs and expenses of any loan servicers, loan agents, and other service providers and of any custodians, lenders, investment banks and other financing sources;

(viii)	costs incurred in connection with the formation or maintenance of entities or vehicles to hold the Fund’s assets for tax or other purposes;

(ix)

expenses, including travel, entertainment, lodging and meal expenses, incurred by the Advisers, or members of their investment team, or payable to third parties, in identifying, sourcing, evaluating, developing, negotiating, structuring and performing due diligence on prospective portfolio companies, including such expenses related to potential investments that were not consummated, and, if necessary, enforcing the Fund’s rights related thereto;

(x)

expenses (including the allocable portions of compensation and out-of-pocket expenses such as travel expenses) or an appropriate portion thereof of employees of the Advisers to the extent such expenses relate to attendance at meetings of the Board or any committees thereof;

(xi)

all fees, costs and expenses, if any, incurred by or on behalf of the Fund in developing, negotiating and structuring prospective or potential investments that are not ultimately made, including, without limitation any legal, tax, administrative, accounting, travel, meals, accommodations and entertainment, advisory, consulting and printing expenses, reverse termination fees and any liquidated damages, commitment fees that become payable in connection with any proposed investment that is not ultimately made, forfeited deposits or similar payments and, if necessary, the expenses related to enforcing the Fund’s rights related to any prospective or potential investments that are not ultimately made;

(xii)	the allocated costs incurred by the Advisers and the Administrator in providing managerial assistance to those portfolio companies that request it;

(xiii)

all brokerage costs, hedging costs, prime brokerage fees, custodial expenses, loan servicers, agent bank and other bank service fees; private placement fees and expenses, commissions, appraisal fees, commitment fees and underwriting costs; costs and expenses of any lenders, investment banks and other financing sources, and other investment costs, fees and expenses actually incurred in connection with developing, evaluating, making, holding, settling, clearing, monitoring or disposing of actual investments (including, without limitation, research, data, technology, travel, meals, accommodations and entertainment expenses and any expenses related to attending trade association and/or industry meetings, conferences or similar meetings), any costs or expenses relating to currency conversion in the case of investments denominated in a currency other than U.S. dollars and expenses arising out of trade settlements or loan closings (including any delayed compensation expenses);

(xiv)

investment costs, including all fees, costs and expenses incurred in sourcing, evaluating, developing, negotiating, structuring, trading (including trading errors), settling, monitoring and holding prospective or actual investments or investment strategies including, without limitation, any financing, legal, filing, auditing, tax, accounting, compliance, loan agenting and administration, treasury, valuation, travel, meals, accommodations and entertainment, advisory, research, consulting, engineering, data-related and other professional fees, costs and expenses in connection therewith (to the extent the Advisers are not reimbursed by a prospective or actual issuer of the applicable investment or other third parties or capitalized as part of the acquisition price of the transaction) and any fees, costs and expenses related to the organization or maintenance of any vehicle through which the Fund directly or indirectly participates in the acquisition, holding and/or disposition of investments or which otherwise facilitate the Fund’s investment activities, including without limitation any travel and accommodations expenses related to such vehicle and the salary and benefits of any personnel (including personnel of the Advisers or their affiliates) reasonably necessary and/or advisable for the maintenance and operation of such vehicle, or other overhead expenses (including any fees, costs and expenses associated with the leasing of office space (which may be made with one or more affiliates of First Eagle as lessor in connection therewith));

(xv)	fees and expenses associated with marketing efforts;

(xvi)	federal and state registration fees, franchise fees, any stock exchange listing fees and fees payable to rating agencies;

(xvii)

Independent Trustees’ fees and expenses, including reasonable travel, entertainment, lodging and meal expenses, and any legal counsel or other advisors retained by, or at the discretion or for the benefit of, the Independent Trustees;

(xviii)

costs of preparing financial statements and maintaining books and records, costs of Sarbanes-Oxley Act of 2002 compliance and attestation and costs of preparing and filing reports or other documents with the SEC, FINRA, CFTC and other regulatory bodies and other reporting and compliance costs, including registration and exchange listing costs, and the costs associated with reporting and compliance obligations under the 1940 Act and any other applicable federal and state securities laws, and the compensation of professionals responsible for the foregoing;

(xix)

all fees, costs and expenses associated with the preparation and issuance of the Fund’s periodic reports and related statements (e.g., financial statements and tax returns) and other internal and third-party printing (including a flat service fee), publishing (including time spent performing such printing and publishing services) and reporting-related expenses (including other notices and communications) in respect of the Fund and its activities (including internal expenses, charges and/or related costs incurred, charged or specifically attributed or allocated by the Fund or the Advisers or their affiliates in connection with such provision of services thereby);

(xx)

the costs of preparing and filing any registration statements, reports, prospectuses, proxy statements, other documents required by the SEC or other notices to shareholders (including printing and mailing costs) and the costs of any shareholder or trustee meetings;

(xxi)	proxy voting expenses;

(xxii)	costs of registration rights granted to certain investors;

(xxiii)

any taxes and/or tax-related interest, fees or other governmental charges (including any penalties incurred where the Advisers lack sufficient information from third parties to file a timely and complete tax return) levied against the Fund and all expenses incurred in connection with any tax audit, investigation, litigation, settlement or review of the Fund and the amount of any judgments, fines, remediation or settlements paid in connection therewith;

(xxiv)

all fees, costs and expenses of any litigation, arbitration or audit involving the Fund, any of its vehicles or its portfolio companies and the amount of any judgments, assessments fines, remediations or settlements paid in connection therewith; trustees and officers liability or other insurance (including costs of title insurance) and indemnification (including advancement of any fees, costs or expenses to persons entitled to indemnification by the Fund) or extraordinary expense or liability relating to the affairs of the Fund;

(xxv)

all fees, costs and expenses associated with the Fund’s information, obtaining and maintaining technology (including the costs of any professional service providers), hardware/software, data-acquisition and related communication costs, market and portfolio company data and research (including news and quotation equipment and services and including costs allocated by the Advisers’ or their affiliates’ internal and third-party research group (which are generally based on time spent, assets under management, usage rates, proportionate holdings or a combination thereof or other reasonable methods determined by the Administrator) and expenses and fees (including compensation costs) charged or specifically attributed or allocated by the Advisers and/or their affiliates for technology and data-related services noted herein that are provided to the Fund and/or its portfolio companies (including in connection with prospective investments) such as financial spreading, each including expenses, charges, fees and/or related costs of an internal nature; provided, that any such expenses, charges or related costs shall not be greater than what would be paid to an unaffiliated third party for substantially similar services) reporting costs (which includes notices and other communications and internally allocated charges), and dues and expenses incurred in connection with membership in industry or trade organizations;

(xxvi)

the costs of specialty and custom software for monitoring risk, compliance and the overall portfolio, including any development costs incurred prior to the filing of the Fund’s election to be treated as a BDC;

(xxvii)	costs associated with individual or group shareholders;

(xxviii)	fidelity bond, trustees and officers errors and omissions liability insurance and other insurance premiums;

(xxix)	direct costs and expenses of administration, including printing, mailing, long distance telephone, copying and secretarial and other staff;

(xxx)	all fees, costs and expenses of winding up and liquidating the Fund’s assets;

(xxxi)

all fees, costs and expenses related to compliance-related matters (such as developing and implementing specific policies and procedures in order to comply with certain regulatory requirements) and regulatory filings; notices or disclosures related to the Fund’s activities (including, without limitation, expenses relating to the preparation and filing of filings required under the Securities Act, TIC Form SLT filings, Internal Revenue Service filings under FATCA and FBAR reporting requirements applicable to the Fund or reports to be filed with the CFTC, reports, disclosures, filings and notifications prepared in connection with the laws and/or regulations of jurisdictions in which the Fund engages in activities, including any notices, reports and/or filings required under the AIFMD, European Securities and Markets Authority and any related regulations, and other regulatory filings, notices or disclosures of the Advisers relating to the Fund and their affiliates relating to the Fund, and their activities) and/or other regulatory filings, notices or disclosures of the Advisers and their affiliates relating to the Fund including those pursuant to applicable disclosure laws and expenses relating to FOIA requests, but excluding, for the avoidance of doubt, any expenses incurred for general compliance and regulatory matters that are not related to the Fund and its activities;

(xxxii)	costs and expenses (including travel) in connection with the diligence and oversight of the Fund’s service providers;

(xxxiii)

costs and expenses, including travel, meals, accommodations, entertainment and other similar expenses, incurred by the Advisers or their affiliates for meetings with existing investors and any intermediaries, registered investment advisors, financial and other advisors representing such existing investors; and

(xxxiv)

all other expenses incurred by the Administrator in connection with administering the Fund’s business; provided however, that in the event the Fund adopts a distribution and/or shareholder servicing plan adopted pursuant to Rule 12b-1 under the 1940 Act (the “Distribution and/or Shareholder Servicing Plan”), any payments made by the Fund for activities primarily intended to result in the sale of Common Shares will be paid pursuant to the Distribution and/or Shareholder Servicing Plan.

From time to time, the Advisers, the Administrator or their affiliates may pay third-party providers of goods or services. The Fund will reimburse the Advisers, the Administrator or such affiliates thereof for any such amounts paid on the Fund’s behalf. From time to time, the Advisers or the Administrator may defer or waive fees and/or rights to be reimbursed for expenses. All of the foregoing expenses will ultimately be borne by the Fund’s shareholders.

Costs and expenses of the Administrator and the Advisers that are eligible for reimbursement by the Fund will be reasonably allocated to the Fund on the basis of time spent, assets under management, usage rates, proportionate holdings, a combination thereof or other reasonable methods determined by the Administrator.

Hedging

The Fund may, but is not required to, enter into interest rate, foreign exchange or other derivative agreements to hedge interest rate, currency, credit or other risks, but the Fund does not generally intend to enter into any such derivative agreements for speculative purposes. Any derivative agreements entered into for speculative purposes are not expected to be material to the Fund’s business or results of operations. Hedging activities, which will be in compliance with applicable legal and regulatory requirements, may include the use of futures, options and forward contracts. The Fund will bear the costs incurred in connection with entering into, administering and settling any such derivative contracts. There can be no assurance any hedging strategy the Fund employs will be successful.

The Fund intends to qualify as a “limited derivatives user” under SEC Rule 18f-4 under the 1940 Act, which will require the Fund to limit its derivatives exposure to 10% of its net assets at any time, excluding certain currency and interest rate hedging transactions.

Financial Condition, Liquidity and Capital Resources

We intend to generate cash primarily from the net proceeds of any offering of our Common Shares and from cash flows from interest and fees earned from our investments and principal repayments and proceeds from sales of our investments and borrowings from banks or other lenders. We will seek to enter into any bank debt, credit facility or other financing arrangements on at least customary and market terms; however, we cannot assure you we will be able to do so. Our primary use of cash will be investments in portfolio companies, payments of our expenses and payment of cash distributions to our shareholders.

Critical Accounting Policies

The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. Changes in the economic environment, financial markets, and any other parameters used in determining such estimates could cause actual results to differ. Our critical accounting policies should be read in connection with our risk factors as disclosed in “Item 1A. Risk Factors.”

Investments at Fair Value

In circumstances in which NAV per share of an investment is determinative of fair value, we estimate the fair value of an investment in an investment company using the NAV per share of the investment (or its equivalent) without further adjustment if the NAV per share of the investment is determined in accordance with the specialized accounting guidance for investment companies as of the reporting entity’s measurement date.

In accordance with the authoritative guidance on fair value measurements and disclosures under GAAP, we disclose the fair value of our investments in a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The guidance establishes three levels of the fair value hierarchy as follows:

•	Level l—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

•	Level 2—Quoted prices in markets that are not considered to be active or financial instruments for which significant inputs are observable, either directly or indirectly;

•	Level 3—Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

The level of an asset or liability within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. However, the determination of what constitutes “observable” requires significant judgment by management.

We consider whether the volume and level of activity for the asset or liability have significantly decreased and identify transactions that are not orderly in determining fair value. Accordingly, if we determine that either the volume and/or level of activity for an asset or liability has significantly decreased (from normal conditions for that asset or liability) or price quotations or observable inputs are not associated with orderly transactions, increased analysis and management judgment will be required to estimate fair value. Valuation techniques such as an income approach might be appropriate to supplement or replace a market approach in those circumstances.

We have adopted the authoritative guidance under GAAP for estimating the fair value of investments in investment companies that have calculated NAV per share in accordance with the specialized accounting guidance for investment companies. Accordingly, in circumstances in which NAV per share of an investment is determinative of fair value, we expect to estimate the fair value of an investment in an investment company using the NAV per share of the investment (or its equivalent) without further adjustment if the NAV per share of the investment is determined in accordance with the specialized accounting guidance for investment companies as of the reporting entity’s measurement date. Redemptions are not generally permitted in our investments in funds.

Quantitative and Qualitative Disclosures About Market Risk

We are subject to financial market risks, including valuation risk, interest rate risk and currency risk.

Valuation Risk

We plan to invest in directly originated debt and equity securities of middle market companies. Because we expect that there will not be a readily available market value for many of the investments in our portfolio, we expect to value many of our portfolio investments at fair value as determined in good faith by FEIM, the Board’s “valuation designee” for purposes of Rule 2a-5 under the 1940 Act, with a documented valuation policy that is in accordance with GAAP and that has been reviewed and approved by our Board. FEIM will provide the Board and the Audit Committee with periodic reports, no less than quarterly, that discuss the functioning of the valuation process, if applicable to that period, and that identify issues and valuation problems that have arisen, if any. Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of our investments may differ significantly from the values that would have been used had a readily available market value existed for such investments, and the differences could be material.

Interest Rate Risk

Our portfolio primarily consists of fixed and floating rate investments. Market prices tend to fluctuate more for fixed-rate securities that have longer maturities. Although we have no policy governing the maturities of our investments, under current market conditions we expect that we will invest in a portfolio of debt generally having maturities of up to 10 years. Market prices for debt that pays a fixed rate of return tend to decline as interest rates rise. This means that we are subject to greater risk (other things being equal) than a fund invested solely in shorter-term, fixed-rate securities. Market prices for floating rate investments may also fluctuate in rising rate environments with prices tending to decline when credit spreads widen. A decline in the prices of the debt we own could adversely affect our net assets resulting from operations and the market price of our common stock.

Inflation Risk

Economic activity has continued to accelerate across sectors and regions. Nevertheless, due to global supply chain disruptions, a rise in energy prices, strong consumer demand as economies continue to reopen and other factors, inflation has accelerated in the U.S. and globally. Certain of our portfolio companies are in industries that have been impacted by inflation. Recent inflationary pressures have increased the costs of labor, energy and raw materials and have adversely affected consumer spending, economic growth and our portfolio companies’ operations. If such portfolio companies are unable to pass any increases in their costs of operations along to their customers, it could adversely affect their operating results and impact their ability to pay interest and principal on our loans, particularly if interest rates rise in response to inflation. In addition, any projected future decreases in our portfolio companies’ operating results due to inflation could adversely impact the fair value of those investments. Any decreases in the fair value of our investments could result in future realized or unrealized losses and therefore reduce our net assets resulting from operations.

Additionally, the Federal Reserve has raised, and has indicated its intent to continue raising, certain benchmark interest rates in an effort to combat inflation. As such, we believe inflation is likely to continue in the near to medium-term, particularly in the U.S., with the possibility that monetary policy may tighten in response. Persistent inflationary pressures and supply chain issues could affect our portfolio companies’ profit margins. In addition, the inflation-adjusted value of the principal on our loan investments could decrease.

Related Parties

See “Item 7. Certain Relationships and Related Transactions, and Trustee Independence” for a description of certain transactions and relationships with related parties.

ITEM 3. PROPERTIES

Our headquarters are located at 500 Boylston Street, Suite 1200, Boston, MA 02116 and are provided by the Administrator in accordance with the terms of our Administration Agreement. We believe that our office facilities are suitable and adequate for our business as it is contemplated to be conducted.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

We have not yet commenced commercial activities and will not do so until the Initial Closing. To date, we only have nominal capital from affiliates of the Adviser that was contributed as part of our legal formation.

ITEM 5. TRUSTEES AND EXECUTIVE OFFICERS

Our business and affairs are managed under the direction of the Board. The responsibilities of the Board include, among other things, the oversight of our investment activities, the valuation of our assets, oversight of our financing arrangements and corporate governance activities. Pursuant to our Declaration of Trust, the Board may modify, by amendment to our Bylaws, the number of members of the Board provided that the number of trustees will never be less than two (2), except for a period of up to sixty (60) days after the death, removal or resignation of a trustee pending the election of such trustee’s successor. Our Board consists of seven (7) members, five (5) of whom are not “interested persons” of the Fund or of the Advisers as defined in Section 2(a)(19) of the 1940 Act and are “independent,” as determined by the Board. These individuals are referred to as “Independent Trustees.” Our Board elects the Fund’s executive officers, who serve at the discretion of the Board.

Board of Trustees and Executive Officers

Trustees

Biographical information regarding the Board is set forth below. Each trustee will hold office until his or her death, resignation, removal or disqualification.

Name, Address(1), and Age	Position(s) Held with the Fund	Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Directorships Held During Past 5 Years
Independent Trustees(2)
Nancy Hawthorne (born 1951)	Trustee (Chair)	Since March 2023	Founder and Partner, Hawthorne Financial Advisors, LLC (2014-present); Chair and Chief Executive Officer, Clerestory LLC (financial advisory and investment firm) (2001-2015)	3	Trustee, First Eagle Credit Opportunities Fund; Chairperson of the Board of First Eagle Alternative Capital BDC, Inc. (2020-March 2023); Director, Avid Technology, Inc. (provider of an open and integrated technology platform); Director, Brighthouse Financial (formerly known as the MetLife Funds) (family of mutual funds); Director, CRA International, Inc. (global consulting firm)

Rajender Chandhok (born 1949)	Trustee	Since March 2023	Vice President, Investments and Trust Administration at Northrop Grumman (aerospace and defense) (2003-2021)	2	Trustee, First Eagle Global Opportunities Fund

Patrick Coyne (born 1963)	Trustee	Since March 2023	Director, Reinvestment Fund’s mutual fund assets (non-profit community development investment corporation) (since 2017); Founder and Partner, Windy Bay Partners (privately held investment partnership)	2	Trustee, First Eagle Global Opportunities Fund

Name, Address(1), and Age	Position(s) Held with the Fund	Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Directorships Held During Past 5 Years
			(since 2016); Formerly, Chair, Archdiocese of Philadelphia’s Investment Committee (2015- 2022); Chair, Barra Foundation’s Investment Committee (charitable organization providing grants to low-income communities in the Philadelphia area) (2013-2020); Chair, Agnes Irwin School’s Investment Committee (2010-2018)

Stuart George (born 1968)	Trustee	Since March 2023	Treasurer, Board of Directors for Philadelphia Futures (nonprofit organization supporting urban high school and college students) (since 2019); Individual Investor (since 1997); Formerly, Board Member of Healthy Markets (organization focused on educating buy-side firms on current global market rules/regulations) (2016-2018)	2	Trustee, First Eagle Global Opportunities Fund

Laurence Smith (born 1958)	Trustee	Since March 2023	Board Director, Horton Point & Amplified Technology Holdings (financial technology) (since 2016); Member of the Montefiore Health System Board of Trustees (since 2015); Member of the Healthcare Trustees of New York State (“HTNYS”) (since 2018); Advisory Committee and Student-Run Investment Fund Board, University of Florida (since 2009); Formerly, Chairman, Chief Investment Officer, and Founding Partner, Third Wave Global Investors (global macro investment advisory) (2004-2021); Chairman of the Board of Directors, White Plains Hospital (2015-2022); Board of the Stern Foundation (endowment fund) (2008-2020)	2	Trustee, First Eagle Global Opportunities Fund

Name, Address(1), and Age	Position(s) Held with the Fund	Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Directorships Held During Past 5 Years

Interested Trustees
David O’Connor (born 1966)	Head of Legal & Compliance; Trustee	Since March 2023	General Counsel and Senior Vice President, First Eagle Investment Management, LLC; General Counsel, First Eagle Funds; General Counsel, First Eagle Variable Funds; General Counsel, First Eagle Credit Opportunities Fund; General Counsel, First Eagle Holdings, Inc.; Secretary and General Counsel, FEF Distributors, LLC; Director, First Eagle Amundi; Director, First Eagle Funds (Ireland) ICAV; President and Chief Executive Officer, First Eagle Global Opportunities Fund; Managing Director, First Eagle Investment Management GmbH; Director, First Eagle Investment Management, Ltd; Senior Vice President and Chief Legal Officer, First Eagle Alternative Credit, LLC; prior to January 2017, Investment Management Consultant	2	Trustee, First Eagle Global Opportunities Fund; Director, First Eagle Amundi; Director, First Eagle Investment Management, Ltd.

Christopher J. Flynn (born 1972)	Chief Executive Officer; Trustee	Since March 2023	President, First Eagle Alternative Credit, LLC (2017–present); Co-Chief Investment Officer (2014-2017), THL Credit Inc. and THL Credit Advisors LLC	1	Director, First Eagle Alternative Capital BDC, Inc. (2014-March 2023); First Eagle Logan JV LLC; THL Credit Advisors LLC; THL Credit Merical Holdings Inc.; Dimont Acquisition, Inc.

(1)	The address of each trustee is care of the Head of Legal & Compliance of the Fund at 1345 Avenue of the Americas, New York, NY 10105.

Executive Officers

Information regarding the executive officers of the Fund that are not trustees is as follows:

Name, Address(1), and Age	Position(s) Held with the Fund	Length of Time Served	Principal Occupation(s) and Directorships Held During Past 5 Years
Executive Officers
Telmo Martins (born 1982)	Chief Compliance Officer	Since March 2023	Chief Compliance Officer, First Eagle Alternative Credit LLC; prior to December 2022, Chief Compliance Officer, Northern Trust Mutual Funds at Northern Trust Asset Management; prior to May 2020, Director, Deputy Chief Compliance Officer, AllianceBernstein Mutual Funds; prior to June 2018, VP, Director of Compliance, AllianceBernstein

Jennifer Wilson (born 1972)	Chief Financial Officer/ Treasurer	Since March 2023	Chief Accounting Officer, First Eagle Alternative Credit LLC; prior to 2020, Director of Financial Planning & Analysis, First Eagle Alternative Credit LLC; prior to 2018, Managing Partner and Chief Financial Officer, Four Wood Capital Partners LLC

Sabrina Rusnak-Carlson (born 1979)	General Counsel/ Secretary	Since March 2023	General Counsel, First Eagle Alternative Credit LLC; prior to January 2020, General Counsel and Chief Compliance Officer, THL Credit Advisors LLC

Smriti Kodandapani (born 1983)	Deputy General Counsel/ Assistant Secretary	Since March 2023	Associate General Counsel and Vice President, First Eagle Investment Management, LLC; Director, Pelham Children’s Center; prior to October 2018, Associate, Proskauer Rose LLP

William Karim (born 1980)	Deputy General Counsel	Since March 2023	Deputy General Counsel, First Eagle Alternative Credit LLC; prior to January 2020, Associate General Counsel, THL Credit LLC; prior to 2016, Attorney, Keurig

Sheelyn Michael (born 1971)	Deputy General Counsel	Since March 2023	Deputy General Counsel and Senior Vice President, First Eagle Investment Management, LLC; Secretary and Deputy General Counsel, First Eagle Funds and First Eagle Variable Funds; Director, First Eagle Investment Management, Ltd

Michael Luzzatto (born 1977)	Vice President	Since March 2023	Senior Vice President, First Eagle Investment Management, LLC; Vice President, FEF Distributors, LLC; Vice President, First Eagle Funds and First Eagle Variable Funds

Casey Walker (born 1985)	Assistant Secretary	Since March 2023	Vice President, First Eagle Investment Management, LLC; Assistant Secretary, First Eagle Funds; Assistant Secretary, First Eagle Variable Funds

(1)	The address of each executive officer is care of the Head of Legal & Compliance of the Fund at 1345 Avenue of the Americas, New York, NY 10105.

Each officer holds office at the pleasure of the Board until the next election of officers or until his or her successor is duly elected and qualifies.

Biographical Information

Trustees

Our trustees have been divided into two groups—interested trustees and Independent Trustees. An interested trustee is an “interested person” as defined in Section 2(a)(19) of the 1940 Act. An Independent Trustee is a trustee who is not an “interested person.”

Interested Trustees

Mr. Christopher J. Flynn. Mr. Flynn is the President of FEAC and a trustee on the Board of the Fund. He also serves on the Direct Lending Investment Committee and on the Global Investment Committee of FEAC. Previously, Mr. Flynn served as Co-Chief Investment Officer, and prior to that, Co-President and Managing Director, of THL Credit. Since joining FEAC (and its predecessor), Mr. Flynn has been involved in origination and closing investments, portfolio management, capital raising and management of THL Credit’s direct lending private funds and accounts, and the establishment of the Chicago and New York offices of THL Credit. Prior to joining THL Credit in 2007, Mr. Flynn was a Vice President at AIG in the Leveraged Capital Group. Mr. Flynn joined AIG in February 2005 after working for Black Diamond Capital Management, a hedge fund, as a Senior Financial Analyst. From 2000 to 2003, Mr. Flynn worked in a variety of roles at GE Capital, lastly as an Assistant Vice President within the Capital Markets Syndication Group. Prior to joining GE Capital, Mr. Flynn worked at BNP Paribas as a Financial Analyst and at Bank One as a Commercial Banker. Mr. Flynn earned his M.B.A. with a concentration in Finance and Strategy from Northwestern University’s Kellogg Graduate School of Business and his B.A. in Finance from DePaul University.

Mr. David O’Connor. Mr. O’Connor is General Counsel and Head of Legal and Compliance at First Eagle Investments. Prior to joining First Eagle in January 2017, he served as executive vice president and General Counsel for Delaware Investments and the Delaware Investments Family of Funds. He was also responsible for strategic investment relationships and initiatives and served as chairman of Delaware’s Dublin-based UCITs fund group. Mr. O’Connor served on the firm’s Board of Directors, as well as a variety of committees. Prior to joining Delaware, he was an associate in the business and finance department of the Philadelphia office of Ballard Spahr, where he focused on mergers and acquisitions, contract negotiations and investment company work. Mr. O’Connor is a member of the Board of Directors and Executive Committee of Philadelphia Futures, a nonprofit organization providing urban high school and college students with resources necessary to obtain a college degree. He earned a bachelor’s degree with a double major in sociology and biblical studies from Gordon College and a J.D. with honors from Villanova University School of Law.

Independent Trustees

Mr. Rajender Chandhok. Mr. Chandhok was Vice President, Investments & Trust Administration at Northrop Grumman from April 2003 until March 2021. In that role, he was the Chief Investment Officer and responsible for investments and trust management of the company’s multiple benefit plans. Prior to joining Northrop Grumman, Mr. Chandhok was Vice President and Chief Financial Officer for the California Association of Realtors from 2001 until 2003. There he managed the association’s finance and administration related activities. Preceding that role, he spent seven years at Times Mirror Company in Los Angeles. He held several executive-level positions there, leaving as Vice President and Treasurer. Prior to Times Mirror Company, he spent six years at Pacific Enterprises, six years at Occidental Petroleum Company and three years at National Steel Corporation in several positions, with progressively increasing responsibilities in the areas of corporate finance, strategic planning and mergers and acquisitions. Previously, Mr. Chandhok has served as a member on the board of directors for The Pfaffinger Foundation, and a member of the investment committee of the California Community Foundation. Mr. Chandhok earned a bachelor’s degree in chemical engineering from the Indian Institute of Technology in New Delhi, India and an M.B.A. from the University of Michigan, Ann Arbor. For the Fund, Mr. Chandhok serves as a member of the Audit Committee.

Mr. Patrick Coyne. Mr. Coyne retired as President and CEO of Delaware Investments in 2015. After joining Delaware Investments in 1990, Mr. Coyne served in various investment capacities ranging from co-head of fixed income to CIO of the equity department. Mr. Coyne currently serves as chair of the Archdiocese of Philadelphia’s Investment Committee, chair of the Barra Foundation’s Investment Committee, past chair of the Agnes Irwin School’s Investment Committee and as a director for the Reinvestment Fund’s mutual fund assets. Mr. Coyne has also served as a board member of Kaydon Corporation, a publicly traded manufacturing company. Mr. Coyne is currently a founder and partner in Windy Bay Partners, a privately held investment partnership. Mr. Coyne is a graduate of Harvard University and the University of Pennsylvania’s Wharton School of Business. For the Fund, serves as a member of the Audit Committee.

Mr. Stuart George. Mr. George is an individual investor (recently retired from 30 years as a Wall Street Trader) who invests in multiple asset classes such as equities, real estate, crypto currency, and technology start-ups such as Stel.Life and Philanthropi, where he is an early stage investor providing capital for operations. Before retiring and focusing on personal investments, Mr. George spent 30 years working on the buy-side of Wall Street with a focus in equity. Mr. George began his professional Wall Street career in Columbus Ohio, working for State Teachers Retirement System of Ohio where he was an equity trader focused mainly on the U.S. domestic market. Mr. George spent the last 24 years of his career at Macquarie Investment Management in Philadelphia (formerly Delaware Investments) where he was Global Head of Equity Trading. In his duties as Global Head, Stuart managed a team of equity traders. Mr. George was responsible for all aspects of Macquarie’s Global Trading oversight including execution management, transaction cost analysis, OMS/EMS selection, broker relations and regulatory oversight. Mr. George has also been a leader in the equity trading field by participating on the boards of industry groups such as previously being the Co-Chair of the NASDAQ Investment Traders Association Committee (ITAC), previous board member of Healthy Markets (an organization focused on educating buy-side firms on current global market rules/regulations), and a speaker at multiple industry conferences. Mr. George was twice named to the Black Enterprise Magazine’s list of top African Americans on Wall Street (2011, 2017). Mr. George is currently Treasurer, board of directors for Philadelphia Futures in Philadelphia. Mr. George graduated from Franklin University in Columbus Ohio with a B.S. Finance & Banking. For the Fund, Mr. George serves as the Chair of the Board’s Nominating and Governance Committee and as a member of the Audit Committee.

Ms. Nancy Hawthorne. Ms. Hawthorne serves as the Chair of the FEAC BDC board of directors. Since 2014, she has served as founder and Partner of Hawthorne Financial Advisors, LLC, a registered investment advisor. In addition, Ms. Hawthorne served as Chair and Chief Executive Officer of Clerestory LLC, a financial advisory and investment firm from August 2001 through December 2015. From 1997 to 1998, she served as Chief Executive Officer and Managing Partner of Hawthorne, Krauss & Associates, LLC, a provider of consulting services to corporate management, and as Chief Financial Officer and Treasurer of Continental Cablevision, a cable television company, from 1982 to 1997. Ms. Hawthorne serves on the board of directors of Avid Technologies where she has served as lead independent director since October 2014 and also from January 2008 to December 2011, interim Chief Executive Officer from August 2007 through December 2007, and chairperson from May 2004 to May 2007. Ms. Hawthorne is a director of the MetLife Funds, a family of mutual funds established by the Metropolitan Life Insurance Company. She has also served on the board of Charles River Associates, a public consulting firm since December 2014. She previously served on the Investment Committee at Wellesley College. She has a B.A. from Wellesley College and an M.B.A. from Harvard Business School. For the Fund, Ms. Hawthorne serves as Chair of the Board and as a member of the Audit Committee and Nominating and Governance Committee.

Mr. Laurence Smith. Mr. Smith is Chairman, Chief Investment Officer, and Founding Partner of Third Wave Global Investors. He also serves as Chief Investment Officer and Board Director for Horton Point. Previously, he was the Global Chief Investment Officer and US CEO of Credit Suisse Asset Management. Prior to Credit Suisse, he held several positions at JP Morgan Investment Management, including Global Head of Asset Allocation and Balanced Accounts, and Co-Head of Fixed Income. Mr. Smith serves as Chairman of the White Plains Hospital Board of Directors. He is also a member of the Montefiore Health System Board of

Trustees and the Board of the Healthcare Trustees of New York State (HTNYS). He is a member of the Pacific Bridge Capital Advisory Board, serves on an advisory committee and a student-run investment fund board for the University of Florida, and is on the Board of the Stern Foundation. He holds an M.B.A. from the University of California, Berkeley, and an undergraduate degree in business from the University of Florida. For the Fund, Mr. Smith serves as the Chair of the Board’s Audit Committee and serves as a member of the Nominating and Governance Committee.

Executive Officers

Mr. Telmo Martins. Telmo Martins is the chief compliance officer of First Eagle Alternative Credit where he leads the compliance efforts for FEAC’s compliance program working with the FEAC Compliance team, FEAC Legal and Risk teams, and other control functions. Prior to joining FEAC, Mr. Martins spent two-and-a-half years in Northern Trust’s Asset Management business in Chicago as Chief Compliance Officer for their mutual fund complex, among other compliance responsibilities. Prior to Northern Trust, Mr. Martins spent 13+ years at AllianceBernstein in New York in various compliance roles helping to lead the compliance program for all of AllianceBernstein’s investment vehicles, including registered and alternative funds both in and outside the US. Mr. Martins holds a B.S. with a concentration in Finance from Rutgers University.

Ms. Sabrina Rusnak-Carlson. Sabrina Rusnak-Carlson is the Head of Legal and Compliance and General Counsel of First Eagle Alternative Credit. Sabrina became part of First Eagle in 2020 upon the firm’s acquisition of THL Credit, which she had joined in 2015 and served as General Counsel and Chief Compliance Officer. Previously, Sabrina was a Partner in The Private Credit Group of Proskauer Rose LLP; there she represented alternative lenders in a variety of complex financings. Sabrina has also served as a financial consultant at Triage Consulting Group. Sabrina earned a Bachelor’s in Science in business administration from Georgetown University, cum laude, and a J.D. from the Boston University School of Law.

Ms. Jennifer Wilson. Jennifer Wilson is the chief accounting officer for First Eagle Alternative Credit, responsible for overseeing the financial reporting and accounting obligations for the firm’s publicly traded funds. In addition, she evaluates new product and business opportunities across the platforms, including those related to the firm’s retail initiatives. Jennifer became part of First Eagle in 2020 upon the firm’s acquisition of THL Credit, which she had joined in 2018. Previously, she was the CFO of Four Wood Capital Partners, where she managed all aspects of finance and accounting for the firm while also serving as the principal financial officer and treasurer for its two publicly traded closed-end funds. Before that, Jennifer served in multiple roles at Bank of America/Merrill Lynch, including investment banking director in the financial institutions group and business manager for the media, telecom and technology group. She began her career in the assurance and advisory services group at Deloitte & Touche. Jennifer received a B.A. in business economics from the University of California, Los Angeles and an M.B.A. from the Fuqua School of Business at Duke University. She holds the Certified Public Accountant designation.

Mr. William Karim. Will Karim is a Deputy General Counsel of First Eagle Alternative Credit. His role includes supporting corporate matters, strategic initiatives, First Eagle Alternative Credit’s funds and financings and the structuring, negotiation, documentation and review of investment opportunities. Prior to joining First Eagle Alternative Credit in 2017, Will worked as a Counsel at Keurig Green Mountain, Inc. where he was responsible for a variety of commercial and corporate legal matters, including strategic partnerships and the company’s financings. Prior to Keurig Green Mountain, Will worked as an Associate at the law firms Proskauer Rose LLP and Mayer Brown LLP, where he focused on commercial finance transactions. Will earned his J.D., cum laude, from The Ohio State University Moritz College of Law and his B.A., with honors, in Political Science from Trinity College (CT).

Ms. Smriti Kodandapani. Smriti Kodandapani is a Deputy General Counsel at First Eagle Investments. Smriti joined First Eagle in October 2018 as Senior Counsel and became an Associate General Counsel in January 2020. Previously, she worked at Proskauer Rose LLP in the Private Investment Funds group, where she focused on legal and compliance matters relating to hedge funds, hybrid funds and funds of funds. Prior to moving to Proskauer with her team in 2014, she was in the Investment Management group of Bingham McCutchen LLP. Smriti received her B.S. in Foreign Service (BSFS) in science, technology and international affairs from Georgetown University and her J.D. from The George Washington University Law School.

Mr. Michael Luzzatto. Michael Luzzatto joined First Eagle on October 2, 2000. He is currently a Senior Vice President/Head of Shareholder Services in the Finance Department of FEIM responsible for oversight of the Fund’s transfer agent, invoice reconciliation, and broker-dealer servicing. Previously, he worked at Neuberger Berman as a Registered Representative in the Mutual Fund Department. Mike received his B.A. in Political Science from Colgate University in Hamilton, NY.

Ms. Sheelyn Michael. Sheelyn Michael is a Deputy General Counsel of FEIM and joined in September 2014. Previously, she worked for Dechert LLP where she spent five years as a lawyer in the financial services group in the New York and London offices. Prior to moving to Dechert with her team, Sheelyn spent ten years at Clifford Chance, initially in the U.S. capital markets group in Clifford Chance’s London office and then with the financial services team in the New York office. Sheelyn received her B.A. in Political Science and Government from Bates College and her J.D. from the American University Washington College of Law.

Ms. Casey Walker. Casey Walker joined First Eagle in July 2018 as a Legal Specialist and Assistant Secretary to the First Eagle Funds. Her role includes supporting board relations, corporate matters, strategic initiatives and First Eagle funds. Previously, she worked for OppenheimerFunds, where she worked on the Board Relations and Corporate Governance team and supported the firm’s various fund and corporate boards. Before that, she worked on the Business Development Services team at Goldman Sachs Asset Management. Casey received her Bachelor of Arts degree from DePauw University in Greencastle, Indiana.

Board Leadership Structure and Oversight Responsibilities

The Board monitors and performs an oversight role with respect to our business and affairs, including with respect to investment practices and performance, compliance with regulatory requirements and the services, expenses and performance of service providers to us. Among other things, the Board approves the appointment of our investment advisers and related advisory agreements and administration agreement and our officers, reviews and monitors the services and activities performed by our investment advisers, administrator, custodian and our executive officers and approves the engagement of, and reviews the performance of, our independent registered public accounting firm.

The Board performs its risk oversight function primarily through (i) its standing committees, which report to the entire Board and are comprised solely of Independent Trustees, and (ii) active monitoring of our Chief Compliance Officer and our compliance policies and procedures.

Day-to-day risk management with respect to the Fund is the responsibility of FEIM. In some cases risk management is delegated to other service providers, including FEAC with respect to credit risk management, but in all cases, risk management is subject to the supervision of the Adviser. The Fund is subject to a number of risks, including investment, compliance, operational and valuation risks, among others. While there are a number of risk management functions performed by the Adviser and the other service providers, as applicable, it is not possible to eliminate all of the risks applicable to the Fund. Risk oversight is part of the Board’s general oversight of the Fund and is addressed as part of various board and committee activities. The Board, directly or through a committee, also reviews reports from, among others, management, the independent registered public accounting firm for the Fund and internal accounting personnel for the Adviser, as appropriate, regarding risks faced by the Fund and management’s or its service providers’ risk functions. Nancy Hawthorne, an Independent Trustee, serves as Chairperson of the Board. The Board believes that it is in the best interests of the shareholders for Nancy Hawthorne to lead the Board because of her familiarity with our business and investment objective, her broad experience with the day-to-day management and operation of other investment funds and her significant background in the financial services industry, as described above. The Board believes that its leadership structure is appropriate because the structure allocates areas of responsibility among the individual trustees and the committees in a manner that enhances effective oversight. The committee system facilitates the timely and efficient consideration of matters by the trustees, and facilitates effective oversight of compliance with legal and regulatory requirements and of the Fund’s activities and associated risks. The Board also believes that its size creates an efficient corporate governance structure that provides opportunity for direct communication and interaction between management and the Board.

The Board has appointed a Chief Compliance Officer, who oversees the implementation and testing of the Fund’s compliance program and reports to the Board regarding compliance matters for the Fund and the Advisers. The Independent Trustees have engaged independent legal counsel to assist them in performing their oversight responsibilities.

As described below in more detail under “—Board Committees—Audit Committee,” the Audit Committee will assist the Board in fulfilling its risk oversight responsibilities. The Audit Committee’s risk oversight responsibilities will include overseeing our accounting and financial reporting processes, our systems of internal controls regarding finance and accounting, and audits of our financial statements. The Audit Committee will also discuss with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies.

Our Board will also perform its risk oversight responsibilities with the assistance of the Chief Compliance Officer. Our Chief Compliance Officer will prepare a written report annually discussing the adequacy and effectiveness of our compliance policies and procedures. The Chief Compliance Officer’s report, which will be reviewed by the Board, will address:

•	the adequacy of our compliance policies and procedures and certain of our service providers since the last report;

•	any material changes to these policies and procedures or recommended changes; and

•	any compliance matter that has occurred about which the Board would reasonably need to know to oversee our compliance activities and risks.

In addition, the Chief Compliance Officer will meet separately in executive session with the Independent Trustees periodically, typically every quarter, but in no event less than once each year.

We believe that the Board’s role in risk oversight will be effective and appropriate given the extensive regulation to which we are already subject as a BDC. Specifically, as a BDC, we must comply with numerous regulatory requirements that control the levels of risk in its business and operations, including limitations under the 1940 Act on the amount of borrowings, debt securities or preferred stock we may incur or issue. In addition, we generally have to invest at least 70% of our total assets in “qualifying assets” and, subject to certain exceptions, we are limited in our ability to invest in any portfolio company in which our affiliates currently has an investment. In addition, we intend to elect to be treated as a RIC under Subchapter M of the Code. As a RIC, we must, among other things, meet certain source of income, asset diversification and distribution requirements.

Further, we believe that the Board’s structure and practices will enhance its risk oversight because our Independent Trustees separately meet in executive sessions with the Chief Compliance Officer and independent registered public accounting firm without any conflict that could be perceived to discourage critical review.

We believe that the Board’s role in risk oversight must be evaluated on a case-by-case basis and that its existing role in risk oversight is appropriate.

Board Committees

Our Board currently has two committees: an Audit Committee and a Nominating and Governance Committee, each as described below. We do not have a compensation committee because our executive officers do not receive any direct compensation from us.

Audit Committee

The Audit Committee is presently composed of five persons, Mr. Smith (Chairperson), Messrs. Chandhok, Coyne, and George and Ms. Hawthorne, all of whom are considered independent for purposes of the 1940 Act.

The Audit Committee operates pursuant to a charter approved by the Board. The charter sets forth the responsibilities of the Audit Committee. The primary function of the Audit Committee is to serve as an independent and objective party to assist the Board in fulfilling its responsibilities for overseeing and monitoring:

•	the quality and integrity of our financial statements;

•	the adequacy of our system of internal controls;

•	the review of the independence and performance of, as well as communicate openly with, our independent registered public accounting firm; and

•	the performance of our internal audit function and our compliance with legal and regulatory requirements.

Our Audit Committee will have the authority to approve the engagement, and review the performance of, our independent registered public accounting firm.

The Audit Committee also monitors the execution of the valuation procedures, makes certain determinations in accordance with such procedures, and assists the Board in its oversight of the valuation of our investments; reviews and approves recommendations by FEIM for changes to our valuation policies for submission to the Board for its approval; reviews FEIM’s presentations on valuation, including valuations from any independent valuation firm; and oversees the implementation of our valuation procedures by FEIM.

Our Board has designated Messrs. Smith, Chandhok and Coyne and Ms. Hawthorne as “audit committee financial experts” pursuant to the provisions of Item 407(d)(5) of Regulation S-K, and, pursuant to the Audit Committee Charter, our Audit Committee consists solely of members who are Independent Trustees.

Nominating and Governance Committee

The Nominating and Governance Committee is presently composed of three persons, Mr. George (Chairperson), Ms. Hawthorne and Mr. Smith, all of whom are considered independent for purposes of the 1940 Act. The Nominating and Governance Committee operates pursuant to a charter approved by the Board, including making nominations, in compliance with our nominating procedures, for the appointment or election of Independent Trustees, personnel training policies and administering the provisions of the code of ethics and code of business conduct applicable to the Independent Trustees. The nominating procedures set forth our policy regarding trustee qualifications and skills, the process for identifying and evaluating trustee nominees, the process for evaluating trustee candidates nominated by shareholders, the process regarding shareholder communications with the Board and the policy regarding trustees’ attendance of shareholder meetings. Under the Declaration of Trust, the Fund is not required to hold annual meetings.

ITEM 6. EXECUTIVE COMPENSATION

(a) Compensation of Executive Officers

We do not currently have any employees and do not expect to have any employees. Services necessary for our business are provided by individuals who are employees of the Advisers, pursuant to the terms of the Advisory Agreement, Subadvisory Agreement and Administration Agreement. Pursuant to the Investment Advisory Agreement, FEIM is responsible for, among other things, managing certain components of the Fund and providing oversight of the Fund. FEIM has entered into the Subadvisory Agreement with FEAC, pursuant to which FEAC, subject to the oversight of FEIM, is responsible for, among other things, identifying investment opportunities, monitoring our investments and determining the composition of our portfolio. In addition, we reimburse FEAC as administrator (the “Administrator”) for our allocable portion of expenses incurred by it in performing its obligations under the Administration Agreement, including our allocable portion of the cost of our officers and their respective staffs, which may include personnel at FEIM or FEAC.

None of our executive officers will receive direct compensation from us. The compensation based on allocable time of our Chief Financial Officer and Chief Compliance Officer will be paid by the Administrator, subject to reimbursement by us of an allocable portion of such compensation for services rendered by them to us. To the extent that the Administrator outsources any of its functions, we will pay the fees associated with such functions on a direct basis without profit to the Administrator. See “Item 1. Business—Management and Other Agreements,” and “Item 7. Certain Relationships and Related Transactions, and Trustee Independence.”

(b) Compensation of Trustees

Each Independent Trustee receives an annual fee of $50,000, if the Fund’s net assets are less than $300 million, or an annual fee of $75,000, if the Fund’s net assets are greater than or equal to $300 million. We also pay the Independent Trustees $2,000 per regular board meeting, and $1,000 per ad-hoc meeting, attended in person or by telephone, plus reimbursement of reasonable out of pocket expenses incurred in connection with in-person attendance at such meetings. In addition, we pay all members of the Audit Committee and the Nominating and Governance Committee an annual fee of $5,000, for their additional services in these capacities. The Chairperson of the Board is also paid an annual fee of $25,000 for her additional services in this capacity. In addition, we purchase trustees’ and officers’ liability insurance on behalf of our trustees and officers.

No compensation is paid to the trustees who are “interested persons” of the Fund, as such term is defined in Section 2(a)(19) of the 1940 Act.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND TRUSTEE INDEPENDENCE

(a) Transactions with Related Persons, Promoters and Certain Control Persons

Advisory Agreement, Subadvisory Agreement and Administration Agreement

We have entered into the Advisory Agreement with the Adviser pursuant to which we will pay management fees and incentive fees to the Adviser, the Subadvisory Agreement with the Subadviser, and the Administration Agreement with the Administrator. In addition, pursuant to the Advisory Agreement, the Subadvisory Agreement, and the Administration Agreement, we will reimburse the Adviser, the Subadviser and the Administrator for certain expenses as they occur. See “Item 1. Business—Management and Other Agreements.” Each of the Advisory Agreement, the Subadvisory Agreement and the Administration Agreement has been approved by the Board. Unless earlier terminated, each of the Advisory Agreement, Subadvisory Agreement and the Administration Agreement will remain in effect for a period of two years from the date it first becomes effective and will remain in effect from year-to-year thereafter if approved annually by a majority of the Board, including a majority of Independent Trustees, or by the holders of a majority of our outstanding voting securities.

Potential Conflicts of Interest

The Advisers will experience conflicts of interest in connection with the management of the Fund, including the following situations. The following briefly summarizes the material potential and actual conflicts of interest which may arise from the overall investment activity of the Adviser and/or FEAC, its clients and its affiliates.

The Adviser, FEAC and their affiliates may sponsor or manage investment funds, accounts or other investment vehicles with similar or overlapping investment strategies. For example, the Adviser or FEAC may serve as investment adviser to one or more private funds, registered closed-end funds, separate managed accounts, and CLOs. In addition, certain Fund’s officers serve in similar capacities for one or more private funds, registered closed-end funds, separate managed accounts and CLOs. To the extent FEAC determines that an investment is appropriate for us and for one or more other funds, FEAC intends to allocate investment opportunities across the entities for which such opportunities are appropriate consistent with (a) certain restrictions under the 1940 Act and rules thereunder regarding co-investments with affiliates, (b) the requirements of the Advisers Act and (c) the Advisers’ internal conflict of interest and allocation policies.

FEAC has established allocation policies to ensure that the Fund will generally share equitably with other credit investment funds managed by FEAC or its affiliates within the alternative credit platform in credit investment opportunities that are suitable for the Fund and such other investment funds.

The 1940 Act imposes significant limits on co-investment with affiliates of the Fund, and without an exemptive order the Fund generally would not be permitted to co-invest alongside its affiliates in privately negotiated transactions unless the transaction is otherwise permitted under existing regulatory guidance, such as transactions where price is the only negotiated term, and will not participate in transactions where other terms are negotiable. The SEC granted the Advisers the Co-Investment Order that will allow us to co-invest in portfolio companies with Affiliated Funds and Proprietary Accounts in a manner consistent with the Fund’s investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors, subject to compliance with certain conditions See “Item 1. Business—Regulation as a Business Development Company.” In situations where co-investment with other entities sponsored or managed by the Adviser, FEAC or their affiliates is not permitted or appropriate, such as when there is an opportunity to invest in different securities of the same issuer, FEAC will need to decide whether the Fund or such other entity or entities will proceed with the investment. FEAC will make these determinations based on its policies and procedures, which will generally require that such opportunities be offered to eligible accounts on a basis that is fair and equitable over time. This reduces the amount of transactions in which the Fund can participate and makes it more difficult for the Fund to implement its investment objective.

Napier Park Global Capital LLC, a Delaware limited liability company (together with its affiliates, “Napier Park”) is a wholly-owned subsidiary of the Adviser. Napier Park provides investment advisory services to its clients, including private funds and managed accounts, which services are primarily with respect to investments in alternative assets, including credit- and real asset-focused strategies. Napier Park also owns a de minimis interest in Regatta Loan Management LLC, a private investment company and collateral manager to securitized asset vehicles, which is registered as an investment adviser with the SEC. Napier Park will operate as an autonomous, wholly owned unit of the Adviser.

Policies and procedures haven been adopted by FEIM, FEAC and Napier Park, including an information barrier (as described below), to mitigate potential conflicts of interest and to comply with applicable law with respect to the interactions between the Advisers and Napier Park. Such policies and procedures could result in fewer investment opportunities for the Advisers’ clients and could result in the Advisers taking into account certain considerations and other factors in connection with the management of its business and the affairs of its clients that would not necessarily be taken into account if Napier Park were not an affiliate of the Advisers. FEAC and Napier Park will also compete for investments, and FEAC clients and Napier Park clients are from time to time expected to enter into transactions with one another, subject to any restrictions set forth in the client agreements or governing documents of their respective advisory clients and applicable law. In addition, clients of

Napier Park will from time to time make primary investments and possibly acquire secondary investments in FEAC clients, including in CLOs sponsored by FEAC. Napier Park clients will pay fees (including advisory fees), expenses and, if applicable, performance-based compensation to FEAC (and while not expected, clients of FEAC (or investors in such clients) could from time to time enter into similar investment relationships with Napier Park, including becoming clients thereof, and pay fees and expenses in connection therewith). Investments by Napier Park’s clients may not be considered investments by a FEAC affiliate under a relevant client agreement or Napier Park client governing documents and therefore may not be subject to restrictions that would otherwise be imposed on investments in a client by FEAC or certain of its affiliates. Napier Park and its clients are expected to receive customary information (including any investor reports) provided to FEAC clients related to their investment in such client. Subject to applicable law and client agreements, Napier Park and FEAC has and may in the future from time to time introduce one another to existing or prospective investors or engage in joint fundraising activities. The Advisers and Napier Park could in the future face conflicts of interest, including having a conflicting division of loyalties and responsibilities, in the aforementioned situations. While the Advisers and Napier Park have policies and procedures reasonably designed to address such conflicts of interest, there can be no assurance that any such policies and/or procedures will be effective in accomplishing their stated purpose and/or that they will not otherwise adversely affect the ability of the clients to effectively achieve their investment objectives.

The Adviser’s affiliation with Blackstone and Corsair (collectively, “Blackstone/Corsair”) and Napier Park requires the Adviser to manage conflicts of interest associated with dealings the Fund may have with those businesses or funds, clients or portfolio companies associated with them. For example, should the Adviser or FEAC wish to cause the Fund to execute portfolio transactions through broker-dealers affiliated with Blackstone/Corsair, the commercial reasonableness of the brokerage compensation associated with those trades would have to be assessed. Other dealings may be more completely restricted. For example, the Fund may not be able to buy or sell property directly to or from Napier Park, Blackstone/Corsair or their associated accounts. There also may be limits on participation in underwritings or other securities offerings by Napier Park, Blackstone/Corsair or their associated funds, accounts or portfolio companies. FEAC may also compete with its affiliates, including Napier Park or Blackstone/Corsair, for potential investments. The breadth of these affiliations at times may require the Fund to abstain from or restructure an otherwise attractive investment opportunity. In addition, from time to time, clients of Napier Park are investors in clients of FEAC and will pay customary fees or expenses as investors therein. While not currently expected, in the future FEAC may determine to enter into, or modify, its fee arrangements with Napier Park clients.

Investments in portfolio companies associated with Blackstone/Corsair and Napier Park may be restricted by the 1940 Act. To the extent such investments are permitted and the Fund invests in such a portfolio company (a portfolio company generally referring to a company owned by private equity funds managed by Blackstone/Corsair and Napier Park), conflicts of interest may arise from the presence of Blackstone/Corsair or Napier Park representatives on the company board or the payment of compensation by the company to Blackstone/Corsair or Napier Park or an affiliate. Moreover, the Adviser or FEAC could have an incentive to allocate the Fund’s assets to such a portfolio company since affiliates of the Adviser have a direct or indirect financial interest in its success. There also may be instances where Blackstone/Corsair or Napier Park could be involved in bankruptcy proceedings of current investments or of issuers in which the Fund would otherwise invest, with potentially divergent interests as between the Fund and Blackstone/Corsair and Napier Park. The Fund may be forced to sell or hold existing investments (possibly at disadvantageous times or under disadvantageous conditions) as a result of various relationships that Blackstone/Corsair or Napier Park may have or transactions or investments Blackstone/Corsair or Napier Park and their affiliates may make or have made. The inability to transact in any security, derivative or loan held by the Fund could result in significant losses or lost opportunity costs to the Fund.

In connection with investments made by their clients, the Advisers and/or their affiliates, including FEF Distributors, LLC, a limited purpose broker-dealer and commonly controlled affiliate of the Advisers, may receive from time to time and as permitted under the applicable client agreements and applicable law, arrangement, origination, closing, commitment, documentation, structuring, facility, syndication, underwriting, placement, amendment, administrative agent, loan servicing and/or other transaction fees from portfolio investments in which one or more clients, including the Fund, invest or propose to invest. The potential for FEAC and its affiliates to receive these economic benefits creates a conflict of interest, as FEAC and its affiliates have an incentive to invest in portfolio investments that generate such benefits.

To mitigate conflicts, certain fees that FEAC and its affiliates receive in connection with FEAC or its affiliates’ services related to portfolio companies or transactions are partially or fully offset against the fees payable to FEAC by the relevant client. However, certain categories of fees (such as arrangement, origination, closing, commitment, documentation, structuring, facility, syndication, underwriting, placement, amendment, administrative agent, loan servicing and similar fees) are not offset against fees payable to FEAC. Such fees are offset for certain clients and not others in accordance with the applicable client agreement. Determining whether an economic benefit received in connection with a transaction related to a portfolio investment is deemed to be of the type that is fully, partially or not offset against fees requires judgment, which creates a conflict of interest between the Fund and FEAC. Additionally, because FEAC and/or its affiliates are often heavily involved in negotiating these transactions, FEAC has an incentive to structure the transactions to generate the types of fees that would not be offset or only partially offset against fees payable to FEAC.

In the event these fees are not, or are only partially, offset against fees payable to FEAC from FEIM, FEAC and its affiliates would receive higher total compensation than FEAC and its affiliates would receive in a compensation structure that does not contain deal-related compensation or for which such compensation is fully offset. As such, FEAC has a financial incentive to originate investments other than the incentive associated with a fee payable to FEAC. To partially mitigate this, FEAC’s allocation policy sets out procedures for the allocation of investments without the consideration of potential benefits to FEAC.

In some cases, an excess portion of an asset is temporarily held by a non-advisory account (including accounts beneficially owned by FEAC or its affiliates), and when that excess portion is sold to third parties, FEAC or its affiliates could receive a fee or profit. In other cases, an excess portion of an asset is held by a FEAC client before a third party purchases the asset. FEAC has an incentive to find larger deals than FEAC’s clients would ordinarily seek to generate transaction fees and profits. Further, these fees and profits create an incentive for FEAC and/or its affiliates to sell a larger portion of a loan to third parties (thereby reducing the FEAC clients’ shares of the loan) than FEAC would in the absence of such fees or profits. In some cases, FEAC will serve in a leading role with respect to a particular originated loan. While FEAC believes that serving in a lead role provides more attractive investments to FEAC clients, including the Fund, over time, this role (and the fees associated therewith, which may be a part of our advisory compensation) could conflict with the short-term interests of FEAC clients, including the Fund, on a particular deal. For example, when FEAC serves in a leading role, FEAC clients could retain a larger than pro rata portion of revolving loans or delayed draw term loans. While the fees related to retaining these portions of revolving loans or delayed draw term loans generally benefit FEAC clients, retaining these portions often requires FEAC clients, including the Fund, to reserve a sufficient amount of liquid capital to satisfy drawdown requests with respect to these loans. As a result, there is a risk that a greater portion of a FEAC client’s capital would be held in cash or other highly liquid assets than it otherwise would. In addition, FEAC could be required to sell a larger portion of a loan to third parties to win a mandate on a loan origination or to otherwise satisfy sponsor requests that FEAC would otherwise prefer to allocate in its capacity as an investment adviser to FEAC clients. Nonetheless, FEAC believes that, in the long run, leading roles are integral to FEAC’s efforts to secure the best investment opportunities for FEAC clients, including the Fund.

Trustee Independence

For information regarding the independence of our trustees, see “Item 5. Trustees and Executive Officers.”

(b) Promoters and Certain Control Persons

The Adviser and Subadviser may be deemed promoters of the Fund. We expect to enter into the Advisory Agreement and the Subadvisory Agreement with the Adviser and Subadviser, respectively, and the

Administration Agreement with the Administrator. The Adviser, for its services to us, will be entitled to receive management fees and incentive fees in addition to the reimbursement of certain expenses. The Subadviser and the Administrator, for their services to us, will be entitled to receive reimbursement of certain expenses. In addition, under the Advisory, Subadvisory and Administration Agreements, to the extent permitted by applicable law and in the discretion of our Board, we have indemnified the Adviser, the Subadviser and the Administrator and certain of their affiliates. See “Item 1. Business.”

ITEM 8. LEGAL PROCEEDINGS

From time to time, we may be a party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of our rights under loans to or other contracts with our portfolio companies. We are not currently subject to any material legal proceedings, nor, to our knowledge, is any material legal proceeding threatened against us.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Our Common Shares will be offered and sold in private offerings exempt from registration under the Securities Act under Section 4(a)(2) and Regulation D. There is no public market for our Common Shares currently, nor can we give any assurance that one will develop.

Because our Common Shares are being acquired by investors in one or more transactions “not involving a public offering,” they are “restricted securities” and may be required to be held indefinitely. Our Common Shares may not be sold, transferred, assigned, pledged or otherwise disposed of unless (1) our consent is granted, and (2) the Common Shares are registered under applicable securities laws or specifically exempted from registration (in which case the shareholder may, at our option, be required to provide us with a legal opinion, in form and substance satisfactory to us, that registration is not required). Accordingly, an investor must be willing to bear the economic risk of investment in the Common Shares until we are liquidated. No sale, transfer, assignment, pledge or other disposition, whether voluntary or involuntary, of the Common Shares may be made except by registration of the Transfer (as defined below) on our books. Each transferee will be required to execute an instrument agreeing to be bound by these restrictions and the other restrictions imposed on the Common Shares and to execute such other instruments or certifications as are reasonably required by us.

Common Shares will be offered for subscription on a continuous basis. Each investor in the Private Offering will purchase Common Shares pursuant to a Subscription Agreement.

The initial per share purchase price for Common Shares in the Private Offering will be $25.00 per share. Thereafter, the purchase price per share for Common Share will equal the NAV per share, as of the effective date of the share purchase date.

Holders

The Fund’s shareholders are entitled to one vote for each Common Share held on all matters submitted to a vote of shareholders, and to receive distributions declared by the Board. The rights of common shareholders are subject to the Declaration of Trust and the Bylaws. Please see “Item 4. Security Ownership of Certain Beneficial Owners and Management” for disclosure regarding the holders of our Common Shares.

Valuation of Portfolio Securities

The NAV per share of our outstanding Common Shares is expected to be determined monthly by dividing the value of total assets minus liabilities by the total number of Common Shares outstanding at the date as of which the determination is made.

The Board recognizes that proper valuation of the Fund’s assets is critical to the operations of the Fund. Accordingly, the Board approved portfolio pricing procedures in light of the requirements of Section 2(a)(41) of the 1940 Act, Rule 2a-5 thereunder and positions of the SEC. The Board retains ultimate responsibility for oversight of the Fund’s valuation process. Notwithstanding the Board’s obligations under Section 2(a)(41) and Rule 2a-5, the Board designated FEIM as the “valuation designee” as that term is defined in Rule 2a-5. As the valuation designee, the Board designated FEIM to perform fair value determinations of the Fund’s assets by implementing valuation policies and procedures approved by the Board, subject to the oversight of the Board and the Audit Committee, and in compliance with the requirements of Rule 2a-5. In calculating the value of our total assets, investments for which market quotations are readily available are valued using market quotations, which are generally obtained from an independent pricing service or one or more broker-dealers or market makers. Debt and equity securities for which market quotations are not readily available or are determined to be unreliable are valued at fair value as determined in good faith by FEIM. Because we expect that there will not be a readily available market value for many of the investments in our portfolio, we expect to value many of our portfolio investments at fair value as determined in good faith by FEIM with a documented valuation policy that is in accordance with GAAP and that has been reviewed and approved by our Board. FEIM will provide the Board and the Audit Committee with periodic reports, no less than quarterly, that discuss the functioning of the valuation process, if applicable to that period, and that identify issues and valuation problems that have arisen, if any. Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of our investments may differ significantly from the values that would have been used had a readily available market value existed for such investments, and the differences could be material.

With respect to investments for which market quotations are not readily available, we undertake a multi-step valuation process each quarter, as described below:

1.

the Fund’s valuation process begins with each portfolio company or investment being initially valued by the investment professionals responsible for managing portfolio investments; concurrently therewith, on at least an annual basis, independent valuation firms are used to conduct independent appraisals of all investments for which market quotations are either not readily available or are determined to be unreliable unless the amount of an investment is immaterial;

2.

the preliminary valuation recommendation of the investment professionals and the applicable input of the independent valuation firms (the “Preliminary Valuation Data”) are then documented and reviewed with FEAC’s pricing professionals;

3.	the Preliminary Valuation Data are then discussed with, and approved by, the pricing committee of FEAC;

4.	FEIM’s valuation committee independently discusses the Preliminary Valuation Data and determines the fair value of each investment in good faith based on the Preliminary Valuation Data; and

5.	on a quarterly basis, a designee of FEIM’s valuation committee discusses the fair value determinations of each investment with the Audit Committee.

When we determine our NAV as of the last day of a month that is not also the last day of a calendar quarter, we intend to update the value of securities with reliable market quotations to the most recent market quotation. For securities without reliable market quotations, FEIM’s valuation team will generally value such assets at the most recent quarterly valuation unless FEAC determines that a significant observable change has occurred since the most recent quarter end with respect to the investment (which determination may be as a result of a material event at a portfolio company, material change in market spreads, secondary market transaction in the securities of an investment or otherwise). If FEAC determines such a change has occurred with respect to one or more investments, the relevant portfolio management team shall determine whether to recommend a change to the FEIM valuation committee and whether the applicable pricing professional will determine whether to engage an independent valuation firm for assistance. FEIM will then discuss and determine the fair value of such investment(s) in the Fund’s portfolio in good faith based on the input of any applicable respective independent valuation firms.

The types of factors that FEIM may take into account in fair value pricing the Fund’s investments include, as relevant, the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings and discounted cash flows, the markets in which the portfolio company does business, comparison to publicly traded securities and other relevant factors. FEIM generally utilizes an income approach to value its cash flow debt investments and a combination of income and/or market approaches to value its equity investments.

With respect to unquoted cash-flow debt instruments, FEIM values each investment considering, among other measures, discounted cash flow models, comparisons of financial ratios of peer companies that are public and other factors, which valuation is then approved by FEIM.

For asset-based loans, FEIM generally determines the fair value using liquidation approach that analyzes the underlying collateral of the loan, as set forth in the associated loan agreements and the borrowing base certificates. Liquidation valuations may be determined using a net orderly liquidation value, a forced liquidation value, or other methodology. Such liquidation values may be further reduced by certain reserves that may reduce the value of the collateral available to support the outstanding debt in a wind down scenario (the net realized value of the collateral).

For debt investments, FEIM generally determines the fair value primarily using an income, or yield, approach that analyzes the discounted cash flows of interest and principal for the debt security, as set forth in the associated loan agreements, as well as the financial position and credit risk of each portfolio investment. FEIM’s estimate of the expected repayment date is generally the legal maturity date of the instrument. The yield analysis considers changes in leverage levels, credit quality, portfolio company performance and other factors. The enterprise value, a market approach, is used to determine the value of equity and debt investments that are credit impaired, close to maturity or where the Fund also holds a controlling equity interest. The method for determining enterprise value uses a multiple analysis, whereby appropriate multiples are applied to the portfolio company’s revenues or net income before net interest expense, income tax expense, depreciation and amortization, or EBITDA.

For equity investments, an income and/or market approach is generally used to value equity investments for which there is no established public or private market. The market approach values an investment by examining observable market values for similar investments. The resulting valuation, although stated as a precise number, is necessarily within a range of values that vary depending upon the significance attributed to the various factors being considered. Some of these factors may include current market trading and/or transaction multiples, the company’s relative financial performance relative to public and private peer companies and leverage levels.

Investments at Fair Value

In circumstances in which NAV per share of an investment is determinative of fair value, FEIM estimates the fair value of an investment in an investment company using the NAV per share of the investment (or its equivalent) without further adjustment if the NAV per share of the investment is determined in accordance with the specialized accounting guidance for investment companies as of the reporting entity’s measurement date.

In accordance with the authoritative guidance on fair value measurements and disclosures under GAAP, we disclose the fair value of our investments in a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The guidance establishes three levels of the fair value hierarchy as follows:

•	Level l—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

•	Level 2—Quoted prices in markets that are not considered to be active or financial instruments for which significant inputs are observable, either directly or indirectly;

•	Level 3—Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

The level of an asset or liability within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. However, the determination of what constitutes “observable” requires significant judgment by management.

FEIM considers whether the volume and level of activity for the asset or liability have significantly decreased and identify transactions that are not orderly in determining fair value. Accordingly, if FEIM determines that either the volume and/or level of activity for an asset or liability has significantly decreased (from normal conditions for that asset or liability) or price quotations or observable inputs are not associated with orderly transactions, increased analysis and management judgment will be required to estimate fair value. Valuation techniques such as an income approach might be appropriate to supplement or replace a market approach in those circumstances.

Distribution Policy

Subject to the Board’s discretion and applicable legal restrictions, we intend to authorize and declare cash distributions on a monthly basis after the Initial Closing and pay such distributions on a monthly basis beginning no later than the first full calendar quarter after the month of the Initial Closing.

From time to time, we may also pay special interim distributions in the form of cash or Common Shares at the discretion of our Board. For example, our Board may periodically declare stock distributions in order to reduce our NAV per share if necessary to ensure that we do not sell Common Shares at a price per share, after deducting up-front selling commissions, if any, that is below our NAV per share.

We may fund our cash distributions to shareholders from any sources of funds available to us, including fee waivers or reductions by our Adviser that may be subject to repayment, as well as offering proceeds and borrowings. We have not established limits on the amount of funds we may use from any available sources to make distributions. There can be no assurance that we will achieve the performance necessary to sustain our distributions or that we will be able to pay distributions at a specific rate or at all. The Adviser and its affiliates have no obligation to waive advisory fees or otherwise reimburse expenses in future periods. See “Item 1. Business—Management and Other Agreements.”

Consistent with the Code, shareholders will be notified of the source of our distributions. Our distributions may exceed our earnings and profits, especially during the period before we have substantially invested the proceeds from our private offering. As a result, a portion of the distributions we make may represent a return of capital for tax purposes. The tax basis of shares must be reduced by the amount of any return of capital distributions, which will result in an increase in the amount of any taxable gain (or a reduction in any deductible loss) on the sale of shares.

For a period of time following commencement of our private offering, which time period may be significant, we expect substantial portions of our distributions may be funded indirectly through the reimbursement of certain expenses by the Adviser and its affiliates, including through the waiver of certain investment advisory fees by the Adviser, that are subject to conditional reimbursement by us within three years. However, any waived investment advisory fees will not be subject to conditional reimbursement by us. Any such distributions funded through expense reimbursements or waivers of advisory fees are not based on our investment performance and can only be sustained if we achieve positive investment performance in future periods and/or the Adviser or its affiliates continues to advance such expenses or waive such fees. Our future reimbursement of amounts advanced or waived by the Adviser and its affiliates will reduce the distributions that you would otherwise receive in the future. Other than as set forth in this prospectus, the Adviser and its affiliates have no obligation to advance expenses or waive advisory fees.

We intend to elect to be treated for tax purposes, and intend to qualify annually thereafter, as a RIC under Subchapter M of the Code. To obtain and maintain RIC tax treatment, we must distribute in each taxable year at least 90% of the sum of our investment company taxable income and net tax-exempt income to our shareholders. A RIC may satisfy the 90% distribution requirement by actually distributing dividends (other than capital gain dividends) during the taxable year. In addition, a RIC may, in certain cases, satisfy the 90% distribution requirement by distributing dividends relating to a taxable year after the close of such taxable year under the “spillback dividend” provisions of Subchapter M of the Code. If a RIC makes a spillback dividend, the amounts will be included in a shareholder’s gross income for the year in which the spillback dividend is paid.

In order to minimize certain excise taxes imposed on RICs, we currently intend to distribute during each calendar year an amount at least equal to the sum of: (i) 98% of our ordinary income for the calendar year, (ii) 98.2% of our capital gains in excess of capital losses (adjusted for certain ordinary losses) for the one-year period generally ending on October 31 of the calendar year and (iii) any ordinary income and net capital gains for preceding years that were not distributed during such years and on which we paid no federal income tax. However, we may also decide to distribute less and pay the federal excise taxes.

We currently intend to distribute net capital gains (i.e., net long-term capital gains in excess of net short-term capital losses), if any, at least annually out of the assets legally available for such distributions. However, we may decide in the future to retain such capital gains for investment and elect to treat such gains as deemed distributions to you. If this happens, you will be treated for U.S. federal income tax purposes as if you had received an actual distribution of the capital gains that we retain and reinvested the net after tax proceeds in us. In this situation, you would be eligible to claim a tax credit (or, in certain circumstances, a tax refund) equal to your allocable share of the tax we paid on the capital gains deemed distributed to you. We can offer no assurance that we will achieve results that will permit the payment of any cash distributions. See “Item 1. Business—Certain U.S. Federal Income Tax Considerations.”

If we issue senior securities, we may be prohibited from making distributions if doing so causes us to no longer meet the asset coverage ratios stipulated by the 1940 Act or if distributions are limited by the terms of any of our borrowings.

We have adopted an “opt out” DRIP pursuant to which you may elect to have the full amount of your cash distributions reinvested in additional Common Shares. See “Item 1. Business—Distribution Reinvestment Plan.”

Our Declaration of Trust provides that distributions in kind will not be permitted, except for distributions of readily marketable securities or our securities, distributions of beneficial interests in a liquidating trust established for our dissolution and the liquidation of our assets in accordance with the terms of our Declaration of Trust, or in-kind distributions in which (i) the Board advises each shareholder of the risks associated with direct ownership of the property, (ii) the Board offers each shareholder the election of receiving such in-kind distributions and (iii) in-kind distributions are made only to those shareholders that accept such offer.

Reports to Shareholders

We will furnish our shareholders with annual reports containing audited financial statements, quarterly reports, and such other reports as we determine to be appropriate or as may be required by law. Upon the effectiveness of this Registration Statement, we will be required to comply with all reporting, proxy solicitation and other applicable requirements under the Exchange Act.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

We have not yet commenced commercial activities. On April 28, 2023, our Adviser purchased $100,000 of Common Shares of the Fund at a price of $25.00 per Common Share as our initial capital. These Common Shares were issued and sold in reliance upon Section 4(a)(2) of the Securities Act, which provides an exemption from the registration requirements of the Securities Act.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Description of our Common Shares

General

The terms of the Declaration of Trust authorize an unlimited number of Common Shares, which may include preferred shares, none of which are outstanding as of the date of this Registration Statement. The Declaration of Trust provides that the Board may classify or reclassify any Common Shares into one or more classes or of Common Shares; provided, that all Common Shares shall be identical to all other Common Shares of the same class, as the case may be, except that, to the extent permitted by the 1940 Act, there may be variations between different classes as to allocation of expenses, rights of redemption, special and relative rights and preferences as to dividends and distributions and on liquidation, conversion rights, and conditions under which the several classes shall have separate voting rights. There is currently no market for our Common Shares, and we can offer no assurances that a market for our Common Shares will develop in the future. We do not intend for the Common Shares to be listed on any national securities exchange. Under the terms of our Declaration of Trust, shareholders shall be entitled to the same limited liability extended to shareholders of private Delaware for profit corporations formed under the Delaware General Corporation Law, 8 Del. C. § 100, et. seq. Our Declaration of Trust provides that no shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Fund by reason of being a shareholder, nor shall any shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Fund’s assets or the affairs of the Fund by reason of being a shareholder.

Common Shares

This Registration Statement is being filed to register the Fund’s Common Shares under the Exchange Act. The Common Shares will be offered solely to investors that are “accredited investors” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Prior to the acceptance of any subscriptions in our private offering, the Fund will file an election to be treated as a business development company under the 1940 Act. This Registration Statement is not the offering document pursuant to which we are conducting our private offering and may not include all information regarding the Fund contained in the Fund’s private placement memorandum; accordingly, investors should not rely exclusively on information contained herein in making their investment decisions. The Common Shares may not be sold or transferred except (i) as permitted under the Fund’s organizational documents; (ii) as permitted under the Fund’s Subscription Agreement, and (iii) unless they are registered under the Securities Act and under any other applicable securities laws or an exemption from such registration thereunder is available. The Common Shares are not currently listed on an exchange, and there is currently no intention they will be listed, and there is not, and will likely not be, a secondary market for the Common Shares. As a result, the ability of shareholders to sell Common Shares will be limited. An investment in the Fund may not be suitable for investors who may need the money they invest in a specified time frame.

Under the terms of our Declaration of Trust, all Common Shares will have equal rights as to voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Dividends and distributions may be paid to the holders of our Common Shares if, as and when authorized by our Board and declared by us out of funds legally available therefore. Except as may be provided by our Board in setting the terms of classified or reclassified shares, our Common Shares will have no preemptive, exchange, conversion, appraisal or redemption rights. Shareholders may not sell, assign, transfer or otherwise dispose of any Common

Shares or Capital Commitments (each a “Transfer”) except as follows. Shareholders may not transfer any Common Shares unless (i) the Fund and, if required by our lending arrangements, our lenders, give written consent and (ii) the Transfer is made in accordance with applicable securities laws. In addition, shareholders may not transfer their Capital Commitments unless the Fund provides prior written consent and such Transfer is made in accordance with applicable securities laws. No such Transfer will be effectuated except by registration on our books. Each transferee must agree to be bound by these restrictions and all other obligations as a shareholder of the Fund. A shareholder may separately transfer their Common Shares or Capital Commitment. In the event of our liquidation, dissolution or winding up, each share of our Common Shares would be entitled to share pro rata in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred shares, if any preferred shares are outstanding at such time. Subject to the rights of holders of any other class or series of shares, each share of our Common Shares will be entitled to one vote on all matters submitted to a vote of shareholders, including the election of trustees. Except as may be provided by the Board in setting the terms of classified or reclassified shares, and subject to the express terms of any class or series of preferred shares, the holders of our Common Shares will possess exclusive voting power. There will be no cumulative voting in the election of trustees. Subject to the special rights of the holders of any class or series of preferred shares to elect trustees, each trustee will be elected by a plurality of the votes cast with respect to such trustee’s election except in the case of a “contested election” (as defined in our Bylaws), in which case trustees will be elected by a majority of the votes cast in the contested election of trustees. Pursuant to our Declaration of Trust, our Board may amend the Bylaws to alter the vote required to elect trustees.

Share Repurchase Program

We do not intend to list our Common Shares on a securities exchange and we do not expect there to be a public market for our Common Shares. As a result, if you purchase our Common Shares, your ability to sell your shares will be limited.

At the discretion of our Board, we have implemented a share repurchase program in which we intend to offer to repurchase, in each quarter, up to 5% of our Common Shares outstanding (either by number of shares or aggregate NAV) as of the close of the previous calendar quarter. Our Board may amend or suspend the share repurchase program if in its reasonable judgment it deems such action to be in our best interest and the best interest of our shareholders. As a result, share repurchases may not be available each quarter, such as when a repurchase offer would place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on the Fund that would outweigh the benefit of the repurchase offer. We intend to conduct such repurchase offers in accordance with the requirements of Rule 13e-4 promulgated under the Exchange Act and the 1940 Act. All Common Shares purchased by us pursuant to the terms of each tender offer will be retired and thereafter will be authorized and unissued Common Shares. The mechanics of our share repurchase program may change in the future, due to decisions made by our Board or changes in applicable law or guidance from the staff of the SEC.

Under our share repurchase program, to the extent we offer to repurchase Common Shares in any particular quarter, we expect to repurchase Common Shares pursuant to quarterly tender offers (such date of the offer, the “Repurchase Date”) using a purchase price equal to the NAV per share as of the last calendar day of the applicable quarter, except that Common Shares that have not been outstanding for at least one year will be repurchased at 98% of such NAV (an “Early Repurchase Deduction”). The one-year holding period is measured as of the subscription closing date immediately following the prospective repurchase date. The Early Repurchase Deduction will be retained by the Fund for the benefit of remaining shareholders.

We may, from time to time, waive the Early Repurchase Deduction in respect of repurchase of Common Shares resulting from the death, qualifying disability (as such term is defined in Section 72(m)(7) of the Code) or divorce of a shareholder who is a natural person, including Common Shares held by such shareholder through a trust or an IRA or other retirement or profit-sharing plan, after (i) in the case of death, receiving written notice from the estate of the shareholder, the recipient of the Common Shares through bequest or inheritance, or, in the case of a trust, the trustee of such trust, who shall have the sole ability to request repurchase on behalf of the trust, (ii) in the case of qualified disability, receiving written notice from such shareholder, provided that the condition causing the qualifying disability was not pre-existing on the date that the shareholder became a shareholder or (iii) in the case of divorce, receiving written notice from the shareholder of the divorce and the shareholder’s instructions to effect a transfer of the Common Shares (through the repurchase of the Common Shares by us and the subsequent purchase by the shareholder) to a different account held by the shareholder (including trust or an individual retirement account or other retirement or profit-sharing plan). We must receive the written repurchase request within twelve (12) months after the death of the shareholder, the initial determination of the shareholder’s disability or divorce in order for the requesting party to rely on any of the special treatment described above that may be afforded in the event of the death, disability or divorce of a shareholder. In the case of death, such a written request must be accompanied by a certified copy of the official death certificate of the shareholder. If spouses are joint registered holders of shares, the request to have the Common Shares repurchased may be made if either of the registered holders dies or acquires a qualified disability. If the shareholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right to waiver of the Early Repurchase Deduction upon death, disability or divorce does not apply.

You may tender all of the Common Shares that you own. If you are a participant in the Fund’s DRIP and elect to tender your Common Shares in full, your participation in the DRIP will be terminated as of the expiration date of the applicable tender offer; as a result, any distributions owed to you after the expiration of the applicable tender will be deemed part of your request that the Fund purchase all of the Common Shares that you own part of your prior tender. Any distributions to be paid to you on or after the expiration date will be paid in cash on the scheduled distribution payment date.

In the event the amount of Common Shares tendered exceeds the repurchase offer amount, Common Shares will be repurchased on a pro rata basis with no priority for repurchase requests in the case of the death or disability of a shareholder other than pursuant to the exceptions in Rule 13e-4(f)(3)(i) and Rule 13e-4(f)(3)(ii) under the Exchange Act. All unsatisfied repurchase requests must be resubmitted in the next quarterly tender offer, or upon the recommencement of the share repurchase program, as applicable. We will have no obligation to repurchase shares, including if the repurchase would violate the restrictions on distributions under federal law or Delaware law. The limitations and restrictions described above may prevent us from accommodating all repurchase requests made in any quarter. Our share repurchase program has many limitations, including the limitations described above, and should not in any way be viewed as the equivalent of a secondary market.

We will offer to repurchase Common Shares on such terms as may be determined by our Board in its complete and absolute discretion unless, in the judgment of our Independent Trustees, such repurchases would not be in the best interests of our shareholders or would violate applicable law. There is no assurance that our board will exercise its discretion to offer to repurchase Common Shares or that there will be sufficient funds available to accommodate all of our shareholders’ requests for repurchase. As a result, we may repurchase less than the full amount of Common Shares that you request to have repurchased. If we do not repurchase the full amount of your Common Shares that you have requested to be repurchased, or we determine not to make repurchases of our shares, you will likely not be able to dispose of your shares, even if we under-perform. Any periodic repurchase offers will be subject in part to our available cash and compliance with the RIC qualification and diversification rules and the 1940 Act. Shareholders will not pay a fee to us in connection with our repurchase of Common Shares under the share repurchase program.

The Fund will repurchase Common Shares from shareholders pursuant to written tenders on terms and conditions that the Board determines to be fair to the Fund and to all shareholders. When the Board determines that the Fund will repurchase shares, notice will be provided to shareholders describing the terms of the offer, containing information shareholders should consider in deciding whether to participate in the repurchase opportunity and containing information on how to participate. Our repurchase offers will generally use the NAV as of the close of the previous calendar quarter, subject to the Early Repurchase Deduction, which will not be available until after the expiration of the applicable tender offer, so you will not know the exact price of Common Shares in the tender offer when you make your decision whether to tender your shares.

Repurchases of Common Shares from shareholders by the Fund will be paid in cash pursuant to a promissory note after the determination of the relevant NAV per share is finalized. Repurchases will be effective after receipt and acceptance by the Fund of eligible written tenders of Common Shares from shareholders by the applicable repurchase offer deadline. The Fund does not impose any charges in connection with repurchases of shares. All Common Shares purchased by us pursuant to the terms of each tender offer will be retired and thereafter will be authorized and unissued shares.

The majority of our assets will consist of instruments that cannot generally be readily liquidated without impacting our ability to realize full value upon their disposition. Therefore, we may not always have sufficient liquid resources to make repurchase offers. In order to provide liquidity for share repurchases, we intend to generally maintain under normal circumstances an allocation to broadly syndicated loans and other liquid investments. We may fund repurchase requests from sources other than cash flow from operations, including the sale of assets, borrowings, return of capital or offering proceeds, and although we generally expect to fund distributions from cash flow from operations we have not established any limits on the amounts we may pay from such sources.

Should making repurchase offers, in our judgment, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on the company as a whole, or should we otherwise determine that investing our liquid assets in originated loans or other illiquid investments rather than repurchasing our Common Shares is in the best interests of the Fund as a whole, then we may choose to offer to repurchase fewer Common Shares than described above, or none at all.

Payment for repurchased Common Shares may require us to liquidate portfolio holdings earlier than our Adviser would otherwise have caused these holdings to be liquidated, potentially resulting in losses, and may increase our investment-related expenses as a result of higher portfolio turnover rates. Our Adviser intends to take measures, subject to policies as may be established by our Board, to attempt to avoid or minimize potential losses and expenses resulting from the repurchase of shares.

Preferred Shares

However, under the terms of the Declaration of Trust, our Board may authorize us to issue preferred shares in one or more classes or series without shareholder approval, to the extent permitted by the 1940 Act. The Board has the power to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each class or series of preferred shares. We do not currently anticipate issuing preferred shares in the near future. In the event we issue preferred shares, we will make any required disclosure to shareholders. We will not offer preferred shares to the Adviser or our affiliates except on the same terms as offered to all other shareholders.

Preferred shares could be issued with terms that would adversely affect the shareholders, provided that we may not issue any preferred shares that would limit or subordinate the voting rights of holders of our Common Shares. Preferred shares could also be used as an anti-takeover device through the issuance of shares of a class or series of preferred shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control. Every issuance of preferred shares will be required to comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that: (1) immediately after issuance and before any dividend or other distribution is made with respect to Common Shares and before any purchase of Common Shares is made, such preferred shares together with all other senior securities must not exceed an amount equal to 50% of our total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holders of shares of preferred shares, if any are issued, must be entitled as a class voting separately to elect two trustees at all times and to elect a majority of the trustees if distributions on such preferred shares are in arrears by two full years or more. Certain matters under the 1940 Act require the affirmative vote of the holders of at least a majority of the outstanding shares of preferred shares (as determined in accordance with the 1940 Act) voting together as a separate class. For example, the vote of such holders of preferred shares would be required to approve a proposal involving a plan of reorganization adversely affecting such securities.

The issuance of any preferred shares must be approved by a majority of our Independent Trustees not otherwise interested in the transaction, who will have access, at our expense, to our legal counsel or to independent legal counsel.

Transfer and Resale Restrictions

Shareholders may not transfer any Common Shares unless (i) the Fund and, if required by our lending arrangements, our lenders give written consent and (ii) the Transfer is made in accordance with applicable securities laws. In addition, shareholders may not transfer their Capital Commitments unless the Fund provides prior written consent and such Transfer is made in accordance with applicable securities laws. No such Transfer will be effectuated except by registration on our books. Each transferee must agree to be bound by these restrictions and all other obligations as a shareholder of the Fund. A shareholder may separately transfer their Common Shares or Capital Commitment.

Delaware Law and Certain Declaration of Trust Provisions

Organization and Duration

We were formed in Delaware on October 20, 2021, and will remain in existence until dissolved in accordance with our Declaration of Trust or pursuant to Delaware law.

Purpose

Under the Declaration of Trust, we are permitted to engage in any business activity that lawfully may be conducted by a statutory trust organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity.

Our Declaration of Trust contains provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. Our Board may, without shareholder action, authorize the issuance of shares in one or more classes or series, including preferred shares; our Board may, without shareholder action, amend our Declaration of Trust to increase the number of our Common Shares, of any class or series, that we will have authority to issue; and our Declaration of Trust provides that, while we do not intend to list our Common Shares on any securities exchange, if any class of our Common Shares is listed on a national securities exchange, our Board will be divided into three classes of trustees serving staggered terms of three years each. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our Board. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Sales and Leases to the Fund

Our Declaration of Trust provides that, unless otherwise permitted by the 1940 Act or applicable guidance or exemptive relief of the SEC, we may not purchase or lease assets in which the Adviser or any of its affiliates have an interest unless all of the following conditions are met: (a) the transaction is fully disclosed to the shareholders in a prospectus or periodic report filed with the SEC or otherwise; and (b) the assets are sold or leased upon terms that are reasonable to us and at a price not to exceed the lesser of cost or fair market value as determined by an independent expert. However, the Adviser may purchase assets in its own name (and assume loans in connection therewith) and temporarily hold title thereto, for the purposes of facilitating the acquisition of the assets, the borrowing of money, obtaining financing for us, or the completion of construction of the assets, provided that all of the following conditions are met: (i) the assets are purchased by us at a price no greater than the cost of the assets to the Adviser; (ii) all income generated by, and the expenses associated with, the assets so acquired will be treated as belonging to us; and (iii) there are no other benefits arising out of such transaction to the Adviser.

Sales and Leases to our Advisers, Trustees or Affiliates

Our Declaration of Trust provides that, unless otherwise permitted by the 1940 Act or applicable guidance or exemptive relief of the SEC, we may not sell assets to the Adviser or any of its affiliates unless such sale is duly approved by the holders of more than fifty percent of our outstanding voting securities. Our Declaration of Trust also provides that we may not lease assets to the Adviser or any trustee or affiliate thereof unless all of the following conditions are met: (a) the transaction is fully disclosed to the shareholders either in a periodic report filed with the SEC or otherwise; and (b) the terms of the transaction are fair and reasonable to us.

Loans

Our Declaration of Trust provides that, unless otherwise permitted by the 1940 Act or applicable guidance or exemptive relief of the SEC, except for the advancement of indemnification funds, no loans, credit facilities, credit agreements or otherwise may be made by us to the Adviser or any of its affiliates.

Commissions on Financing, Refinancing or Reinvestment

Our Declaration of Trust provides that, unless otherwise permitted by the 1940 Act or applicable guidance or exemptive relief of the SEC, we generally may not pay, directly or indirectly, a commission or fee to the Adviser or any of its affiliates in connection with the reinvestment of cash available for distribution, available reserves, or the proceeds of the resale, exchange or refinancing of assets.

Lending Practices

Our Declaration of Trust provides that, with respect to financing made available to us by the Adviser, the Adviser may not receive interest in excess of the lesser of the Adviser’s cost of funds or the amounts that would be charged by unrelated lending institutions on comparable loans for the same purpose. The Adviser may not impose a prepayment charge or penalty in connection with such financing and the Adviser may not receive points or other financing charges. In addition, the Adviser will be prohibited from providing financing to us with a term in excess of 12 months.

Number of Trustees; Vacancies; Removal

Our Declaration of Trust provides that the number of trustees will be set by our Board in accordance with our Bylaws. Our Bylaws provide that a majority of our entire Board may at any time increase or decrease the number of trustees. Our Declaration of Trust provides that the number of trustees generally may not be less than two. Except as otherwise required by applicable requirements of the 1940 Act and as may be provided by our Board in setting the terms of any class or series of preferred shares, pursuant to an election under our Declaration of Trust, any and all vacancies on our Board may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy will serve for the remainder of the full term of the trustee for whom the vacancy occurred and until a successor is elected and qualified, subject to any applicable requirements of the 1940 Act. Independent Trustees will nominate replacements for any vacancies among the Independent Trustees’ positions.

Our Declaration of Trust provides that a trustee may be removed only for cause by either a majority of the remaining trustees (or in the case of the removal of a trustee that is not an interested person, a majority of the remaining trustees that are not interested persons) or upon a vote by the holders of more than two-thirds of all outstanding Common Shares entitled to vote.

We have a total of seven (7) members of our Board, five (5) of whom are Independent Trustees. Our Declaration of Trust provides that a majority of our Board must be Independent Trustees except for a period of up to 60 days after the death, removal or resignation of an Independent Trustee pending the election of his or her successor. Each trustee will hold office until his or her successor is duly elected and qualified. While we do not intend to list our Common Shares on any securities exchange, if any class of our Common Shares is listed on a national securities exchange, our Board will be divided into three classes of trustees serving staggered terms of three years each.

Action by Shareholders

Our Bylaws provide that shareholder action can be taken only at a special meeting of shareholders or by unanimous consent in lieu of a meeting. The shareholders will only have voting rights as required by the 1940 Act and as otherwise provided for in the Declaration of Trust. Under our Declaration of Trust and Bylaws, the Fund is not required to hold annual meetings. Special meetings may be called by the trustees and certain of our officers, and will be limited to the purposes for any such special meeting set forth in the notice thereof. In addition, our Bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the shareholders requesting the meeting, a special meeting of shareholders will be called by our secretary upon the written request of shareholders entitled to cast 10% or more of the votes entitled to be cast at the meeting. Any special meeting called by such shareholders is required to be held not less than fifteen nor more than 60 days after notice is provided to shareholders of the special meeting. These provisions will have the effect of significantly reducing the ability of shareholders being able to have proposals considered at a meeting of shareholders.

With respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board at a special meeting may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of the Board or (3) provided that the Board has determined that trustees will be elected at the meeting, by a shareholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the Bylaws. To be timely, a shareholder’s notice shall set forth all required information and must be delivered to the secretary at our principal executive office not less than one hundred twenty (120) days nor more than one hundred fifty (150) days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting; provided, however, that in the event that the date of the mailing of the notice for the annual meeting is advanced or delayed by more than thirty (30) days from the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the one hundred fiftieth (150th) day prior to the date of mailing of the notice for such annual meeting and not later than the close of business on the later of the one hundred twentieth (120th) day prior to the date of mailing of the notice for such annual meeting or the tenth (10th) day following the day on which public announcement of the date of mailing of the notice for such meeting is first made. The foregoing does not affect any right of a shareholder to request inclusion of a proposal pursuant to Rule 14a-8 of the Exchange Act.

Our Declaration of Trust also provides that, subject to the provisions of any class or series of shares then outstanding and the mandatory provisions of any applicable laws or regulations or other provisions of the Declaration of Trust, the following actions may be taken by the shareholders without concurrence by our Board or the Adviser:

•	dissolve the Fund, upon a vote of more than 50% of the outstanding shares entitled to vote; and

•	remove trustees for cause, upon a vote of more than two-thirds of all outstanding Common Shares entitled to vote.

The purpose of requiring shareholders to give us advance notice of nominations and other business is to afford our Board a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our Board, to inform shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of shareholders. Although our Declaration of Trust does not give our Board any power to disapprove shareholder nominations for the election of trustees or proposals recommending certain action, they may have the effect of precluding a contest for the election of trustees or the consideration of shareholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our shareholders.

Our Adviser may not, without the approval of a vote by the holders of more than 50% of the outstanding shares entitled to vote on such matters:

•	amend the investment Advisory Agreement except for amendments that would not adversely affect the rights of our shareholders;

•

except as otherwise permitted under the Advisory Agreement, voluntarily withdraw as our investment adviser unless such withdrawal would not affect our tax status and would not materially adversely affect our shareholders;

•	appoint a new investment adviser (other than a sub-adviser pursuant to the terms of the Advisory Agreement and applicable law);

•	sell all or substantially all of our assets other than in the ordinary course of business; or

•	cause the merger or similar reorganization of the Fund.

Amendment of the Organizational Documents

Our Declaration of Trust provides the Board with broad power to amend the Declaration of Trust, provided that shareholders are entitled to vote upon a proposed amendment to the Declaration of Trust if the amendment would alter or change the powers, preferences or special rights of the shares held by such shareholders so as to affect them adversely. Approval of any such amendment requires at least a majority of the votes cast by such shareholders at a meeting of shareholders duly called and at which a quorum is present. In addition, amendments to our Declaration of Trust to make our Common Shares a “redeemable security” or to convert the Fund, whether by merger or otherwise, from a closed-end company to an open-end company each must be approved by (a) the affirmative vote of shareholders entitled to cast at least a majority of the votes entitled to be cast on the matter prior to the occurrence of a listing of any class of our Common Shares on a national securities exchange and (b) the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter upon and following the occurrence of a listing of any class of our Common Shares on a national securities exchange. In addition, the Board has the authority to amend the Fund’s organizational documents if requested by state or other regulatory authorities, including during the process of registering the Common Shares in the Public Offering.

Our Declaration of Trust provides that our Board has the exclusive power to adopt, alter or repeal any provision of our Bylaws and to make new bylaws. Except as described above and for certain provisions of our Declaration of Trust relating to shareholder voting and the removal of trustees, our Declaration of Trust provides that our Board may amend our Declaration of Trust without any vote of our shareholders.

Actions by the Board Related to Merger, Conversion, Reorganization or Dissolution

The Board may, without the approval of holders of our outstanding shares, approve a merger, conversion, consolidation or other reorganization of the Fund, provided that the resulting entity is a business development company under the 1940 Act. The Fund will not permit the Adviser to cause any other form of merger or other reorganization of the Fund without the affirmative vote by the holders of more than fifty percent (50%) of the outstanding shares of the Fund entitled to vote on the matter. The Fund may be dissolved at any time, without the approval of holders of our outstanding shares, upon affirmative vote by a majority of the trustees.

Derivative Actions

No person, other than a trustee, who is not a shareholder shall be entitled to bring any derivative action, suit or other proceeding on behalf of the Fund. No shareholder may maintain a derivative action on behalf of the Fund unless holders of at least ten percent (10%) of the outstanding shares join in the bringing of such action, except that such provision does not apply to any claims asserted under the U.S. federal securities laws including, without limitation, the 1940 Act. In addition, the Fund’s Declaration of Trust prohibits derivative actions on behalf of the Fund by any person who is not a trustee or shareholder of the Fund, except that such provision does not apply to any claims asserted under the U.S. federal securities laws including, without limitation, the 1940 Act.

In addition to the requirements set forth in Section 3816 of the Delaware Statutory Trust Statute, a shareholder may bring a derivative action on behalf of the Fund only if the following conditions are met: (i) the shareholder or shareholders must make a pre-suit demand upon the Board to bring the subject action unless an effort to cause the Board to bring such an action is not likely to succeed; and a demand on the Board shall only be deemed not likely to succeed and therefore excused if a majority of the Board, or a majority of any committee established to consider the merits of such action, is composed of Board who are not “Independent Trustees” (as that term is defined in the Delaware Statutory Trust Statute); and (ii) unless a demand is not required under clause (i) above, the Board must be afforded a reasonable amount of time to consider such shareholder request and to investigate the basis of such claim; and the Board shall be entitled to retain counsel or other advisors in considering the merits of the request and may require an undertaking by the shareholders making such request to reimburse the Fund for the expense of any such advisors in the event that the Board determine not to bring such action. For purposes of this paragraph, the Board may designate a committee of one or more trustees to consider a shareholder demand. Notwithstanding the foregoing, however, the requirements set forth in Section 3816 of the Delaware Statutory Trust Statute shall not apply to any claims asserted under the U.S. federal securities laws including, without limitation, the 1940 Act.

Exclusive Delaware Jurisdiction

Each trustee, each officer and each person legally or beneficially owning a share or an interest in a share of the Fund (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise), to the fullest extent permitted by law, including Section 3804(e) of the Delaware Statutory Trust Statute, (i) irrevocably agrees that any claims, suits, actions or proceedings asserting a claim governed by the internal affairs (or similar) doctrine or arising out of or relating in any way to the Fund, the Delaware Statutory Trust Statute or the Declaration of Trust (including, without limitation, any claims, suits, actions or proceedings to interpret, apply or enforce (A) the provisions of the Declaration of Trust, (B) the duties (including fiduciary duties), obligations or liabilities of the Fund to the shareholders or the Board, or of officers or the Board to the Fund, to the shareholders or each other, (C) the rights or powers of, or restrictions on, the Fund, the officers, the Board or the shareholders, (D) any provision of the Delaware Statutory Trust Statute or other laws of the State of Delaware pertaining to trusts made applicable to the Fund pursuant to Section 3809 of the Delaware Statutory Trust Statute or (E) any other instrument, document, agreement or certificate contemplated by any provision of the Delaware Statutory Trust Statute or the Declaration of Trust relating in any way to the Fund (regardless, in each case, of whether such claims, suits, actions or proceedings (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds or (z) are derivative or direct claims)), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction, (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding, (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum or (C) the venue of such claim, suit, action or proceeding is improper, (iv) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (iv) hereof shall affect or limit any right to serve process in any other manner permitted by law and (v) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding. However, these exclusive forum provisions do not apply to claims arising under the federal securities laws, including, without limitation, the 1940 Act.

Conflict with the 1940 Act

Our Declaration of Trust provide that, if and to the extent that any provision of Delaware law, or any provision of our Declaration of Trust conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.

ITEM 12. INDEMNIFICATION OF TRUSTEES AND OFFICERS

The Declaration of Trust provides that, to the fullest extent permitted by applicable law, none of the Fund’s officers, trustees or employees (each, an “Indemnified Person”) will be liable to the Fund or to any shareholder for any act or omission performed or omitted by any such Indemnified Person (including any acts or omissions of or by another Indemnified Person), in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Indemnified Person’s respective position or violation of law on its part (“Indemnified Person Disabling Conduct”).

The Fund will indemnify each Indemnified Person for any loss or damage incurred by it in connection with any matter arising out of, or in connection with, the Fund, including the operations of the Fund and the offering of Common Shares, except for losses incurred by an Indemnified Person arising solely from the Indemnified Person’s own Indemnified Person Disabling Conduct.

Under the indemnification provision of the Declaration of Trust, expenses (including attorneys’ fees) incurred by each Indemnified Person in defending any action, suit or proceeding for which they may be entitled to indemnification shall be paid in advance of the final disposition of the action, suit or proceeding subject to certain conditions. However, any such indemnification or payment or reimbursement of expenses will be subject to the applicable requirements of the 1940 Act.

So long as the Fund is regulated under the 1940 Act, the above indemnification and limitation of liability is limited by the 1940 Act or by any valid rule, regulation or order of the SEC thereunder. The 1940 Act provides, among other things, that a company may not indemnify any trustee or officer against liability to it or its security holders to which he or she might otherwise be subject by reason of his or her willful misfeasance, bad faith or gross negligence. In addition, the Fund has obtained liability insurance for its officers and trustees.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Set forth below is an index to our financial statements attached to this Registration Statement.

Report of Independent Registered Public Accounting Firm	F-1
Statement of Assets and Liabilities as of April 30, 2023	F-2
Notes to the Statement of Asset and Liabilities	F-3

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There are not and have not been any disagreements between us and our accountant on any matter of accounting principles, practices, or financial statement disclosure.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

(a)	List separately all financial statements filed

The financial statements attached to this Registration Statement are listed under “Item 13. Financial Statements and Supplementary Data.”

(b)	Exhibits

Exhibit Index

3.1	Certificate of Trust(1)

3.2	Restated Certificate of Trust(1)

3.3	Agreement and Declaration of Trust(1)

3.4	Amended and Restated Agreement and Declaration of Trust(1)

3.5	Form of Second Amended and Restated Agreement and Declaration of Trust(1)

3.6	Bylaws(1)

4.1	Form of Subscription Agreement*

10.1	Advisory Agreement*

10.2	Subadvisory Agreement*

10.3	Administration Agreement*

10.4	Custody Agreement*

10.5	Distribution Reinvestment Plan(1)

10.6	Transfer Agency Agreement*

14.9	The Fund’s Code of Ethics(1)

14.10	The Adviser’s and Subadviser’s Code of Ethics*

(*)	Filed herewith.
(1)	Previously filed in connection with the Registrant’s Registration Statement on Form 10 (Securities Act File No. 000-56535) on April 3, 2023.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

First Eagle Private Credit Fund

Date: May 31, 2023	By:	/s/ Sabrina Rusnak-Carlson
Name: Sabrina Rusnak-Carlson
Title: General Counsel and Secretary

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholder of First Eagle Private Credit Fund

Opinion on the Financial Statement

We have audited the accompanying statement of assets and liabilities of First Eagle Private Credit Fund (the “Company”) as of April 30, 2023, including the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of April 30, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit of this financial statement in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts

May 31, 2023

We have served as the Company’s auditor since 2023.

First Eagle Private Credit Fund

Statement of Assets and Liabilities

April 30, 2023 (Audited)
ASSETS
Cash and cash equivalents	$100,000

Total assets	$100,000

Commitments and contingencies ($1,412,227—Note 5)
NET ASSETS
Common shares, $0.001 par value; unlimited shares authorized; 4,000 shares issued and outstanding	$4
Additional paid-in capital	99,996

Total net assets	$100,000

The accompanying notes are an integral part of this Statement of Assets and Liabilities.

Note 1. Organization

First Eagle Private Credit Fund (“FEPCF” or the “Company”), is a Delaware statutory trust formed on October 20, 2021. The Company is a newly-organized, non-diversified, closed-end management investment company that intends to elect to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940 (the “1940 Act”). The Company is externally managed by First Eagle Investment Management, LLC (“FEIM” or the “Adviser”). The Adviser oversees the management of the Company’s activities and supervises the activities of First Eagle Alternative Credit, LLC (“FEAC” or the “Subadviser”). FEAC, an alternative credit adviser that is a wholly-owned subsidiary of FEIM, serves as the Company’s investment subadviser. In addition, the Company expects to elect to be treated as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended, and we expect to qualify as a RIC annually thereafter. As of April 30, 2023, the Company has not commenced its investing activities.

The Company’s investment objectives are to generate returns in the form of current income and, to a lesser extent, long-term capital appreciation of investments. The Company seeks to meet its objectives by focusing on private credit investments to U.S. private companies through (i) directly originated first lien senior secured cash flow loans, (ii) directly originated asset-based loans, (iii) club deals (directly originated first lien senior secured cash flow loans in which the Company co-invests with a small number of third party private debt providers), (iv) second lien loans, and (v) broadly syndicated loans, 144A high yield bonds and other debt securities (the investments described in this sentence, collectively, “Private Credit”). Under normal circumstances, the Company will invest at least 80% of its total assets (net assets plus borrowings for investment purposes) in private credit investments (loans and other credit instruments that are issued in private offerings or issued by private U.S. or non-U.S. companies). To a lesser extent, the Company will also invest in broadly syndicated loans of publicly traded issuers, publicly traded high yield bonds and equity securities. The Company expects that investments in broadly syndicated loans and high yield bonds will generally be more liquid than other Private Credit assets and will be used to ramp up the portfolio upon receipt of subscriptions and may also be used for the purposes of maintaining liquidity for its share repurchase program and cash management, while also presenting an opportunity for attractive investment returns.

The Company intends to offer and sell its Common Shares in a continuous private placement (the “Private Offering”) in the United States under the exemption provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. The Company anticipates commencing its loan origination and investment activities contemporaneously with the initial closing (excluding the initial seed capital investment made by the Adviser) (the “Initial Closing”) of the Private Offering. On April 28, 2023, the Adviser purchased 4,000 shares of the Company’s common shares of beneficial interest at $25.00 per share.

On April 28, 2023, our sole shareholder approved the adoption of a leverage threshold to permit the Company to issue multiple classes of indebtedness and one class of stock senior to the common shares if the Company’s asset coverage, as defined in the 1940 Act, would at least equal 150% immediately after each such issuance, pursuant to Section 61(a)(2) of the 1940 Act, and such election became effective the following day.

Note 2. Significant Accounting Policies

Basis of Presentation

The financial statement has been prepared in accordance with accounting principles generally accepted in the United States of America. The Company is an investment company following the accounting and reporting guidance under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 946, Financial Services—Investment Companies. The Company’s first fiscal period will end on December 31, 2023.

Use of Estimates

The preparation of the financial statement in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement. Such estimates could differ from those estimates and such differences could be material.

Cash

Cash consists of demand deposits. Cash is carried at cost which approximates fair value. The Company cash is held with a financial institution.

Organization and Offering Expenses

Organization and offering costs will only be borne by the Company if the Company completes its Initial Closing and issues shares to investors following its first capital call (the “Commencement of Operations”). The Company will be obligated to reimburse the Adviser and Subadviser for such advanced expenses upon Commencement of Operations. At such time, costs associated with the organization of the Company will be expensed as incurred. Costs associated with the offering of common shares of the Company will be capitalized as deferred offering expenses and included on the Statement of Assets and Liabilities and amortized over a twelve-month period from Commencement of Operations. Refer to “Note 5. Commitments and Contingencies” for additional details.

Income Taxes

The Company intends to elect to be regulated as a BDC under the 1940 Act. The Company also intends to elect to be treated as a RIC under the Code as soon as reasonably practicable. So long as the Company maintains its status as a RIC, it generally will not pay corporate-level U.S. federal income taxes on any ordinary income or capital gains that it distributes at least annually to its shareholders as dividends. Rather, any tax liability related to income earned and distributed by FEPCF would represent obligations of the Company’s investors and would not be reflected in the financial statement of the Company.

The Company evaluates tax positions taken or expected to be taken in the course of preparing its financial statement to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions not deemed to meet the “more-likely-than-not” threshold are reserved and recorded as a tax benefit or expense in the current year. All penalties and interest associated with income taxes are included in income tax expense. Conclusions regarding tax positions are subject to review and may be adjusted at a later date based on factors including, but not limited to, on-going analyses of tax laws, regulations and interpretations thereof.

To qualify for and maintain qualification as a RIC, the Company must, among other things, meet certain source-of-income and asset diversification requirements. In addition, to qualify for RIC tax treatment, the Company must distribute to its shareholders, for each taxable year, at least 90% of its “investment company taxable income” for that year, which is generally its ordinary income plus the excess, if any, of its realized net short-term capital gains over its realized net long-term capital losses.

In addition, based on the excise tax distribution requirements, the Company is subject to a 4% nondeductible federal excise tax on undistributed income unless the Company distributes in a timely manner in each taxable year an amount at least equal to the sum of (1) 98% of its ordinary income for the calendar year, (2) 98.2% of capital gain net income (both long-term and short-term) for the one-year period ending October 31 in that calendar year and (3) any income realized, but not distributed, in prior years. For this purpose, however, any ordinary income or capital gain net income retained by the Company that is subject to corporate income tax is considered to have been distributed.

Recent Accounting Pronouncements

Management does not believe any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statement.

Note 3. Related Party Transactions

Investment Advisory Agreement

On March 29, 2023, the Company’s Board of Trustees unanimously approved an investment advisory agreement (the “Advisory Agreement”) and a subadvisory agreement (the “Subadvisory Agreement’), which became effective on March 30, 2023. Under the terms of the Advisory Agreement, the Company will pay the Adviser a fee for its services under the Advisory Agreement consisting of two components: a management fee and an incentive fee. The cost of both the management fee and the incentive fee will ultimately be borne by the shareholders. The subadvisory fee payable to FEAC will be paid by FEIM out of its investment advisory fee rather than paid separately by the Company. Base management fees and incentive fees will begin to accrue upon Commencement of Operations.

Base Management Fee

The management fee will be calculated at an annual rate of 1.25% of the value of the Company’s net assets as of the beginning of the first calendar day of the applicable month. For services rendered under the Advisory Agreement, the management fee will be payable monthly in arrears. Management fees that are payable under the Advisory Agreement for any partial period will be appropriately prorated.

For these purposes, “net assets” means the Company’s total assets less liabilities determined on a consolidated basis in accordance with generally accepted accounting principles in the United States (“GAAP”). For the first calendar month in which the Company has operations, net assets will be measured as the beginning net assets as of the Initial Closing.

Incentive Fees

The incentive fee will consist of two components that are independent of each other, with the result that one component may be payable even if the other is not. A portion of the incentive fee is based on a percentage of income and a portion is based on a percentage of capital gains, each as described below:

(i) Incentive Fee Based on Income

The portion based on our income is based on Pre-Incentive Fee Net Investment Income Returns.

“Pre-Incentive Fee Net Investment Income Returns” means, as the context requires, either the dollar value of, or percentage rate of return on the value of our net assets at the end of the immediate preceding quarter from, interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that we receive from portfolio companies) accrued during the calendar quarter, minus our operating expenses accrued for the quarter (including the management fee, expenses payable under the Administration Agreement entered into between us and the Administrator, and any interest expense or fees on any credit facilities or outstanding debt and dividends paid on any issued and outstanding preferred shares, but excluding the incentive fee and any shareholder servicing and/or distribution fees).

Pre-Incentive Fee Net Investment Income Returns include, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with PIK interest and zero coupon securities), accrued income that the Company has not yet received in cash. Pre-Incentive Fee Net Investment Income Returns do not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. The impact of expense support payments and recoupments are also excluded from Pre-Incentive Fee Net Investment Income Returns.

Pre-Incentive Fee Net Investment Income Returns, expressed as a rate of return on the value of our net assets at the end of the immediate preceding quarter, is compared to a “hurdle rate” of return of 1.25% per quarter (5.0% annualized).

The Company will pay the Adviser an incentive fee quarterly in arrears with respect to our Pre-Incentive Fee Net Investment Income Returns in each calendar quarter as follows:

•

No incentive fee based on Pre-Incentive Fee Net Investment Income Returns in any calendar quarter in which our Pre-Incentive Fee Net Investment Income Returns do not exceed the hurdle rate of 1.25% per quarter (5.0% annualized);

•

100% of the dollar amount of our Pre-Incentive Fee Net Investment Income Returns with respect to that portion of such Pre-Incentive Fee Net Investment Income Returns, if any, that exceeds the hurdle rate but is less than a rate of return of 1.43% (5.72% annualized). The Company refers to this portion of our Pre-Incentive Fee Net Investment Income Returns (which exceeds the hurdle rate but is less than 1.43%) as the “catch-up”. The “catch-up” is meant to provide the Adviser with approximately 12.5% of our Pre-Incentive Fee Net Investment Income Returns as if a hurdle rate did not apply if this net investment income exceeds 1.43% in any calendar quarter; and

•

12.5% of the dollar amount of our Pre-Incentive Fee Net Investment Income Returns, if any, that exceed a rate of return of 1.43% (5.72% annualized). This reflects that once the hurdle rate is reached and the catch-up is achieved, 12.5% of all Pre-Incentive Fee Net Investment Income Returns thereafter are payable to the Adviser.

(ii) Incentive Fee on Capital Gains

The second component of the incentive fee, the capital gains incentive fee, is payable at the end of each calendar year in arrears. The amount payable equals 12.5% of cumulative realized capital gains from inception through the end of such calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid incentive fee on capital gains as calculated in accordance with GAAP.

Fee Waiver

For the six months following the Commencement of Operations, the Advisers have agreed to waive all management fees (including incentive fees) and subadvisory fees payable to them under the Advisory Agreement and Subadvisory Agreement (the “Advisory Fee Waiver”). The Advisory Fee Waiver is not revocable during its term and amounts waived pursuant to the Advisory Fee Waiver will not be subject to any right of future recoupment in favor of FEIM and FEAC.

Administration Agreement

The Company has also entered into an Administration Agreement with FEAC (the “Administrator”). Under the Administration Agreement, the Administrator performs, or oversees the performance of administrative services necessary for the operation of the Company, which include, among other things, being responsible for the financial records which the Company is required to maintain and preparing reports to the Company’s shareholders and reports filed with the SEC. In addition, the Administrator assists in determining and publishing the Company’s NAV, oversees the preparation and filing of the Company’s tax returns, oversees the printing and dissemination of reports to the Company’s shareholders, and generally oversees the payment of the Company’s expenses and the performance of administrative and professional services rendered to the Company by others. The Company will reimburse the Administrator for its allocable portion of the costs and expenses incurred by the Administrator for overhead in performance by the Administrator of its duties under the Administration Agreement and the Subadvisory Agreement, including facilities, office equipment, technology costs and the Company’s allocable portion of cost of compensation and related expenses of the Company’s Chief Financial Officer and Chief Compliance Officer and their respective staffs, which may include personnel at FEIM or FEAC, as well as any costs and expenses incurred by the Administrator relating to any administrative or operating services provided by the Administrator to the Company. The Company’s Board reviews the allocation methodologies with respect to such expenses. Under the Administration Agreement, non-investment professionals of the Administrator may provide, on behalf of the Company, managerial assistance to those portfolio companies to which the Company is required to provide such assistance. To the extent that the Company’s Administrator outsources any of its functions, the Company pays the fees associated with such functions on a direct basis without profit to the Administrator.

Note 4. Share Repurchase Program

At the discretion of the Board, the Company has implemented a share repurchase program in which it intends to offer to repurchase, in each quarter, up to 5% of its Common Shares outstanding (either by number of shares or aggregate NAV) as of the close of the previous calendar quarter. The Board may amend or suspend the share repurchase program if in its reasonable judgment it deems such action to be in the Company’s best interest and the best interest of its shareholders. As a result, share repurchases may not be available each quarter, such as when a repurchase offer would place an undue burden on its liquidity, adversely affect its operations or risk having an adverse impact on the Company that would outweigh the benefit of the repurchase offer. The Company intends to conduct such repurchase offers in accordance with the requirements of Rule 13e-4 promulgated under the Securities Exchange Act of 1934 and the 1940 Act. All Common Shares purchased by us pursuant to the terms of each tender offer will be retired and thereafter will be authorized and unissued Common Shares.

Under the Company’s share repurchase program, to the extent it offers to repurchase Common Shares in any particular quarter, it expects to repurchase Common Shares pursuant to quarterly tender offers (such date of the offer, the “Repurchase Date”) using a purchase price equal to the NAV per share as of the last calendar day of the applicable quarter, except that Common Shares that have not been outstanding for at least one year will be repurchased at 98% of such NAV (an “Early Repurchase Deduction”). The one-year holding period is measured as of the subscription closing date immediately following the prospective repurchase date. The Early Repurchase Deduction will be retained by the Company for the benefit of remaining shareholders.

Note 5. Commitments and Contingencies

The Adviser and Subadviser have agreed to bear all of the Company’s expenses, including organization and offering expenses, through the Commencement of Operations. The Company will be obligated to reimburse the Adviser and Subadviser for such advanced expenses upon the issuance of shares to investors following the first capital call. The total expenses incurred through April 30, 2023 were $1,412,227, composed of $1,381,669 in organization and offering costs, $27,083 in board of trustee fees, and $3,475 in other general and administrative expenses.

Note 6. Net Assets

In connection with its formation, the Company has the authority to issue an unlimited number of common shares of beneficial interest at $0.001 per share par value. On April 28, 2023, the Adviser purchased 4,000 common shares of beneficial interest at $25.00 per share.

Note 7. Subsequent Events

The Company’s management evaluated subsequent events through May 31, 2023, the date that the statement of assets and liabilities was available to be issued. There have been no subsequent events that occurred during such period that would require disclosure in, or would be required to be recognized in, the financial statement as of April 30, 2023.